Exhibit 10.2

MASTER LEASE

i

8.2	Compliance with Legal and Insurance Requirements, etc	34
8.3	Zoning and Uses	35
8.4	Compliance with Ground Lease	35
ARTICLE IX		38
9.1	Maintenance and Repair	38
9.2	Encroachments, Restrictions, Mineral Leases, etc	39
ARTICLE X		40
10.1	Construction of Capital Improvements to the Leased Property	40
10.2	Construction Requirements for All Capital Improvements	41
10.3	Landlord's Right of First Offer to Fund	42
ARTICLE XI		44
11.1	Liens	44
ARTICLE XII		47
12.1	Permitted Contests	47
ARTICLE XIII		48
13.1	General Insurance Requirements	48
13.2	Maximum Foreseeable Loss	50
13.3	Additional Insurance	50
13.4	Waiver of Subrogation	50
13.5	Policy Requirements	50
13.6	Increase in Limits	51
13.7	Blanket Policy	51
13.8	No Separate Insurance	51
ARTICLE XIV		52
14.1	Property Insurance Proceeds	52
14.2	Tenant's Obligations Following Casualty	53
14.3	No Abatement of Rent	53
14.4	Waiver	54
14.5	Intentionally Omitted	54
14.6	Termination of Master Lease; Abatement of Rent	54
ARTICLE XV		55
15.1	Condemnation	55

15.2	Award Distribution	56
15.3	Temporary Taking	56
15.4	Intentionally Omitted	56
15.5	Termination of Master Lease; Abatement of Rent	56
ARTICLE XVI		56
16.1	Events of Default	56
16.2	Certain Remedies	60
16.3	Damages	60
16.4	Receiver	61
16.5	Waiver	61
16.3	Application of Funds	62
ARTICLE XVII		62
17.1	Permitted Leasehold Mortgagees	62
17.2	Landlord's Right to Cure Tenant's Default	69
17.3	Landlord's Right to Cure Debt Agreement	69
ARTICLE XVIII		70
18.1	Sale of the Leased Property	70
ARTICLE XIX		71
19.1	Holding Over	71
ARTICLE XX		71
20.1	Risk of Loss	71
ARTICLE XXI		71
21.1	General Information	71
ARTICLE XXII		72
22.1	Subletting and Assignment	72
22.2	Permitted Assignments	72
22.3	Permitted Sublease Agreements	75
22.4	Required Assignment and Subletting Provisions	76
22.5	Costs	77
22.6	No Release of Tenant's Obligations; Exception	77
ARTICLE XXIII		77
23.1	Officer's Certificates and Financial Statements	77

23.2	Confidentiality; Public Offering Information	80
23.3	Financial Covenants	82
23.4	Landlord Obligations	82
ARTICLE XXIV		83
24.1	Landlord's Right to Inspect	83
ARTICLE XXV		83
25.1	No Waiver	83
ARTICLE XXVI		83
26.1	Remedies Cumulative	83
ARTICLE XXVII		84
27.1	Acceptance of Surrender	84
ARTICLE XXIII		84
28.1	No Merger	84
ARTICLE XXIX		84
29.1	Conveyance by Landlord	84
ARTICLE XXX		84
30.1	Quiet Enjoyment	84
30.2	Lessor Liens	84
ARTICLE XXXI		85
31.1	Landlord's Financing	85
31.2	Attornment	86
31.3	Compliance with Facility Mortgage Documents	86
ARTICLE XXXII		89
32.1	Hazardous Substances	89
32.2	Notices	89
32.3	Remediation	89
32.4	Indemnity	89
32.5	Environmental Inspections	90
ARTICLE XXXIII		91
33.1	Memorandum of Lease	91
33.2	Tenant Financing	91
ARTICLE XXXIV		91

34.1	Expert Valuation Process	91
ARTICLE XXXV		93
35.1	Notices	93
35.2	Deemed Approval Period with respect to certain Items Requiring Consent	94
ARTICLE XXXVI		95
36.1	Transfer of Tenant's Property and Operational Control of the Facilities	95
36.2	Determination of Successor Lessee and Gaming Assets FMV	95
36.3	Operation Transfer	97
ARTICLE XXXVII		97
37.1	Attorney's Fees	97
ARTICLE XXXVIII		98
38.1	Brokers	98
ARTICLE XXXIX		98
39.1	Anti-Terrorism Representations	98
ARTICLE XL		98
40.1	[Intentionally Omitted]	98
ARTICLE XLI		99
41.1	Survival	99
41.2	Severability	99
41.3	Non-Recourse	99
41.4	Successors and Assigns	99
41.5	Governing Law	99
41.6	Waiver of Trial by Jury	99
41.7	Entire Agreement	100
41.8	Headings	100
41.9	Counterparts	100
41.10	Interpretation	100
41.11	Time of Essence	100
41.12	Further Assurances	101
41.13	Gaming Regulations	101

v

EXHIBIT A – LIST OF FACILITIES

EXHIBIT B – LEGAL DESCRIPTIONS

EXHIBIT C – GAMING LICENSES

EXHIBIT D – FORM OF GUARANTY

EXHIBIT E – FORM OF NONDISTURBANCE AND ATTORNMENT AGREEMENT

EXHIBIT F – FORM OF SUBORDINATION, NONDISTURBANCE AND ATTORNMENT AGREEMENT

SCHEDULE A – DISCLOSURE ITEMS

SCHEDULE B – BASE YEAR NET REVENUE

SCHEDULE C – REVENUE GENERATING SPACES

SCHEDULE D – PROPERTY AGREEMENTS

SCHEDULE 1.1 – EXCLUSIONS FROM LEASED PROPERTY

SCHEDULE 6.3 – GUARANTORS UNDER THE MASTER LEASE

MASTER LEASE

This MASTER LEASE (this “Master Lease”) is entered into as of  October 15, 2018, by and between BOYD (OHIO) PROPCO, LLC, a Delaware limited liability company (together with its permitted successors and assigns, “Landlord”), and PNK (OHIO), LLC, an Ohio limited liability company (together with its permitted successors and assigns, “Tenant”).

RECITALS

A. .Capitalized terms used in this Lease and not otherwise defined herein are defined in Article II hereof.

B. .Pursuant to that certain Membership Interest Purchase Agreement, dated as of December 17, 2017, Tenant is acquiring the outstanding membership interests of PNK (Ohio), LLC, a limited liability company organized under the laws of the state of Ohio (the “Belterra Park LLC” or the “Company”).

C. .Landlord has acquired ownership interests in the real estate of the casino and racetrack located in Cincinnati, Ohio commonly known as Belterra Park (“Belterra Park”). As of the date hereof, this Lease covers Belterra Park, which is more particularly described on Exhibit A attached hereto, and which are hereinafter referred to as, individually, a “Facility” and collectively with any other facilities hereafter leased hereunder, the “Facilities”.

D. .Concurrently herewith, effective immediately upon Tenant’s acquisition of the Company pursuant to the Membership Interest Purchase Agreement described above, Landlord desires to lease the Leased Property to Tenant and Tenant desires to lease the Leased Property from Landlord, upon the terms set forth in this Master Lease.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

1.1 Leased Property. Upon and subject to the terms and conditions hereinafter set forth, Landlord leases to Tenant and Tenant leases from Landlord all of Landlord’s rights and interest in and to the following with respect to each of the Facilities (collectively, the “Leased Property”):

(a) the real property or properties described in Exhibit B attached hereto (collectively, the “Land”);

(b) all buildings, structures, barges, riverboats, Fixtures (as hereinafter defined) and other improvements of every kind now or hereafter located on the Land or connected thereto including, but not limited to, alleyways and connecting tunnels, sidewalks, utility pipes, conduits and lines (on-site and off-site to the extent Landlord has obtained any interest in the same), parking areas and roadways appurtenant to such buildings and structures of each such Facility (collectively, the “Leased Improvements”);

(c) all easements, rights and appurtenances relating to the Land and the Leased Improvements; and

(d) all equipment, machinery, fixtures, and other items of property, including all components thereof, that (i) are now or hereafter located in, on or used in connection with and permanently affixed to or otherwise incorporated into the Leased Improvements and (ii) qualify as Long-Lived Assets, together with all replacements, modifications, alterations and additions thereto (collectively, the “Fixtures”).

The Leased Property is leased subject to all covenants, conditions, restrictions, easements and other matters affecting the Leased Property as of the Commencement Date and such subsequent covenants, conditions, restrictions, easements and other matters as may be agreed to by Landlord or Tenant in accordance with the terms of this Master Lease, whether or not of record, including any matters which would be disclosed by an inspection or accurate survey of the Leased Property. Notwithstanding the foregoing, Leased Property shall exclude those items referenced on Schedule 1.1.

1.2 Single, Indivisible Lease. This Master Lease constitutes one indivisible lease of the Leased Property and not separate leases governed by similar terms. The Leased Property constitutes one economic unit, and the Rent and all other provisions have been negotiated and agreed to based on a demise of all of the Leased Property to Tenant as a single, composite, inseparable transaction and would have been substantially different had separate leases or a divisible lease been intended. Except as expressly provided in this Master Lease for specific, isolated purposes (and then only to the extent expressly otherwise stated), all provisions of this Master Lease apply equally and uniformly to all of the Leased Property as one unit. An Event of Default with respect to any portion of the Leased Property is an Event of Default as to all of the Leased Property. The parties intend that the provisions of this Master Lease shall at all times be construed, interpreted and applied so as to carry out their mutual objective to create an indivisible lease of all of the Leased Property and, in particular but without limitation, that, for purposes of any assumption, rejection or assignment of this Master Lease under 11 U.S.C. Section 365, or any successor or replacement thereof or any analogous state law, this is one indivisible and non-severable lease and executory contract dealing with one legal and economic unit and that this Master Lease must be assumed, rejected or assigned as a whole with respect to all (and only as to all) of the Leased Property. With the prior written consent of any Facility Mortgagee, which may be withheld in such Facility Mortgagee’s sole discretion, the parties may amend this Master Lease from time to time to include one or more additional Facilities as part of the Leased Property and such future addition to the Leased Property shall not in any way change the indivisible and nonseverable nature of this Master Lease and all of the foregoing provisions shall continue to apply in full force.

1.3 Term. The “Term” of this Master Lease is the Initial Term plus all Renewal Terms, to the extent exercised. The initial term of this Master Lease (the “Initial Term”) shall commence on the date hereof (the “Commencement Date”) and end on April 30, 2026, subject to renewal as set forth in Section 1.4 below.

1.4 Renewal Terms. The term of this Master Lease may be extended for five (5) separate “Renewal Terms” of five (5) years each if: (a) at least twelve (12), but not more than eighteen (18), months prior to the end of the then current Term, Tenant delivers to Landlord a Notice that it desires to exercise its right to extend this Master Lease for one (1) Renewal Term (a “Renewal Notice”); and (b) no Event of Default shall have occurred and be continuing on the date Landlord receives the Renewal Notice (the “Exercise Date”) or on the last day of the then current Term. The last day upon which Tenant may provide a Renewal Notice to Landlord hereunder (i.e. the date that is twelve (12) months prior the expiration of the then current Term) is hereinafter referred to as the “Outside Renewal Exercise Date”). During any such Renewal Term, except as otherwise specifically provided for herein, all of the terms and conditions of this Master Lease shall remain in full force and effect.

Notwithstanding anything contained herein to the contrary, Landlord acknowledges and agrees that (a) in the event that the Tenant is not permitted to exercise a Renewal Option due to the fact that an Event of Default shall have occurred and be continuing on the Exercise Date and (b) a Permitted Leasehold Mortgagee has elected to cure such Event of Default as effected by a timely given Lender Cure Election Notice, in accordance with Section 17.3(c), then Permitted Leasehold Mortgagee shall be permitted to timely issue to Landlord, on Tenant’s behalf, a Renewal Notice under this Section 1.4; provided however that the time within which Permitted Leasehold Mortgagee shall be required to issue a Renewal Notice to Landlord pursuant to this Section 1.4 shall be tolled (for a period not to exceed six (6) months from the Outside Renewal Exercise Date) during any period in which its ability to issue such Renewal Notice is stayed, enjoined or otherwise prohibited by operation of any applicable Legal Requirement or an order of a court of competent jurisdiction so long as Tenant and such Permitted Leasehold Mortgagee continue to fulfill the requirements of this Lease, including, without limitation, the continued cure of such Event of Default and the payment of all Rent and Additional Charges. Further, if a Renewal Notice is properly and timely given (whether by Tenant or a Permitted Leasehold Mortgagee), then the condition to the effectiveness of the Renewal Notice that there is no Event of Default on the last day of the then current Term, shall not be applicable if (i) the Event of Default at issue is a non-monetary Event of Default (it being understood that the effectiveness of any Renewal Notice shall be expressly conditioned on the cure of all monetary Events of Default prior to the commencement of the Renewal Term) and (ii) on or prior to the pertinent date such Permitted Leasehold Mortgagee has commenced, or caused to be commenced, the cure of such non-monetary Event of Default in accordance with Section 17.3(c). Tenant hereby acknowledges and agrees that it shall remain bound by any Renewal Notice issued by a Permitted Leasehold Mortgagee in accordance with this grammatical paragraph of Section 1.4 and in such case this Master Lease shall remain in full force and effect and be valid and binding upon Tenant for the applicable Renewal Term.

Tenant may exercise such options to renew with respect to all (and no fewer than all) of the Facilities which are subject to this Master Lease as of the Exercise Date.

ARTICLE II

2.1 Definitions. For all purposes of this Master Lease, except as otherwise expressly provided or unless the context otherwise requires, (i) the terms defined in this Article II have the meanings assigned to them in this Article and include the plural as well as the singular; all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with GAAP; (ii) all references in this Master Lease to designated “Articles,” “Sections” and other subdivisions are to the designated Articles, Sections and other subdivisions of this Master Lease; (iii) the word “including” shall have the same meaning as the phrase “including, without limitation,” and other similar phrases; (iv) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Master Lease as a whole and not to any particular Article, Section or other subdivision; and (v) for the calculation of any financial ratios or tests referenced in this Master Lease (including the Adjusted Revenue to Rent Ratio and the Indebtedness to EBITDA Ratio), this Master Lease, regardless of its treatment under GAAP, shall be deemed to be an operating lease and the Rent payable hereunder shall be treated as an operating expense and shall not constitute Indebtedness or interest expense.

AAA: As defined in Section 34.1(b).

Accounts: All accounts, including deposit accounts and any Facility Mortgage Reserve Account (to the extent actually funded by Tenant), all rents, profits, income, revenues or rights to payment or reimbursement derived from the use of any space within the Leased Property and/or from goods sold or leased or services rendered from the Leased Property (including, without limitation, from goods sold or leased or services rendered from the Leased Property by any subtenant) and all accounts receivable, in each case whether or not evidenced by a contract, document, instrument or chattel paper and whether or not earned by performance, including without limitation, the right to payment of management fees and all proceeds of the foregoing.

Additional Charges: All Impositions and all other amounts, liabilities and obligations which Tenant assumes or agrees to pay under this Master Lease and, in the event of any failure on the part of Tenant to pay any of those items, except where such failure is due to the acts or omissions of Landlord, every fine, penalty, interest and cost which may be added for non-payment or late payment of such items.

Adjusted Revenue: For any Test Period, Net Revenue (i) minus expenses other than Specified Expenses and (ii) plus Specified Proceeds, if any; provided, however, that for purposes of calculating Adjusted Revenue, Net Revenue shall not include Gaming Revenues, Retail Sales or Promotional Allowances of any subtenants of Tenant or any deemed payments under subleases of this Master Lease, licenses or other access rights from Tenant to its operating subsidiaries. Adjusted Revenue shall be calculated on a pro forma basis to give effect to any increase or decrease in Rent as a result of the addition or removal of Leased Property to this Master Lease since the beginning of any Test Period of Tenant as if each such increase or decrease had been effected on the first day of such Test Period.

Adjusted Revenue to Rent Ratio: As at any date of determination, the ratio for any period of Adjusted Revenue to Rent. For purposes of calculating the Adjusted Revenue to Rent Ratio, Adjusted Revenue shall be calculated on a pro forma basis (and shall be calculated to give effect to (x) pro forma adjustments reasonably contemplated by Tenant and (y) such other pro forma adjustments consistent with Regulation S-X under the Securities Act) to give effect to any material acquisitions and material asset sales consummated by the Tenant or any Guarantor during any Test Period of Tenant as if each such material acquisition had been effected on the first day of such Test Period and as if each such material asset sale had been consummated on the day prior to the first day of such Test Period. In addition, (i) Adjusted Revenue and Rent shall be calculated on a pro forma basis to give effect to any increase or decrease in Rent as a result of the addition or removal of Leased Property to this Master Lease during any Test Period as if such increase or decrease had been effected on the first day of such Test Period and (ii) in the event Rent is to be increased in connection with the addition or inclusion of a Long-Lived Asset that is projected to increase Adjusted Revenue, such Rent increase shall not be taken into account in calculating the Adjusted Revenue to Rent Ratio until the first full fiscal quarter following the completion of the installation or construction of such Long-Lived Assets.

Affected Facility: As defined in Section 7.3(a).

Affiliate: When used with respect to any corporation, limited liability company, or partnership, the term “Affiliate” shall mean any person which, directly or indirectly, controls or is controlled by or is under common control with such corporation, limited liability company or partnership. For the purposes of this definition, “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, through the ownership of voting securities, partnership interests or other equity interests.

Appointing Authority: As defined in Section 34.1(b).

Award: All compensation, sums or anything of value awarded, paid or received on a total or partial Taking.

Base Rent: The sum of (i) the Building Base Rent, and (ii) the Land Base Rent.

Base Year Net Revenue: The amounts set forth on Schedule B for the Facilities.

Belterra Park: As defined in Recital D.

Boyd Family Group: (A) William S. Boyd, William R. Boyd, Marianne Boyd Johnson and members of the immediate family of William S. Boyd, William R. Boyd or Marianne Boyd Johnson, (B) any trust of which William S. Boyd, William R. Boyd or Marianne Boyd Johnson or members of the immediate family of William S. Boyd, William R. Boyd or Marianne Boyd Johnson are the principal beneficiaries, or (C) any Affiliate of any one or more of the Persons described in clause (A) or clause (B) above if, and so long as, a majority of the shares or other equity interests in such Affiliate are owned by one or more of such Persons. The term “immediate family member” includes a person's father, mother, stepfather, stepmother, brother, sister, stepbrother, stepsister, son, daughter, stepson, stepdaughter, grandparent, grandson, granddaughter, father-in-law, mother-in-law, brother-in-law, sister-in-law, son-in-law, daughter-in-law, the spouse of any of the foregoing, and the person's spouse.

Building Base Rent:

(A) During the Initial Term, an annual amount equal to two million, six hundred twenty-one thousand, three hundred fifty-three Dollars ($2,621,353.00); provided, however, that commencing with the second (2nd) Lease Year and continuing each Lease Year thereafter during the Initial Term, the Building Base Rent shall increase to an annual amount equal to the sum of (i) the Building Base Rent for the immediately preceding Lease Year, and (ii) the Escalation.

(B) The Building Base Rent for the first year of each Renewal Term shall be an annual amount equal to the sum of (i) the Building Base Rent for the immediately preceding Lease Year, and (ii) the Escalation. Commencing with the second (2nd) Lease Year of any Renewal Term and continuing each Lease Year thereafter during such Renewal Term, the Building Base Rent shall increase to an annual amount equal to the sum of (i) the Building Base Rent for the immediately preceding Lease Year, and (ii) the Escalation.

(C) As applicable during the Term, Building Base Rent shall be increased pursuant to Section 10.3(c) in respect of Capital Improvements funded by Landlord (which increases shall, in each case, be subject to the Escalations provided in the foregoing clauses (A) and (B)).

Building Base Rent shall be subject to further adjustment as and to the extent provided in Section 14.6.

Business Day: Each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which national banks in the City of New York, New York or Las Vegas, Nevada are authorized, or obligated, by law or executive order, to close.

Capital Improvements: With respect to any Facility, any improvements or alterations or modifications of the Leased Improvements, including without limitation capital improvements and structural alterations, modifications or improvements, or one or more additional structures annexed to any portion of any of the Leased Improvements of such Facility, or the expansion of existing improvements, which are constructed on any parcel or portion of the Land of such Facility, during the Term, including construction of a new wing or new story, all of which shall constitute a portion of the Leased Improvements and Leased Property hereunder in accordance with Section 10.3. [Notwithstanding the foregoing, for purposes of Article X only, “Capital Improvements” shall not include any improvements or alterations or modifications of the Leased Improvements or any expansion of the existing improvements if such (i) commenced prior to the Term, and costs less than Fifteen Million Dollars ($15,000,000) on an individual project basis, it being agreed, for the avoidance of doubt, such improvements or alterations or modifications of the Leased Improvements or any expansion of the existing improvements shall be deemed part of the Leased Property and the Facilities for all purposes hereunder.]

Cash: Cash and cash equivalents and all instruments evidencing the same or any right thereto and all proceeds thereof.

Casualty Event: Any loss of title or any loss of or damage to or destruction of, or any condemnation or other taking (including by any governmental authority) of, any asset for which Tenant or any of its Subsidiaries (directly or through Tenant’s Parent) receives cash insurance proceeds or proceeds of a condemnation award or other similar compensation (excluding proceeds of business interruption insurance). “Casualty Event” shall include, but not be limited to, any taking of all or any part of any real property of Tenant or any of its Subsidiaries or any part thereof, in or by condemnation or other eminent domain proceedings pursuant to any applicable law, or by reason of the temporary requisition of the use or occupancy of all or any part of any real property of Tenant or any of its Subsidiaries or any part thereof by any governmental authority, civil or military.

Change in Control: (i) Any Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, as amended from time to time, and any successor statute), other than a Boyd Family Group, (a) shall have acquired direct or indirect beneficial ownership or control of fifty percent (50%) or more on a fully diluted basis of the direct or indirect voting power in the Equity Interests of Tenant’s Parent entitled to vote in an election of directors of Tenant’s Parent, or (b) shall have caused the election of a majority of the members of the board of directors or equivalent body of Tenant’s Parent, which such members have not been nominated by a majority of the members of the board of directors or equivalent body of Tenant’s Parent as such were constituted immediately prior to such election, (ii) except as permitted or required hereunder, the direct or indirect sale by Tenant or Tenant’s Parent of all or substantially all of Tenant’s assets, whether held directly or through Subsidiaries, relating to the Facilities in one transaction or in a series of related transactions (excluding sales to Tenant or its Subsidiaries), or (iii) (a) Tenant ceasing to be a wholly-owned Subsidiary (directly or indirectly) of Tenant’s Parent or (b) Tenant’s Parent ceasing to control one hundred percent (100%) of the voting power in the Equity Interests of Tenant or (iv) Tenant’s Parent consolidates with, or merges with or into, any Person (other than a Person that is a Boyd Family Group if Tenant’s Parent is the surviving entity), or any Person (other than a Person that is a Boyd Family Group if Tenant’s Parent is the surviving entity) consolidates with, or merges with or into, Tenant’s Parent, in any such event pursuant to a transaction in which any of the outstanding Equity Interests of Tenant’s Parent ordinarily entitled to vote in an election of directors of Tenant’s Parent or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the Equity Interests of Tenant’s Parent ordinarily entitled to vote in an election of directors of Tenant’s Parent outstanding immediately prior to such transaction constitute or are converted into or exchanged into or exchanged for a majority (determined by voting power in an election of directors) of the outstanding Equity Interests ordinarily entitled to vote in an election of directors of such surviving or transferee Person (immediately after giving effect to such transaction).

Code: The Internal Revenue Code of 1986 and, to the extent applicable, the Treasury Regulations promulgated thereunder, each as amended from time to time.

Commencement Date: As defined in Section 1.3.

Competing Facility: As defined in Section 7.3(e).

Competing Facility Floor: As defined in Section 7.3(e).

Condemnation: The exercise of any governmental power, whether by legal proceedings or otherwise, by a Condemnor or a voluntary sale or transfer by Landlord to any Condemnor, either under threat of condemnation or while legal proceedings for condemnation are pending.

Condemnor: Any public or quasi-public authority, or private corporation or individual, having the power of Condemnation.

Confidential Information: Any and all financial, technical, proprietary, confidential, and other information, including data, reports, interpretations, forecasts, analyses, compilations, studies, summaries, extracts, records, know-how, statements (written or oral) or other documents of any kind, that contain information concerning the business and affairs of a party or its affiliates, divisions and subsidiaries, which such party or its Related Persons provide to the other party or its Related Persons, whether furnished before or after the date of this Master Lease, and regardless of the manner in which it was furnished, and any material prepared by a party or its Related Persons, in whatever form maintained, containing, reflecting or based upon, in whole or in part, any such information; provided, however, that "Confidential Information" shall not include information which: (i) was or becomes generally available to the public other than as a result of a disclosure by the other party or its Related Persons in breach of this Master Lease; (ii) was or becomes available to the other party or its Related Persons on a non-confidential basis prior to its disclosure hereunder as evidenced by the written records of the other party or its Related Persons, provided that the source of the information is not bound by a confidentiality agreement or otherwise prohibited from transmitting such information by a contractual, legal or fiduciary duty; or (iii) was independently developed by the other party without the use of any Confidential Information, as evidenced by the written records of the other party.

Consolidated Interest Expense: For any period, interest expense of Tenant and its Subsidiaries that are Guarantors for such period as determined on a consolidated basis for Tenant and its Subsidiaries that are Guarantors in accordance with GAAP.

CPI: The United States Department of Labor, Bureau of Labor Statistics Revised Consumer Price Index for All Urban Consumers (1982-84=100), U.S. City Average, All Items, or, if that index is not available at the time in question, the index designated by such Department as the successor to such index, and if there is no index so designated, an index for an area in the United States that most closely corresponds to the entire United States, published by such Department, or if none, by any other instrumentality of the United States.

CPI Increase: The product of (i) the CPI published for the beginning of each Lease Year, divided by (ii) the CPI published for the beginning of the first Lease Year. If the product is less than one, the CPI Increase shall be equal to one.

CPR Institute: As defined in Section 34.1(b).

Date of Taking: The date the Condemnor has the right to possession of the property being condemned.

Debt Agreement: If designated by Tenant to Landlord in writing to be included in the definition of “Debt Agreement,” one or more (A) debt facilities or commercial paper facilities, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables) or letters of credit, (B) debt securities, indentures or other forms of debt financing (including convertible or exchangeable debt instruments or bank guarantees or bankers’ acceptances), or (C) instruments or agreements evidencing any other indebtedness, in each case, with the same or different borrowers or issuers and, in each case, (i) entered into from time to time by Tenant and/or its Affiliates, (ii) as amended, supplemented, modified, extended, restructured, renewed, refinanced, restated, replaced or refunded in whole or in part from time to time, (iii) which are secured by assets of Tenant and its Subsidiaries, including, but not limited to, their Cash, Accounts, Tenant’s Property, real property and leasehold estates in real property (including this Master Lease), and (iv) which shall provide Landlord, in accordance with Section 17.3 hereof, the right to receive copies of notices of Specified Debt Agreement Defaults thereunder and opportunity to cure any breaches or defaults by Tenant thereunder within the cure period, if any, that exists under such Debt Agreement.

Deemed Approval Period: As defined in Section 35.2.

Dollars and $: The lawful money of the United States.

Discretionary Transferee: A transferee that meets all of the following requirements: (a) such transferee has (1) at least five (5) years of experience (directly or through one or more of its Subsidiaries) operating or managing casinos with revenues in the immediately preceding fiscal year of at least Seven Hundred Fifty Million Dollars ($750,000,000) (or retains a manager with such qualifications, which manager shall not be replaced other than in accordance with Article XXII hereof) that is not in the business, and that does not have an Affiliate in the business, of leasing properties to gaming operators, or (2) agreement(s) in place in a form reasonably satisfactory to Landlord to retain for a period of eighteen (18) months (or more) after the effective time of the transfer at least (i) eighty percent (80%) of Tenant and its Subsidiaries’ personnel employed at the Facilities who have employment contracts as of the date of the relevant agreement to transfer and (ii) seventy percent (70%) of Tenant’s and Tenant’s Parent’s ten most highly compensated corporate employees as of the date of the relevant agreement to transfer based on total compensation determined in accordance with Item 402 of Regulation S-K of the Securities and Exchange Act of 1934, as amended; (b) such transferee (directly or through one or more of its Subsidiaries) is licensed or certified by each gaming authority with jurisdiction over any portion of the Leased Property as of the date of any proposed assignment or transfer to such entity (or will be so licensed upon its assumption of this Master Lease); (c) such transferee is Solvent, and, other than in the case of a Permitted Leasehold Mortgagee Foreclosing Party, if such transferee has a Parent Company, the Parent Company of such transferee is Solvent, and (d) (i) other than in the case of a Permitted Leasehold Mortgagee Foreclosing Party, (x) the Parent Company of such transferee or, if such transferee does not have a Parent Company, such transferee, has sufficient assets so that, after giving effect to its assumption of Tenant’s obligations hereunder or the applicable assignment (including pursuant to a Change in Control under Section 22.2(iii)(x) or Section 22.2(iii)(y)), its Indebtedness to EBITDA Ratio on a consolidated basis in accordance with GAAP is less than 8:1 on a pro forma basis based on projected earnings and after giving effect to the proposed transaction or (y) an entity that has an investment grade credit rating from a nationally recognized rating agency with respect to such entity’s long term, unsecured debt has provided a Guaranty, or (ii) in the case of a Permitted Leasehold Mortgagee Foreclosing Party, (x) Tenant has an Indebtedness to EBITDA Ratio of less than 8:1 on a pro forma basis based on projected earnings and after giving effect to the proposed transaction or (y) an entity that has an investment grade credit rating from a nationally recognized rating agency with respect to such entity’s long term, unsecured debt has provided a Guaranty.

EBITDA: For any Test Period, the consolidated net income or loss of the Parent Company of a Discretionary Transferee (or, in the case of (x) a Permitted Leasehold Mortgagee Foreclosing Party, such Permitted Leasehold Mortgagee Foreclosing Party or (y) a Discretionary Transferee that does not have a Parent Company, such Discretionary Transferee) on a consolidated basis for such period, determined in accordance with GAAP, adjusted by excluding (1) income tax expense, (2) consolidated interest expense, (3) depreciation and amortization expense, (4) any nonrecurring, unusual, or extraordinary items of gain, loss, income, cost or expense, including, but not limited to, (a) any gains or losses attributable to the early extinguishment, cancellation or conversion of indebtedness, (b) gains or losses on discontinued operations and asset sales, disposals or abandonments, (c) impairment charges or asset write-offs including, without limitation, those related to goodwill or intangible assets, long-lived assets, and investments in debt and equity securities, in each case, pursuant to GAAP, (5) any non-cash items of expense (other than to the extent such non-cash items of expense require an accrual or reserve for future cash expenses (provided that if such accrual or reserve is for contingent items, the outcome of which is subject to uncertainty, such non-cash items of expense may, at the election of such Person, be added to net income and deducted when and to the extent actually paid in cash)), (6) any Pre-Opening Expenses, (7) [reserved], (8) non-cash valuation adjustments, (9) any expenses related to the repurchase of stock or stock options, (10) expenses related to the grant by such Person or its Parent Company of stock options, restricted stock, or other equivalent or similar instruments, (11) any management fees allocated to such Person or its Subsidiaries in each case that are not directly attributable to the operation of Facilities, and (12) deferred rent; in the case of each of (1) through (12), of such Person and the Subsidiaries of such Person that are Guarantors on a consolidated basis for such period.

Encumbrance: Any mortgage, deed of trust, lien, encumbrance or other matter affecting title to any of the Leased Property, or any portion thereof or interest therein.

End of Term Gaming Asset Transfer Notice: As defined in Section 36.1.

Environmental Costs: As defined in Section 32.4.

Environmental Laws: Any and all federal, state, municipal and local laws, statutes, ordinances, rules, regulations, guidances, policies, orders, decrees or judgments, whether statutory or common law, as amended from time to time, now or hereafter in effect, or promulgated, pertaining to the environment, public health and safety and industrial hygiene, including the use, generation, manufacture, production, storage, release, discharge, disposal, handling, treatment, removal, decontamination, cleanup, transportation or regulation of any Hazardous Substance, including the Industrial Site Recovery Act, the Clean Air Act, the Clean Water Act, the Toxic Substances Control Act, the Comprehensive Environmental Response Compensation and Liability Act, the Resource Conservation and Recovery Act, the Federal Insecticide, Fungicide, Rodenticide Act, the Safe Drinking Water Act and the Occupational Safety and Health Act.

Equity Interests: With respect to any Person, any and all shares, interests, participations or other equivalents, including membership interests (however designated, whether voting or non-voting), of equity of such person, including, if such person is a partnership, partnership interests (whether general or limited) and any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distributions of assets of, such partnership.

Equity Rights: With respect to any Person, any then outstanding subscriptions, options, warrants, commitments, preemptive rights or agreements of any kind (including any stockholders’ or voting trust agreements) for the issuance, sale, registration or voting of any additional Equity Interests of any class, or partnership or other ownership interests of any type in, such person; provided, however, that a debt instrument convertible into or exchangeable or exercisable for any Equity Interests shall not be deemed an Equity Right.

Escalated Building Base Rent: For any Lease Year (other than the first Lease Year), an amount equal to 102% of the Building Base Rent as of the end of the immediately preceding Lease Year.

Escalation: For any Lease Year (other than the first Lease Year), the lesser of (a) an amount equal to the excess of (i) the Escalated Building Base Rent for such Lease Year over (ii) the Building Base Rent for the immediately preceding Lease Year, and (b) an amount (but not less than zero) that adding such amount to the Rent for the immediately preceding Lease Year will have yielded an Adjusted Revenue to Rent Ratio for such preceding Lease Year of 1.8:1.

Event of Default: As defined in Section 16.1.

Excluded Sublease: Any sublease permitted hereunder relating to solely portions of the Leased Property (a) that are within the footprint of a building located on the Leased Property as of the Commencement Date, (b) that are not Revenue Generating Spaces as of the Commencement Date and (c) with respect to which (i) a Person that is not an Affiliate of Tenant is subtenant, and (ii) the premises subleased thereunder will not be used for gaming or lodging purposes.

Exercise Date: As defined in Section 1.4.

Expert: An independent third party professional, with expertise in respect of a matter at issue, appointed by the agreement of Landlord and Tenant or otherwise in accordance with Article XXXIV hereof.

Facilit(y)(ies): As defined in Recital C.

Facility Mortgage: As defined in Section 13.1.

Facility Mortgage Documents: With respect to each Facility Mortgage and Facility Mortgagee, the applicable Facility Mortgage, loan agreement, debt agreement, credit agreement or indenture, lease, note, collateral assignment instruments, guarantees, indemnity agreements and other documents or instruments evidencing, securing or otherwise relating to the loan made, credit extended, or lease or other financing vehicle entered into pursuant thereto.

Facility Mortgage Reserve Account: As defined in Section 31.3(b).

Facility Mortgagee: As defined in Section 13.1.

Financial Statements: In the case of Tenant’s Parent, “Financial Statements” shall mean: (i) for a Fiscal Year, consolidated statements of Tenant’s Parent and its consolidated subsidiaries (as defined by GAAP) of income, stockholders’ equity and comprehensive income and cash flows for such period and for the period from the beginning of the Fiscal Year to the end of such period and the related consolidated balance sheet as at the end of such period, together with the notes thereto, all in reasonable detail and setting forth in comparative form the corresponding figures for the corresponding period in the preceding Fiscal Year (or in the case of the balance sheet, the preceding Fiscal Year end) and prepared in accordance with GAAP and audited by a “big four” or other nationally recognized accounting firm, and (ii) for a fiscal quarter, consolidated statements of Tenant’s Parent’s income, stockholders’ equity and comprehensive income and cash flows for such period and for the period from the beginning of the Fiscal Year to the end of such period and the related consolidated balance sheet as at the end of such period, together with the notes thereto, all in reasonable detail and setting forth in comparative form the corresponding figures for the corresponding period in the preceding Fiscal Year (or in the case of the balance sheet, the preceding Fiscal Year end) and prepared in accordance with GAAP. In the case of Tenant, “Financial Statements” shall mean: (i) for a Fiscal Year, consolidated statements of Tenant and its consolidated subsidiaries (as defined by GAAP) of income for such period and for the period from the beginning of the Fiscal Year to the end of such period and the related consolidated balance sheet as at the end of such period, all in reasonable detail and setting forth in comparative form the corresponding figures for the corresponding period in the preceding Fiscal Year (or in the case of the balance sheet, the preceding Fiscal Year end) and prepared in accordance with GAAP (which, subject to the requirements of Section 23.1(b) may be unaudited and subject to the absence of footnotes), and (ii) for a fiscal quarter, consolidated statements of Tenant’s income for such period and for the period from the beginning of the Fiscal Year to the end of such period and the related consolidated balance sheet as at the end of such period, all in reasonable detail and setting forth in comparative form the corresponding figures for the corresponding period in the preceding Fiscal Year (or in the case of the balance sheet, the preceding Fiscal Year end) and prepared in accordance with GAAP (which shall be unaudited and subject to the absence of footnotes).

Fiscal Year: The annual period commencing January 1 and terminating December 31 of each year.

Fixtures: As defined in Section 1.1(d).

Foreclosure Assignment: As defined in Section 22.2(iii).

Foreclosure COC: As defined in Section 22.2(iii).

Foreclosure Purchaser: As defined in Section 31.1.

Fundamental Representations: Those representations and warranties of Tenant or Tenant’s Parent, as the case may be, set forth in the first sentence of Section 8.1 and in any certification delivered pursuant to Section 23.1(b)(i) or (ii) (but solely to the extent that such certification relates to Tenant’s Parent’s or Tenant’s Financial Statements).

GAAP: Generally accepted accounting principles consistently applied in the United States of America as set forth in the Accounting Standards Codification of the Financial Accounting Standards Board. If at any time there is any change in GAAP after the Commencement Date that would affect the computation of Adjusted Revenues, EBITDA (or the components thereof), Net Revenues and Specified Expenses (or the components thereof), or any financial ratio defined or described herein or the components thereof, as compared to the manner in which such term, ratio or component would have been calculated based on GAAP in effect on the Commencement Date, then, at Tenant’s written request, Tenant and Landlord shall negotiate in good faith to determine whether any amendment with respect to the calculation of the aforementioned items (or the components thereof) is necessary in order to preserve the original intent of the parties hereto on the Commencement Date in light of such change in GAAP (it being understood that Landlord shall have no obligation to enter into any such amendment requested by Tenant hereunder and any failure to do so shall not be deemed a default of Landlord under this Master Lease); provided that, until so amended, (i) such term, ratio or component shall continue to be computed in accordance with GAAP prior to such change therein and (ii) Tenant shall provide to Landlord financial statements and other documents required under this Master Lease or as reasonably requested hereunder setting forth a reconciliation between calculations of such term, ratio or component made before and after giving effect to such change in GAAP.

Gaming Assets FMV: As defined in Section 36.1.

Gaming Facility: A facility at which there are operations of slot machines, table games or pari-mutuel wagering.

Gaming License: Any license, permit, approval, finding of suitability or other authorization issued by a state regulatory agency to operate, carry on or conduct any gambling game, gaming device, slot machine, race book or sports pool on the Leased Property, or required by any Gaming Regulation, including each of the licenses, permits or other authorizations set forth on Exhibit C, as amended from time to time, and those related to any Facilities that are added to this Master Lease after the Commencement Date.

Gaming Regulation(s): Any and all laws, statutes, ordinances, rules, regulations, policies, orders, codes, decrees or judgments, and Gaming License conditions or restrictions, as amended from time to time, now or hereafter in effect or promulgated, pertaining to the operation, control, maintenance or Capital Improvement of a Gaming Facility or the conduct of a person or entity holding a Gaming License, including, without limitation, any requirements imposed by a regulatory agency, commission, board or other governmental body pursuant to the jurisdiction and authority granted to it under applicable law.

Gaming Revenues: As defined in the definition of Net Revenue.

GLPI Facility Mortgage: The Open-Ended Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing, executed and delivered by Landlord, as mortgagor, in favor of GLPI Facility Mortgagee, as mortgagee, as the same may be amended or supplemented from time to time.

GLPI Facility Mortgagee: Gold Merger Sub, LLC

Greenfield Floor: As defined in Section 7.3(a).

Greenfield Project: As defined in Section 7.3(a).

Ground Leased Property: The real property leased pursuant to the Ground Leases.

Ground Leases: Those certain leases with respect to real property that is a portion of the Leased Property, pursuant to which Landlord is a tenant and which leases have either been approved by Tenant or are in existence as of the Commencement Date and listed on Schedule A hereto.

Ground Lessor: As defined in Section 8.4(a).

Guarantor: Any entity that guaranties the payment or collection of all or any portion of the amounts payable by Tenant, or the performance by Tenant of all or any of its obligations, under this Master Lease, including any replacement guarantor consented to by Landlord in connection with the assignment of this Master Lease or a sublease of Leased Property pursuant to Article XXII.

Guaranty: That certain Guaranty of Master Lease dated as of the date hereof, a form of which is attached as Exhibit D hereto, as the same may be amended, supplemented or replaced from time to time, by and between Landlord and certain Subsidiaries of Tenant from time to time party thereto, and any other guaranty in form and substance reasonably satisfactory to the Landlord executed by a Guarantor in favor of Landlord (as the same may be amended, supplemented or replaced from time to time) pursuant to which such Guarantor agrees to guaranty all of the obligations of Tenant hereunder.

Handling: As defined in Section 32.4.

Hazardous Substances: Collectively, any petroleum, petroleum product or by product or any substance, material or waste regulated or listed pursuant to any Environmental Law.

Immaterial Subsidiary Guarantor: Any Subsidiary of Tenant whose assets (i) are not material to the operation of any Facility and (ii) have an aggregate fair market value of less than twenty-five million Dollars ($25.0 million) as of the most recent date on which Financial Statements have been delivered to Landlord pursuant to Section 23.1(b) (which amount shall be subject to Renewal Term Increase on the commencement of each Renewal Term); provided, however, that in no event shall the aggregate fair market value of the assets of all Immaterial Subsidiary Guarantors exceed fifty million Dollars ($50.0 million) as of the most recent date on which Financial Statements have been delivered to Landlord pursuant to Section 23.1(b) (which amount shall be subject to Renewal Term Increase on the commencement of each Renewal Term).

Impartial Appraiser: As defined in Section 13.2.

Impositions: Collectively, ad valorem, sales, use, rent or similar taxes; assessments including assessments for public improvements or benefits, whether or not commenced or completed prior to the Commencement Date and whether or not to be completed within the Term; ground rents (pursuant to the Ground Leases); all obligations of Landlord and its Affiliates under the documents listed on Schedule D hereto; water, sewer and other utility levies and charges; excise tax levies; fees including license, permit, inspection, authorization and similar fees; and all other governmental charges, in each case whether general or special, ordinary or extraordinary, or foreseen or unforeseen, of every character in respect of the Leased Property and/or the Rent and Additional Charges and all interest and penalties thereon attributable to any failure in payment by Tenant (other than failures arising from the acts or omissions of Landlord) which at any time prior to, during or in respect of the Term hereof may be assessed or imposed on or in respect of or be a lien upon (i) Landlord or Landlord’s interest in the Leased Property, (ii) the Leased Property or any part thereof or any rent therefrom or any estate, right, title or interest therein, or (iii) any occupancy, operation, use or possession of, or sales from or activity conducted on or in connection with the Leased Property or the leasing or use of the Leased Property or any part thereof; provided, however, that nothing contained in this Master Lease shall be construed to require Tenant to pay (a) any tax based on or measured by net income, gross receipts, equity, privilege or any similar entity level tax (whether denominated as a franchise, net worth, excess profits, capital stock, margin or other tax and including taxes based on capital gains, minimum taxes and alternative minimum taxes) imposed on Landlord or any other Person by any federal, state, local or foreign taxing authority or jurisdiction, (b) any transfer, or net revenue tax of Landlord or any other Person except Tenant and its successors, (c) any tax imposed with respect to the sale, exchange or other disposition by Landlord of any Leased Property or the proceeds thereof, (d) any principal or interest on any indebtedness on or secured by the Leased Property owed to a Facility Mortgagee for which Landlord or its Subsidiaries is the obligor or any mortgage taxes (including all interest and penalties thereon) payable with respect to any such indebtedness, (e) any interest or penalties imposed as a result of the failure by Landlord, its Affiliates to file any tax return or other documents timely and as prescribed by Legal Requirements (including for this purpose any Landlord Tax Return) and (f) any tax that is levied, assessed or imposed in lieu of, or as a direct substitute for, any tax, assessment, tax levy or charge set forth in clauses (a) through (e), provided, further, and notwithstanding the foregoing, Impositions shall include any tax, assessment, tax levy or charge set for in clause (a) and (b) that is levied, assessed or imposed in lieu of, or as a substitute for, any Imposition.

Indebtedness: Of any Person, without duplication, (a) all indebtedness of such Person for borrowed money, whether or not evidenced by bonds, debentures, notes or similar instruments, (b) all obligations of such Person as lessee under capital leases which have been or should be recorded as liabilities on a balance sheet of such Person in accordance with GAAP, (c) all obligations of such Person to pay the deferred purchase price of property or services (excluding trade accounts payable in the ordinary course of business), (d) all indebtedness secured by a lien on the property of such Person, whether or not such indebtedness shall have been assumed by such Person, (e) all obligations with respect to the face amount of all letters of credit whether or not drawn and banker’s acceptances issued for the account of such Person, (f) all obligations under any agreement with respect to any swap, forward, future or derivative transaction or option or similar arrangement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or combination of transactions, (g) all guarantees by such Person of any of the foregoing and (h) all indebtedness of the nature described in the foregoing clauses (a)-(g) of any partnership of which such Person is a general partner.

Indebtedness to EBITDA Ratio: As at any date of determination, the ratio of (a) Indebtedness of the applicable (x) Discretionary Transferee or Parent Company of the Discretionary Transferee or (y) in the case of a Permitted Leasehold Mortgagee Foreclosing Party, the Permitted Leasehold Mortgagee Foreclosing Party (such Discretionary Transferee, Parent Company or Permitted Leasehold Mortgagee Foreclosing Party, as applicable the “Relevant Party”) on a consolidated basis, as of such date (excluding (i) Indebtedness of the type referenced in clauses (e) or (f) of the definition of Indebtedness or Indebtedness referred to in clauses (d) or (g) of the definition of Indebtedness to the extent relating to Indebtedness of the type referenced in clauses (e) or (f) of the definition of Indebtedness, to (b) EBITDA for the Test Period most recently ended prior to such date for which financial statements are available. For purposes of calculating the Indebtedness to EBITDA Ratio, EBITDA shall be calculated on a pro forma basis (and shall be calculated, except for pro forma adjustments reasonably contemplated by the potential transferee which may be included in such calculations, otherwise in accordance with Regulation S-X under the Securities Act) to give effect to any material acquisitions and material asset sales consummated by the Relevant Party and its Subsidiaries since the beginning of any Test Period of the Relevant Party as if each such material acquisition had been effected on the first day of such Test Period and as if each such material asset sale had been consummated on the day prior to the first day of such period. In addition, for the avoidance of doubt, (i) if the Relevant Party or any Subsidiary of the Relevant Party has incurred any Indebtedness or repaid, repurchased, acquired, defeased or otherwise discharged any Indebtedness since the end of the most recent Test Period for which financial statements are available, Indebtedness shall be calculated (for purposes of this definition) after giving effect on a pro forma basis to such incurrence, repayment, repurchase, acquisition, defeasance or discharge and the applications of any proceeds thereof as if it had occurred prior to the first day of such Test Period and (ii) the Indebtedness to EBITDA Ratio shall give pro forma effect to the transactions whereby the applicable Discretionary Transferee becomes party to this Master Lease or the Change in Control transactions permitted under Section 22.2(iii) and shall include the Indebtedness and EBITDA of Tenant and its Subsidiaries for the relevant period.

Initial Term: As defined in Section 1.3.

Insurance Requirements: The terms of any insurance policy required by this Master Lease and all requirements of the issuer of any such policy and of any insurance board, association, organization or company necessary for the maintenance of any such policy.

Investment Fund: A bona fide private equity fund or bona fide investment vehicle arranged by and managed by or controlled by, or under common control with, a private equity fund (excluding any private equity fund investment vehicle the primary assets of which are Tenant and its Subsidiaries and/or this Master Lease and assets related thereto) that is engaged in making, purchasing, funding or otherwise or investing in a diversified portfolio of businesses and companies and is organized primarily for the purpose of making equity investments in companies.

Item Requiring Consent: As defined in Section 35.2.

Land: As defined in Section 1.1(a).

Land Base Rent: An annual amount equal to one million, eight hundred ninety-three thousand, nine hundred ninety Dollars ($1,893,990). Land Base Rent shall be subject to further adjustment as and to the extent provided in Section 14.6.

Landlord: As defined in the preamble.

Landlord Representatives: As defined in Section 23.4.

Landlord Tax Returns: As defined in Section 4.1(b).

Lease Year: The first Lease Year for each Facility shall be the period commencing on the Commencement Date and ending on the first April 30 following the Commencement Date, and each subsequent Lease Year for each Facility shall be each period of twelve (12) full calendar months after the last day of the prior Lease Year.

Leased Improvements: As defined in Section 1.1(b).

Leased Property: As defined in Section 1.1.

Leased Property Rent Adjustment Event: As defined in Section 14.6.

Leasehold Estate: As defined in Section 17.1(a).

Legal Requirements: All federal, state, county, municipal and other governmental statutes, laws, rules, policies, guidance, codes, orders, regulations, ordinances, permits, licenses, covenants, conditions, restrictions, judgments, decrees and injunctions (including common law, Gaming Regulations and Environmental Laws) affecting either the Leased Property, Tenant’s Property and all Capital Improvements or the construction, use or alteration thereof, whether now or hereafter enacted and in force, including any which may (i) require repairs, modifications or alterations in or to the Leased Property and Tenant’s Property, (ii) in any way adversely affect the use and enjoyment thereof, or (iii) regulate the transport, handling, use, storage or disposal or require the cleanup or other treatment of any Hazardous Substance.

Lender Cure Election Notice: As defined in Section 17.3(c).

Lessor Lien: Any lien, encumbrance, attachment, title retention agreement or claim (other than any of the foregoing that arise as a result of a Ground Lease or Facility Mortgage, or result from the transactions contemplated by this Master Lease, or that consist of liens and encumbrances of record as of the Commencement Date or liens or encumbrances which are consented to by Tenant in writing, which consent shall not be unreasonably withheld, conditioned or delayed and shall be deemed granted unless a written response is delivered by Tenant to Landlord within the applicable Deemed Approval Period provided for in Section 35.2), encumbering the Leased Property that is reasonably expected to have a material adverse effect on Tenant’s rights under this Master Lease or on the ability to use the applicable Facility for its Primary Intended Use and that arises after the Commencement Date as a result of (a) any act or omission of Landlord or any of its Affiliates which is in violation of any of the terms of this Master Lease, (b) any Imposition against Landlord that Tenant is not obligated to pay pursuant to the terms of this Master Lease, (c) any third-party claim against Landlord that (i) Tenant is not required to indemnify Landlord for pursuant to this Master Lease, and (ii) is unrelated to the acts or omissions of Tenant, Tenant’s Subsidiaries or any of their respective Affiliates, or (d) any claim against Landlord arising out of any transfer, sale, assignment, encumbrance or disposition by Landlord of all or any portion of the interest of Landlord in the Leased Property or the Facilities or any portion thereof other than pursuant to this Master Lease or any Facility Mortgage that is subordinate to this Master Lease or as to which the Facility Mortgagee has delivered a non-disturbance agreement to Tenant in accordance with Section 31.1.

Liquor Authority: As defined in Section 41.13(a).

Liquor Laws: As defined in Section 41.13(a).

Long-Lived Assets: (i) With respect to property owned by Tenant or any Tenant Subsidiary as of the Commencement Date, all property capitalized in accordance with GAAP with an expected life of not less than fifteen (15) years as initially reflected on the books and records of Tenant at or about the time of acquisition thereof or (ii) with respect to those assets purchased, replaced or otherwise maintained by Tenant after the Commencement Date, such asset capitalized in accordance with GAAP with an expected life of not less than fifteen (15) years as of or about the time of the acquisition thereof, as classified by Tenant in accordance with GAAP.

Master Lease: As defined in the preamble.

Material Indebtedness: At any time, Indebtedness of any one or more of the Tenant (and its Subsidiaries) and any Guarantor in an aggregate principal amount exceeding the greater of (i) ten percent (10%) of Adjusted Revenue of Tenant and the Guarantors that are Subsidiaries of Tenant on a consolidated basis over the most recent Test Period for which financial statements are available or (ii) Fifty Million Dollars ($50,000,000) (which amount shall be subject to Renewal Term Increase on the commencement of each Renewal Term), but only if such Indebtedness is secured by a Permitted Leasehold Mortgage. As of the Commencement Date, until financial statements are available for the initial Test Period, such amount shall be Fifty Million Dollars ($50,000,000).

Maximum Foreseeable Loss: As defined in Section 13.2.

Net Revenue: The sum of, without duplication, (i) the amount received by Tenant (and its Subsidiaries and its subtenants) from patrons at any Facility for gaming, less refunds and free promotional play provided to the customers and invitees of Tenant (and its Subsidiaries and subtenants) pursuant to a rewards, marketing, and/or frequent users program, and less amounts returned to patrons through winnings at any Facility (the amounts in this clause (i), “Gaming Revenues”); and (ii) the gross receipts of Tenant (and its Subsidiaries and subtenants) for all goods and merchandise sold, the charges for all services performed, or any other revenues generated by Tenant (and its Subsidiaries and subtenants) in, at, or from the Leased Property for cash, credit, or otherwise (without reserve or deduction for uncollected amounts), but excluding any Gaming Revenues (the amounts in this clause (ii), “Retail Sales”); less (iii) the retail value of accommodations, food and beverage, and other services furnished without charge to guests of Tenant (and its Subsidiaries and subtenants) at any Facility (the amounts in this clause (iii), “Promotional Allowance”). For the avoidance of doubt, gaming taxes and casino operating expenses (such as salaries, income taxes, employment taxes, supplies, equipment, cost of goods and inventory, rent, office overhead, marketing and advertising and other general administrative costs) will not be deducted in arriving at Net Revenue. Net Revenue will be calculated on an accrual basis for these purposes, as required under GAAP. For the absence of doubt, if Gaming Revenues, Retail Sales or Promotional Allowances of a Subsidiary or subtenant, as applicable, are taken into account for purposes of calculating Net Revenue, any rent received by Tenant from such Subsidiary or subtenant, as applicable, pursuant to any sublease with such Subsidiary or subtenant, as applicable, shall not also be taken into account for purposes of calculating Net Revenues. Notwithstanding the foregoing, (i) with respect to any Specified Sublease, Net Revenue shall not include Gaming Revenues or Retail Sales from the subtenants under such subleases and shall include the rent received by Tenant or its subsidiaries thereunder, and (ii) with respect to any Excluded Sublease, Net Revenue shall not include Retail Sales from the subtenants under such subleases.

New Lease: As defined in Section 17.1(f).

Notice: A notice given in accordance with Article XXXV.

Notice of Termination. As defined in Section 17.1(f).

NRS: As defined in Section 41.14.

OFAC: As defined in Section 39.1.

Officer’s Certificate: A certificate of Tenant or Landlord, as the case may be, signed by an officer of such party authorized to so sign by resolution of its board of directors or by its sole member or by the terms of its by-laws or operating agreement, as applicable.

Overdue Rate: On any date, a rate equal to five (5) percentage points above the Prime Rate, but in no event greater than the maximum rate then permitted under applicable law.

Parent Company: With respect to any Discretionary Transferee, any Person (other than an Investment Fund) (x) as to which such Discretionary Transferee is a Subsidiary; and (y) which is not a Subsidiary of any other Person (other than an Investment Fund).

Payment Date: Any due date for the payment of the installments of Rent or any other sums payable under this Master Lease.

Percentage Rent: Initially, an annual amount equal to one million, eight hundred ninety-three thousand, nine hundred ninety Dollars ($1,893,990). The Percentage Rent shall be reset each Percentage Rent Reset Year to a fixed annual amount equal to the product of (i) four percent (4%) and (ii) the excess (if any) of (a) the average annual Net Revenues for the trailing twenty-four (24) full calendar month period ending on the full calendar month immediately preceding such Percentage Rent Reset Year over (b) forty-seven million, three hundred forty-nine thousand, seven hundred fifty Dollars ($47,349,750). For purposes of the preceding sentence, in the case of any Leased Property Rent Adjustment Event, the “average annual Net Revenues” shall be calculated as if such Leased Property Rent Adjustment Event occurred on the first day of such trailing twenty four (24) full calendar month period. Percentage Rent shall be subject to further adjustment as and to the extent provided in Section 14.6 and in Section 22.3.

Percentage Rent Reset Year: Each and every other Lease Year commencing with the third (3rd) Lease Year, and continuing with the fifth (5th) Lease Year, the seventh (7th) Lease Year , the first (1st), third (3rd) and fifth (5th) Lease Years of the first Renewal Term, the second (2nd) and fourth (4th) Lease Years of the second Renewal Term, etc.

Permitted Leasehold Mortgage: A document creating or evidencing an encumbrance on Tenant’s leasehold interest (or a subtenant’s subleasehold interest) in the Leased Property, granted to or for the benefit of a Permitted Leasehold Mortgagee as security for the obligations under a Debt Agreement.

Permitted Leasehold Mortgagee: The lender or agent or trustee or similar representative on behalf of one or more lenders or noteholders or other investors under a Debt Agreement, in each case as and to the extent such Person has the power to act on behalf of all lenders under such Debt Agreement pursuant to the terms thereof; provided such lender, agent or trustee or similar representative (but not necessarily the lenders, noteholders or other investors which it represents) is a banking institution in the business of generally acting as a lender, agent or trustee or similar representative (in each case, on behalf of a group of lenders) under debt agreements or instruments similar to the Debt Agreement.

Permitted Leasehold Mortgagee Designee: An entity (or, if required by applicable law, an individual) designated by a Permitted Leasehold Mortgagee and acting for the benefit of the Permitted Leasehold Mortgagee, or the lenders, noteholders or investors represented by the Permitted Leasehold Mortgagee.

Permitted Leasehold Mortgagee Foreclosing Party: A Permitted Leasehold Mortgagee or a Permitted Leasehold Mortgagee Designee that forecloses on this Master Lease and assumes this Master Lease or a Subsidiary of a Permitted Leasehold Mortgagee that assumes this Master Lease in connection with a foreclosure on this Master Lease by a Permitted Leasehold Mortgagee.

Person or person: Any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other form of entity.

Pre-funded Rent Escrow Account: As defined in Section 23.3(a).

Pre-funded Rent Escrow Instructions: As defined in Section 23.3(a).

Pre-Opening Expense: With respect to any fiscal period, the amount of expenses (including Consolidated Interest Expense) incurred with respect to capital projects which are appropriately classified as “pre-opening expenses” on the applicable financial statements of Tenant’s Parent and its Subsidiaries for such period.

Primary Intended Use: Gaming and/or pari-mutuel use consistent, with respect to each Facility, with its current use (as specified on Exhibit A attached hereto as it may be amended from time to time), or with prevailing gaming industry use at any time, together with all ancillary uses consistent with gaming use and operations, including hotels, restaurants, bars, etc.

Prime Rate: On any date, a rate equal to the annual rate on such date publicly announced by JPMorgan Chase Bank, N.A. (provided that if JPMorgan Chase Bank, N.A. ceases to publish such rate, the Prime Rate shall be determined according to the Prime Rate of another nationally known money center bank reasonably selected by Landlord), to be its prime rate for ninety (90)-day unsecured loans to its corporate borrowers of the highest credit standing, but in no event greater than the maximum rate then permitted under applicable law.

Proceeding: As defined in Section 23.1(b)(v).

Prohibited Persons: As defined in Section 39.1.

Promotional Allowance: As defined in the definition of Net Revenue.

Qualified Successor Tenant: As defined in Section 36.2.

Related Persons: With respect to a party, such party's Affiliates and Subsidiaries and the directors, officers, employees, agents, advisors and controlling persons of such party and its Affiliates and Subsidiaries.

Renewal Notice: As defined in Section 1.4(a).

Renewal Term: A period for which the Term is renewed in accordance with Section 1.4.

Renewal Term Increase: The percentage by which Building Base Rent shall have escalated at the commencement of any Renewal Term pursuant to the terms of this Master Lease; provided, however, it is understood that if the Building Base Rent was not subject to escalation at the commencement of any Renewal Term, then there shall be no Renewal Term Increase applied for such Renewal Term.

Rent: Collectively, the Base Rent and the Percentage Rent.

Representative: With respect to the lenders or holders under a Debt Agreement, a Person designated as agent or trustee or a Person acting in a similar capacity or as representative for such lenders or holders.

Requesting Party: As defined in Section 35.2.

Responding Party: As defined in Section 35.2.

Restricted Area: The geographical area that at any time during the Term is within a sixty (60) mile radius of any Facility covered under this Master Lease at such time.

Restricted Information: As defined in Section 23.1(c).

Retail Sales: As defined in the definition of Net Revenue.

Revenue Generating Spaces. The portions of the footprint of the buildings located on the Leased Property that are designated as “Revenue Generating Space” on Schedule C hereto.

SEC: The United States Securities and Exchange Commission.

Securities Act: The Securities Act of 1933, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

Solvent: With respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person, on a going-concern basis, is greater than the total amount of liabilities (including contingent liabilities) of such Person, (b) the present fair salable value of the assets of such Person, on a going-concern basis, is not less than the amount that will be required to pay the probable liability of such Person on its debts (including contingent liabilities) as they become absolute and matured, (c) such Person has not incurred, and does not intend to, and does not believe that it will, incur, debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital and (e) such Person is “solvent” within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Accounting Standards Codification No. 450).

Specified Debt Agreement Default: Any event or occurrence under a Debt Agreement or Material Indebtedness that enables or permits the lenders or holders (or Representatives of such lenders or holders) to accelerate the maturity of the Indebtedness outstanding under a Debt Agreement or Material Indebtedness.

Specified Expenses: For any Test Period, (i) Rent incurred for the same Test Period, and (ii) the (1) income tax expense, (2) consolidated interest expense, (3) depreciation and amortization expense, (4) any nonrecurring, unusual, or extraordinary items of gain, loss, income, cost or expense, including, but not limited to, (a) any gains or losses attributable to the early extinguishment, cancellation or conversion of indebtedness, (b) gains or losses on discontinued operations and asset sales, disposals or abandonments, (c) impairment charges or asset write-offs including, without limitation, those related to goodwill or intangible assets, long-lived assets, and investments in debt and equity securities, in each case, pursuant to GAAP, (5) any non-cash items of expense (other than to the extent such non-cash items of expense require an accrual or reserve for future cash expenses (provided that if such accrual or reserve is for contingent items, the outcome of which is subject to uncertainty, such non-cash items of expense may, at the election of the Tenant, be added to net income and deducted when and to the extent actually paid in cash)), (6) any Pre-Opening Expenses, (7) transaction costs for Tenant’s acquisition of the Tenant’s Property and the entry into this Master Lease, the negotiation and consummation of the financing transactions in connection therewith and the other transactions contemplated in connection with the foregoing consummated on or before the Commencement Date, (8) non-cash valuation adjustments, (9) any expenses related to the repurchase of stock or stock options, (10) expenses related to the grant by Tenant’s Parent of stock options, restricted stock, or other equivalent or similar instruments, (11) any management fees allocated to Tenant or its Subsidiaries in each case that are not directly attributable to the operation of Facilities, and (12) deferred rent,; in the case of each of (1) through (12), of Tenant and the Subsidiaries of Tenant that are Guarantors on a consolidated basis for such period.

Specified Proceeds: For any Test Period, to the extent not otherwise included in Net Revenue, the amount of insurance proceeds received during such period by Tenant or the Guarantors in respect of any Casualty Event; provided, however, that for purposes of this definition, (i) with respect to any Facility subject to such Casualty Event which had been in operation for at least one complete fiscal quarter the amount of insurance proceeds plus the Net Revenue (excluding such insurance proceeds), if any, attributable to the Facility subject to such Casualty Event for such period shall not exceed an amount equal to the Net Revenue attributable to such Facility for the Test Period ended immediately prior to the date of such Casualty Event (calculated on a pro forma annualized basis to the extent such Facility was not operational for the full previous Test Period) and (ii) with respect to any Facility subject to such Casualty Event which had not been in operation for at least one complete fiscal quarter, the amount of insurance proceeds plus the Net Revenue attributable to such Facility for such period shall not exceed the Net Revenue reasonably projected by Tenant to be derived from such Facility for such period.

Specified Sublease: Any lease in effect on the Commencement Date constituting part of the Leased Property with respect to which Tenant is a sublessor, substantially as in effect on the Commencement Date, a list of which is attached on Schedule A hereto.

State: With respect to each Facility, the state or commonwealth in which such Facility is located.

Subsidiary: As to any Person, (i) any corporation more than fifty percent (50%) of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time of determination owned by such Person and/or one or more Subsidiaries of such Person, and (ii) any partnership, limited liability company, association, joint venture or other entity in which such person and/or one or more Subsidiaries of such person has more than a fifty percent (50%) equity interest at the time of determination. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Master Lease shall refer to a Subsidiary or Subsidiaries of Tenant.

Successor Specified Sublease: Provided that no Event of Default shall have occurred and be continuing, any sublease entered into after the Commencement Date for space within the Leased Property previously subleased under a Specified Sublease that: (i) complies with the requirements of Sections 22.3, 22.4 and 40.1, (ii) with respect to the non-economic terms of such sublease, the terms of such proposed sublease are on substantially the same term as those set forth in the Specified Sublease previously applicable to such space, including, without limitation, the size and location of the subleased premises and the type of proposed use, and (iii) with respect to the economic terms, the terms of such proposed sublease are on substantially the same or better terms than those set forth in the Specified Sublease previously applicable to such space.

Successor Tenant: As defined in Section 36.1.

Successor Tenant Rent: As defined in Section 36.2.

Taking: As defined in Section 15.1(a).

Tenant: As defined in the preamble.

Tenant Capital Improvement: A Capital Improvement funded by Tenant, as compared to Landlord.

Tenant COC: As defined in Section 22.2(iii).

Tenant Parent COC: As defined in Section 22.2(iii).

Tenant Representatives: As defined in Section 23.4.

Tenant’s Parent: Boyd Gaming Corporation, a Nevada corporation, and any successor thereto.

Tenant’s Property: With respect to each Facility, all assets (other than the Leased Property and property owned by a third party) primarily related to or used in connection with the operation of the business conducted on or about the Leased Property, together with all replacements, modifications, additions, alterations and substitutes therefor.

Term: As defined in Section 1.3.

Termination Notice: As defined in Section 17.1(d).

Test Period: With respect to any Person, for any date of determination, the period of the four (4) most recently ended consecutive fiscal quarters of such Person.

Unavoidable Delay: Delays due to strikes, lock-outs, inability to procure materials, power failure, acts of God, governmental restrictions, enemy action, civil commotion, fire, unavoidable casualty or other causes beyond the reasonable control of the party responsible for performing an obligation hereunder; provided that lack of funds shall not be deemed a cause beyond the reasonable control of a party.

Unsuitable for Its Primary Intended Use: A state or condition of any Facility such that by reason of damage or destruction, or a partial taking by Condemnation, such Facility cannot, following restoration thereof (to the extent commercially practical), be operated on a commercially practicable basis for its Primary Intended Use, taking into account, among other relevant factors, the amount of square footage and the estimated revenue affected by such damage or destruction.

ARTICLE III

3.1 Rent. During the Term, Tenant will pay to Landlord the Rent and Additional Charges in lawful money of the United States of America and legal tender for the payment of public and private debts, in the manner provided in Section 3.3. The Base Rent during any Lease Year is payable in advance in equal, consecutive monthly installments on the fifth (5th) Business Day of each calendar month during that Lease Year and the Percentage Rent during any Lease Year is payable in advance in equal, consecutive monthly installments on the fifth (5th) Business Day of each calendar month during that Lease Year; provided that during the first three (3) months of each Percentage Rent Reset Year the amount of the Percentage Rent payable monthly in advance shall remain the same as in the then preceding Lease Year, and provided, further, that Tenant shall make a payment to Landlord (or be entitled to set off against its Rent payment due) on the fifth (5th) Business Day of the fourth (4th) calendar month of such Lease Year in the amount necessary to “true-up” any Percentage Rent payments not yet (or overpayments having been) made for such three (3) month period. Unless otherwise agreed by the parties, Rent and Additional Charges shall be prorated as to any partial months at the beginning and end of the Term.

3.2 Late Payment of Rent. Tenant hereby acknowledges that late payment by Tenant to Landlord of Rent will cause Landlord to incur costs not contemplated hereunder, the exact amount of which is presently anticipated to be extremely difficult to ascertain. Accordingly, if any installment of Rent other than Additional Charges payable to a Person other than Landlord shall not be paid within five (5) Business Days after its due date, Tenant will pay Landlord on demand a late charge equal to the lesser of (a) five percent (5%) of the amount of such installment or (b) the maximum amount permitted by law. The parties agree that this late charge represents a fair and reasonable estimate of the costs that Landlord will incur by reason of late payment by Tenant. The parties further agree that such late charge is Rent and not interest and such assessment does not constitute a lender or borrower/creditor relationship between Landlord and Tenant. Thereafter, if any installment of Rent other than Additional Charges payable to a Person other than Landlord shall not be paid within ten (10) days after its due date, the amount unpaid, including any late charges previously accrued, shall bear interest at the Overdue Rate from the due date of such installment to the date of payment thereof, and Tenant shall pay such interest to Landlord on demand. The payment of such late charge or such interest shall not constitute waiver of, nor excuse or cure, any default under this Master Lease, nor prevent Landlord from exercising any other rights and remedies available to Landlord.

3.3 Method of Payment of Rent. Rent and Additional Charges to be paid to Landlord shall be paid by electronic funds transfer debit transactions through wire transfer of immediately available funds and shall be initiated by Tenant for settlement on or before the Payment Date; provided, however, if the Payment Date is not a Business Day, then settlement shall be made on the next succeeding day which is a Business Day. Landlord shall provide Tenant with appropriate wire transfer information in a Notice from Landlord to Tenant. If Landlord directs Tenant to pay any Rent to any party other than Landlord, Tenant shall send to Landlord, simultaneously with such payment, a copy of the transmittal letter or invoice and a check whereby such payment is made or such other evidence of payment as Landlord may reasonably require.

3.4 Net Lease. Landlord and Tenant acknowledge and agree that (i) this Master Lease is and is intended to be what is commonly referred to as a “net, net, net” or “triple net” lease, and (ii) the Rent shall be paid absolutely net to Landlord, so that this Master Lease shall yield to Landlord the full amount or benefit of the installments of Rent and Additional Charges throughout the Term with respect to each Facility, all as more fully set forth in Article IV and subject to any other provisions of this Master Lease which expressly provide for adjustment or abatement of Rent or other charges. If Landlord commences any proceedings for non-payment of Rent, Tenant will not interpose any counterclaim or cross complaint or similar pleading of any nature or description in such proceedings unless Tenant would lose or waive such claim by the failure to assert it. This shall not, however, be construed as a waiver of Tenant’s right to assert such claims in a separate action brought by Tenant. The covenants to pay Rent and other amounts hereunder are independent covenants, and Tenant shall have no right to hold back, offset or fail to pay any such amounts for default by Landlord or for any other reason whatsoever, except as provided in Section 3.1.

ARTICLE IV

4.1 Impositions. (a) Subject to Article XII relating to permitted contests, Tenant shall pay, or cause to be paid, all Impositions before any fine, penalty, interest or cost may be added for non-payment. Tenant shall make such payments directly to the taxing authorities or other payees where feasible, and promptly furnish to Landlord copies of official receipts or other satisfactory proof evidencing such payments. Tenant’s obligation to pay Impositions shall be absolutely fixed upon the date such Impositions become a lien upon the Leased Property or any part thereof subject to Article XII. If any Imposition may, at the option of the taxpayer, lawfully be paid in installments, whether or not interest shall accrue on the unpaid balance of such Imposition, Tenant may pay the same, and any accrued interest on the unpaid balance of such Imposition, in installments as the same respectively become due and before any fine, penalty, premium, further interest or cost may be added thereto.

(b) Landlord shall prepare and file all tax returns and reports as may be required by Legal Requirements with respect to Landlord’s net income, gross receipts, franchise taxes and taxes on its capital stock and any other returns required to be filed by or in the name of Landlord (the “Landlord Tax Returns”), and Tenant or Tenant’s Parent shall prepare and file all other tax returns and reports as may be required by Legal Requirements with respect to or relating to the Leased Property (including all Capital Improvements), and Tenant’s Property.

(c) Any refund due from any taxing authority in respect of any Imposition paid by or on behalf of Tenant shall be paid over to or retained by Tenant.

(d) Landlord and Tenant shall, upon request of the other, provide such data as is maintained by the party to whom the request is made with respect to the Leased Property as may be necessary to prepare any required returns and reports. If any property covered by this Master Lease is classified as personal property for tax purposes, Tenant shall file all personal property tax returns in such jurisdictions where it must legally so file. Landlord, to the extent it possesses the same, and Tenant, to the extent it possesses the same, shall provide the other party, upon request, with cost and depreciation records necessary for filing returns for any property so classified as personal property. Where Landlord is legally required to file personal property tax returns, Tenant shall be provided with copies of assessment notices indicating a value in excess of the reported value in sufficient time for Tenant to file a protest.

(e) Billings for reimbursement by Tenant to Landlord of personal property or real property taxes and any taxes due under the Landlord Tax Returns, if and to the extent Tenant is responsible for such taxes under the terms of this Section 4.1, shall be accompanied by copies of a bill therefor and payments thereof which identify the personal property or real property or other tax obligations of Landlord with respect to which such payments are made.

(f) Impositions imposed or assessed in respect of the tax-fiscal period during which the Term terminates shall be adjusted and prorated between Landlord and Tenant, whether or not such Imposition is imposed or assessed before or after such termination, and Tenant’s obligation to pay its prorated share thereof in respect of a tax-fiscal period during the Term shall survive such termination. Landlord will not voluntarily enter into agreements that will result in additional Impositions without Tenant’s consent, which shall not be unreasonably withheld (it being understood that it shall not be reasonable to withhold consent to customary additional Impositions that other property owners of properties similar to the Leased Property customarily consent to in the ordinary course of business); provided Tenant is given reasonable opportunity to participate in the process leading to such agreement.

4.2 Utilities. Tenant shall pay or cause to be paid all charges for electricity, power, gas, oil, water and other utilities used in the Leased Property (including all Capital Improvements). Tenant shall also pay or reimburse Landlord for all costs and expenses of any kind whatsoever which at any time with respect to the Term hereof with respect to any Facility may be imposed against Landlord by reason of any of the covenants, conditions and/or restrictions affecting the Leased Property or any portion thereof, or with respect to easements, licenses or other rights over, across or with respect to any adjacent or other property which benefits the Leased Property or any Capital Improvement, including any and all costs and expenses associated with any utility, drainage and parking easements. Landlord will not enter into agreements that will encumber the Leased Property without Tenant’s consent, which shall not be unreasonably withheld (it being understood that it shall not be reasonable to withhold consent to encumbrances that do not adversely affect the use or future development of the Facility as a Gaming Facility or increase Additional Charges payable under this Master Lease); provided Tenant is given reasonable opportunity to participate in the process leading to such agreement. Tenant will not enter into agreements that will encumber the Leased Property after the expiration of the Term without Landlord’s consent, which shall not be unreasonably withheld (it being understood that it shall not be reasonable to withhold consent to encumbrances that do not adversely affect the value of the Leased Property or the Facility) and which consent shall be deemed to have been granted unless a written response is delivered by Landlord to Tenant within the applicable Deemed Approval Period provided for in Section 35.2; provided Landlord is given reasonable opportunity to participate in the process leading to such agreement.

4.3 Impound Account. At Landlord’s option following the occurrence and during the continuation of an Event of Default or a default by Tenant of Section 23.3(b) hereof (to be exercised by thirty (30) days’ written notice to Tenant); and provided Tenant is not already being required to impound such payments in accordance with the requirements of Section 31.3(b) below, Tenant shall be required to deposit, at the time of any payment of Base Rent, an amount equal to one-twelfth of the sum of (i) Tenant’s estimated annual real and personal property taxes required pursuant to Section 4.1 hereof (as reasonably determined by Landlord), and (ii) Tenant’s estimated annual maintenance expenses and insurance premium costs pursuant to Articles IX and XIII hereof (as reasonably determined by Landlord). Such amounts shall be applied to the payment of the obligations in respect of which said amounts were deposited in such order of priority as Landlord shall reasonably determine, on or before the respective dates on which the same or any of them would become delinquent. The reasonable cost of administering such impound account shall be paid by Tenant. Nothing in this Section 4.3 shall be deemed to affect any right or remedy of Landlord hereunder.

ARTICLE V

5.1 No Termination, Abatement, etc. Except as otherwise specifically provided in this Master Lease, Tenant shall remain bound by this Master Lease in accordance with its terms and shall not seek or be entitled to any abatement, deduction, deferment or reduction of Rent, or set-off against the Rent. Except as may be otherwise specifically provided in this Master Lease, the respective obligations of Landlord and Tenant shall not be affected by reason of (i) any damage to or destruction of the Leased Property or any portion thereof from whatever cause or any Condemnation of the Leased Property, any Capital Improvement or any portion thereof; (ii) other than as a result of Landlord’s willful misconduct or gross negligence, the lawful or unlawful prohibition of, or restriction upon, Tenant’s use of the Leased Property, any Capital Improvement or any portion thereof, the interference with such use by any Person or by reason of eviction by paramount title; (iii) any claim that Tenant has or might have against Landlord by reason of any default or breach of any warranty by Landlord hereunder or under any other agreement between Landlord and Tenant or to which Landlord and Tenant are parties; (iv) any bankruptcy, insolvency, reorganization, consolidation, readjustment, liquidation, dissolution, winding up or other proceedings affecting Landlord or any assignee or transferee of Landlord; or (v) for any other cause, whether similar or dissimilar to any of the foregoing, other than a discharge of Tenant from any such obligations as a matter of law. Tenant hereby specifically waives all rights arising from any occurrence whatsoever which may now or hereafter be conferred upon it by law (a) to modify, surrender or terminate this Master Lease or quit or surrender the Leased Property or any portion thereof, or (b) which may entitle Tenant to any abatement, reduction, suspension or deferment of the Rent or other sums payable by Tenant hereunder except in each case as may be otherwise specifically provided in this Master Lease. Notwithstanding the foregoing, nothing in this Article V shall preclude Tenant from bringing a separate action against Landlord for any matter described in the foregoing clauses (ii), (iii) or (v) and Tenant is not waiving other rights and remedies not expressly waived herein. The obligations of Landlord and Tenant hereunder shall be separate and independent covenants and agreements and the Rent and all other sums payable by Tenant hereunder shall continue to be payable in all events unless the obligations to pay the same shall be terminated pursuant to the express provisions of this Master Lease or by termination of this Master Lease as to all or any portion of the Leased Property other than by reason of an Event of Default. Tenant’s agreement that, except as may be otherwise specifically provided in this Master Lease, any eviction by paramount title as described in item (ii) above shall not affect Tenant’s obligations under this Master Lease, shall not in any way discharge or diminish any obligation of any insurer under any policy of title or other insurance and, to the extent the recovery thereof is not necessary to compensate Landlord for any damages incurred by any such eviction, Tenant shall be entitled to a credit for any sums recovered by Landlord under any such policy of title or other insurance up to the maximum amount paid by Tenant to Landlord under this Section 5.1, and Landlord, upon request by Tenant, shall assign Landlord’s rights under such policies to Tenant; provided that such assignment does not adversely affect Landlord’s rights under any such policy and provided further, that Tenant shall indemnify, defend, protect and save Landlord harmless from and against any liability, cost or expense of any kind that may be imposed upon Landlord in connection with any such assignment except to the extent such liability, cost or expense arises from the gross negligence or willful misconduct of Landlord.

ARTICLE VI

6.1 Ownership of the Leased Property. (a) Landlord and Tenant acknowledge and agree that they have executed and delivered this Master Lease with the understanding that (i) the Leased Property is the property of Landlord, (ii) Tenant has only the right to the possession and use of the Leased Property upon the terms and conditions of this Master Lease, (iii) this Master Lease is a “true lease,” is not a financing lease, capital lease, mortgage, equitable mortgage, deed of trust, trust agreement, security agreement or other financing or trust arrangement, and the economic realities of this Master Lease are those of a true lease, (iv) the business relationship created by this Master Lease and any related documents is and at all times shall remain that of landlord and tenant, (v) this Master Lease has been entered into by each party in reliance upon the mutual covenants, conditions and agreements contained herein, and (vi) none of the agreements contained herein is intended, nor shall the same be deemed or construed, to create a partnership between Landlord and Tenant, to make them joint venturers, to make Tenant an agent, legal representative, partner, subsidiary or employee of Landlord, or to make Landlord in any way responsible for the debts, obligations or losses of Tenant.

(b) Unless otherwise required by applicable law, each of the parties hereto covenants and agrees, subject to Section 6.1(c), not to (i) file any income tax return or other associated documents; (ii) file any other document with or submit any document to any governmental body or authority; (iii) enter into any written contractual arrangement with any Person; or (iv) release any financial statements of Tenant, in each case that takes a position other than that this Master Lease is a “true lease” with Landlord as owner of the Leased Property and Tenant as the tenant of the Leased Property, including (x) treating Landlord as the owner of such Leased Property eligible to claim depreciation deductions under Sections 167 or 168 of the Code with respect to such Leased Property, (y) Tenant reporting its Rent payments as rent expense under Section 162 of the Code, and (z) Landlord reporting the Rent payments as rental income under Section 61 of the Code.

(c) If Tenant should reasonably conclude that GAAP or the SEC require treatment different from that set forth in Section 6.1(b) for applicable non-tax purposes, then (x) Tenant shall promptly give prior Notice to Landlord, accompanied by a written statement that references the applicable pronouncement that controls such treatment and contains a brief description and/or analysis that sets forth in reasonable detail the basis upon which Tenant reached such conclusion, and (y) notwithstanding Section 6.1(b), Tenant may comply with such requirements.

(d) The Rent is the fair market rent for the use of the Leased Property and was agreed to by Landlord and Tenant on that basis, and the execution and delivery of, and the performance by Tenant of its obligations under, this Master Lease does not constitute a transfer of all or any part of the Leased Property.

(e) Tenant waives any claim or defense based upon the characterization of this Master Lease as anything other than a true lease and as a master lease of all of the Leased Property. Tenant stipulates and agrees (1) not to challenge the validity, enforceability or characterization of the lease of the Leased Property as a true lease and/or as a single, unseverable instrument pertaining to the lease of all, but not less than all, of the Leased Property, and (2) not to assert or take or omit to take any action inconsistent with the agreements and understandings set forth in Section 3.4 or this Section 6.1.

6.2 Tenant’s Property. Tenant shall, during the entire Term, own (or lease) and maintain (or cause its Subsidiaries to own (or lease) and maintain) on the Leased Property adequate and sufficient Tenant’s Property, and shall maintain (or cause its Subsidiaries to maintain) all of such Tenant’s Property in good order, condition and repair, in all cases as shall be necessary and appropriate in order to operate the Facilities for the Primary Intended Use in compliance with all applicable licensure and certification requirements and in compliance with all applicable Legal Requirements, Insurance Requirements and Gaming Regulations. If any of Tenant’s Property requires replacement in order to comply with the foregoing, Tenant shall replace (or cause a Subsidiary to replace) it with similar property of the same or better quality at Tenant’s (or such Subsidiary’s) sole cost and expense. Subject to the foregoing, Tenant and its Subsidiaries may sell, transfer, convey or otherwise dispose of Tenant’s Property (other than Gaming Licenses and subject to Section 6.3) in their discretion in the ordinary course of its business and Landlord shall have no rights to such Tenant’s Property. Tenant shall, upon Landlord’s request, from time to time but not more frequently than one time per Lease Year, provide Landlord with a list of the material Tenant’s Property located at each of the Facilities. In the case of any such Tenant’s Property that is leased (rather than owned) by Tenant (or its Subsidiaries), Tenant shall use commercially reasonable efforts to ensure that the lease agreements pursuant to which Tenant (or its Subsidiaries) leases such Tenant’s Property are assignable to third parties in connection with any transfer by Tenant (or its Subsidiaries) to a replacement lessee or operator at the end of the Term. Tenant shall remove all of Tenant’s Property from the Leased Property at the end of the Term, except to the extent Tenant has transferred ownership of such Tenant’s Property to a Successor Tenant or Landlord. Any Tenant’s Property left on the Leased Property at the end of the Term whose ownership was not transferred to a Successor Tenant shall be deemed abandoned by Tenant and shall become the property of Landlord.

6.3 Guarantors. Each of Tenant’s Subsidiaries set forth on Schedule 6.3 shall be a Guarantor under this Master Lease and shall execute and deliver to the Landlord the Guaranty attached hereto as Exhibit D. In addition, if any material Gaming License or other license or other material asset necessary to operate any portion of the Leased Property is owned by a Subsidiary, Tenant shall within two (2) Business Days after the date such Subsidiary acquires such Gaming License, other license or other material asset, (a) notify the Landlord thereof and (b) cause such Subsidiary (if it is not already a Guarantor) to become a Guarantor by executing the Guaranty in form and substance reasonably satisfactory to Landlord. Notwithstanding anything contained herein or in the Guaranty to the contrary, Tenant’s Parent shall not be obligated to Guarantee the obligations of Tenant hereunder, except to the extent any Parent Company, is obligated to provide a Guaranty under Article XXII.

ARTICLE VII

7.2 Condition of the Leased Property. Tenant acknowledges receipt and delivery of possession of the Leased Property and confirms that Tenant has examined and otherwise has knowledge of the condition of the Leased Property prior to the execution and delivery of this Master Lease and has found the same (except as included in the disclosures on Schedule A) to be in good order and repair and, to the best of Tenant’s knowledge, free from Hazardous Substances not in compliance with Legal Requirements and satisfactory for its purposes hereunder. Regardless, however, of any examination or inspection made by Tenant and whether or not any patent or latent defect or condition was revealed or discovered thereby, Tenant is leasing the Leased Property “as is” in its present condition. Tenant waives any claim or action against Landlord in respect of the condition of the Leased Property including any defects or adverse conditions not discovered or otherwise known by Tenant as of the Commencement Date. LANDLORD MAKES NO WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, IN RESPECT OF THE LEASED PROPERTY OR ANY PART THEREOF, EITHER AS TO ITS FITNESS FOR USE, DESIGN OR CONDITION FOR ANY PARTICULAR USE OR PURPOSE OR OTHERWISE, OR AS TO THE NATURE OR QUALITY OF THE MATERIAL OR WORKMANSHIP THEREIN, OR THE EXISTENCE OF ANY HAZARDOUS SUBSTANCE, IT BEING AGREED THAT ALL SUCH RISKS, LATENT OR PATENT, ARE TO BE BORNE SOLELY BY TENANT INCLUDING ALL RESPONSIBILITY AND LIABILITY FOR ANY ENVIRONMENTAL REMEDIATION AND COMPLIANCE WITH ALL ENVIRONMENTAL LAWS.

7.3 Use of the Leased Property. (a) Tenant shall use or cause to be used the Leased Property and the improvements thereon of each Facility for its Primary Intended Use. Tenant shall not use the Leased Property or any portion thereof or any Capital Improvement thereto for any other use without the prior written consent of Landlord, which consent Landlord may withhold in its sole discretion. Landlord acknowledges that operation of each Facility for its Primary Intended Use generally requires a Gaming License under applicable Gaming Regulations and that without such a license Landlord may not operate, control or participate in the conduct of the gaming and/or racing operations at the Facilities.

(b) Tenant shall not commit or suffer to be committed any waste on the Leased Property (including any Capital Improvement thereto) or cause or permit any nuisance thereon or to, except as required by law, take or suffer any action or condition that will diminish the ability of the Leased Property to be used as a Gaming Facility after the expiration or earlier termination of the Term.

(c) Tenant shall neither suffer nor permit the Leased Property or any portion thereof to be used in such a manner as (i) might reasonably tend to impair Landlord’s title thereto or to any portion thereof or (ii) may make possible a claim of adverse use or possession, or an implied dedication of the Leased Property or any portion thereof.

(d) Except in instances of casualty or condemnation, Tenant shall continuously operate each of the Facilities for the Primary Intended Use. Tenant in its discretion shall be permitted to cease operations at a Facility or Facilities if such cessation would not reasonably be expected to have a material adverse effect on Tenant, the Facilities, or on the Leased Property, taken as a whole, provided that the following conditions are satisfied: (i) no Event of Default has occurred and is continuing immediately prior to or immediately after the date that operations are ceased or as a result of such cessation; and (ii) the Percentage Rent due from each and every such Facility whose operations have ceased will thereafter be subject to a floor which will be calculated based on the Percentage Rent that would have been paid for such Facility if Percentage Rent were adjusted based on Net Revenues for the Fiscal Year immediately preceding the time that Tenant ceased operations at the Facility.

7.4 Competing Business.

(a) Tenant’s Obligations for Greenfields. Tenant agrees that during the Term, neither Tenant nor any of its Affiliates shall build or otherwise participate in the development of a new Gaming Facility (including a facility that has been shut down for a period of more than twelve (12) months) (a “Greenfield Project”) within a Restricted Area of a Facility (the Facility in whose Restricted Area there is activity under this Section 7.3, an “Affected Facility”), unless Tenant shall first offer Landlord the opportunity to include the Greenfield Project as a Leased Property under this Master Lease on terms to be negotiated by the parties (which terms with respect to Landlord funding such development shall include the terms set forth in Section 10.3 hereof regarding Capital Improvements). Within thirty (30) days of Landlord’s receipt of notice from Tenant providing the opportunity to fund and include as Leased Property under this Master Lease a Greenfield Project on terms to be negotiated by the parties, Landlord shall notify Tenant as to whether it intends to participate in such Greenfield Project and, if Landlord indicates such intent, the parties shall negotiate in good faith the terms and conditions upon which this would be effected, including the terms of any amendment to this Master Lease and any development or funding agreement, which Landlord might require. Should Landlord notify Tenant that it does not intend to pursue such Greenfield Project (or should Landlord decline to notify Tenant of its affirmative response within such thirty (30) day period), or if the parties despite good faith efforts on both sides fail to reach agreement on the terms under which such opportunity would be jointly pursued under this Master Lease and such new Greenfield Project would become a portion of the Leased Property hereunder, in any event, within forty-five (45) days after Landlord’s notice to Tenant of Landlord’s intent to participate in such Greenfield Project, then the Percentage Rent due from each and every Affected Facility will thereafter (a) be subject to a floor which will be calculated based on the Percentage Rent that would have been paid for such Affected Facility if Percentage Rent were adjusted based on Net Revenues for the calendar year immediately prior to the year in which the Greenfield Project is first opened to the public (the “Greenfield Floor”), and (b) be subject to normal periodic adjustments; provided that annual Percentage Rent may not be reduced below the Greenfield Floor. Notwithstanding anything to the contrary in this Section 7.3(a), Tenant and its Affiliates shall not be restricted under this Section 7.3(a) from (i) expanding any Facility under this Master Lease (subject to Tenant’s compliance with the terms of Section 10.3 and the other provisions of Article X), and (ii) subject to compliance with the provisions of Section 7.3(e) hereof, acquiring or operating any competing Gaming Facility that is in operation at the time of its acquisition or operation by Tenant or its Affiliates.

(b) Landlord’s Obligations for Greenfields. Landlord agrees that during the Term, neither Landlord nor any of its Affiliates shall, without the prior written consent of the Tenant (which consent may be withheld in Tenant’s sole discretion), build or otherwise participate in the development of a Greenfield Project within the Restricted Area. Notwithstanding anything to the contrary in this Section 7.3(b), (i) Landlord and its Affiliates shall not be restricted under this Section 7.3(b) from acquiring, financing or providing refinancing for any facility that is in operation or has been in operation at any time during the twelve month period prior to the time in question, and (ii) subject to the provisions of Section 7.3(d) hereof, Landlord and its Affiliates shall not be restricted under this Section 7.3(b) from expanding any Competing Facility existing at the time in question.

(c) Tenant’s Rights Regarding Facility Expansions. Tenant shall be permitted to construct Capital Improvements in accordance with the terms of Article X hereof.

(d) Landlord’s Rights Regarding Facility Expansions. Landlord shall be permitted to finance expansions of any Competing Facility within the Restricted Area that is already in existence at any time in question, provided that the Percentage Rent attributable to any Affected Facilities shall thereafter be calculated monthly (based on (i) how much each preceding monthly Net Revenues for the Affected Facility is greater (or is less) than 1/12th of the portion of the Base Year Net Revenue attributable to the Affected Facility, and (ii) not on how much the average annual Net Revenues is greater (or is less) than the trailing twenty-four (24) full calendar month period as would have otherwise been the case).

(e) Tenant’s Rights to Acquire or Operate Existing Facilities. In the event Tenant or its Affiliate acquires or operates any existing competing Gaming Facility within the Restricted Area (a “Competing Facility”), the Percentage Rent due from any Affected Facility will thereafter (a) be subject to a floor which will be based on the Percentage Rent that would have been paid for such Affected Facility if Percentage Rent were adjusted based on Net Revenues for the calendar year immediately prior to the year in which the competing facility is acquired or first operated by Tenant or its Affiliate (the “Competing Facility Floor”), and (b) be subject to normal periodic adjustments; provided that annual Percentage Rent may not be reduced below the Competing Facility Floor.

(f) Landlord’s Rights to Acquire or Finance Existing Facilities. Landlord shall not be restricted under this Section 7.3 from acquiring or providing any kind of financing or refinancing to any Competing Facility within the Restricted Area that is already in existence at any time in question.

(g) No Restrictions Outside of Restricted Area. Each of Landlord and Tenant shall not be restricted from participating in opportunities, including, without limitation, developing, building, purchasing or operating Gaming Facilities, outside the Restricted Area at any time.

ARTICLE VIII

8.1 Representations and Warranties. Each party represents and warrants to the other that: (i) this Master Lease and all other documents executed or to be executed by it in connection herewith have been duly authorized and shall be binding upon it; (ii) it is duly organized, validly existing and in good standing under the laws of the state of its formation and is duly authorized and qualified to perform this Master Lease within the State(s) where any portion of the Leased Property is located; and (iii) neither this Master Lease nor any other document executed or to be executed in connection herewith violates the terms of any other agreement of such party. Tenant represents and warrants that as of the Commencement Date, the Revenue Generating Spaces represent all portions of the footprints of the buildings located on the Leased Property that generate Net Revenue.

8.2 Compliance with Legal and Insurance Requirements, etc. Subject to Article XII regarding permitted contests, Tenant, at its expense, shall promptly (a) comply in all material respects with all Legal Requirements and Insurance Requirements regarding the use, operation, maintenance, repair and restoration of the Leased Property (including all Capital Improvements thereto) and Tenant’s Property whether or not compliance therewith may require structural changes in any of the Leased Improvements or interfere with the use and enjoyment of the Leased Property, and (b) procure, maintain and comply in all material respects with all Gaming Regulations and Gaming Licenses, and other authorizations required for the use of the Leased Property (including all Capital Improvements) and Tenant’s Property for the applicable Primary Intended Use and any other use of the Leased Property (including Capital Improvements then being made) and Tenant’s Property, and for the proper erection, installation, operation and maintenance of the Leased Property and Tenant’s Property. In an emergency or in the event of a breach by Tenant of its obligations under this Section 8.2 which is not cured within any applicable cure period, Landlord may, but shall not be obligated to, enter upon the Leased Property and take such reasonable actions and incur such reasonable costs and expenses to effect such compliance as it deems advisable to protect its interest in the Leased Property, and Tenant shall reimburse Landlord for all such reasonable costs and expenses incurred by Landlord in connection with such actions. Tenant covenants and agrees that the Leased Property and Tenant’s Property shall not be used for any unlawful purpose. In the event that a regulatory agency, commission, board or other governmental body notifies Tenant that it is in jeopardy of losing a Gaming License material to the continued operation of a Facility, and, assuming no Event of Default has occurred and is continuing, Tenant shall be given reasonable time to address the regulatory issue, after which period (but in all events prior to an actual revocation of such Gaming License) Tenant shall be required to sell (i) if permitted by applicable law, the Gaming License, and to the extent such sale is not permitted by applicable law Tenant shall use reasonable best efforts to transfer the applicable Gaming License or to cause the issuance of a new or replacement Gaming License, pursuant to the procedures permitted by applicable state law, and (ii) Tenant’s Property related to such Facility to a successor operator of such Facility determined by Landlord choosing one and Tenant choosing three (for a total of four) potential operators and Landlord indicating the reasonable, market terms under which it would agree to lease such Facility to such potential operators, which in Landlord’s reasonable discretion may contain reasonable variations in terms to the extent required to account for credit quality differences among the potential operators (e.g., Landlord may require different letter of credit terms and amounts, but may not set different rent terms). Tenant will then be entitled to auction off Tenant’s Property relating to such Facility and Landlord will thereafter be entitled to lease the Facility to the potential successor that is the successful bidder. In the event of a new lease from Landlord to the successor, the Leased Property relating to such Facility shall be severed from the Leased Property hereunder and thereafter Rent shall be reduced based on the formula set forth in Section 14.6 hereof. Landlord shall comply with any Gaming Regulations or other regulatory requirements required of it as owner of the Facilities taking into account its Primary Intended Use (except to the extent Tenant fulfills or is required to fulfill any such requirements hereunder). In the event that a regulatory agency, commission, board or other governmental body notifies Landlord that it is in jeopardy of failing to comply with any such Gaming Regulation or other regulatory requirements material to the continued operation of a Facility for its Primary Intended Use, Landlord shall be given reasonable time to address the regulatory issue, after which period (but in all events prior to an actual cessation of the use of the Facility for its Primary Intended Use as a result of the failure by Landlord to comply with such regulatory requirements) Landlord shall be required to sell the Leased Property relating to such Facility to the highest bidder (and Tenant shall be entitled to be one of the bidders) who would agree to lease such Facility to Tenant on terms substantially the same as the terms hereof (including rent calculated in the manner provided pursuant to Section 14.6 hereof, an identical amount of which, after the effective time of such sale, shall be credited against Rent hereunder); provided that if Tenant is the bidder it shall not be required to agree to lease the Facility, but if it is the winning bidder shall be entitled to a credit against the Rent hereunder calculated in the manner provided pursuant to Section 14.6. In the event during the period in which Landlord conducts such auction such regulatory agency notifies Landlord and Tenant that Tenant may not pay any portion of the Rent to Landlord, Tenant shall be entitled to fund such amount into an escrow account, to be released to Landlord or the party legally entitled thereto at or upon resolution of such regulatory issues and otherwise on terms reasonably satisfactory to the parties. Notwithstanding anything in the foregoing to the contrary, no transfer of Tenant’s Property used in the conduct of gaming (including the purported or attempted transfer of a Gaming License) or the operation of a Gaming Facility for its Primary Intended Use shall be effected or permitted without receipt of all necessary approvals and/or Gaming Licenses in accordance with applicable Gaming Regulations.

8.3 Zoning and Uses. Without the prior written consent of Landlord, which shall not be unreasonably withheld and which consent shall be deemed to have been granted unless a written response is delivered by Landlord to Tenant within the applicable Deemed Approval Period provided for in Section 35.2unless the action for which consent is sought could adversely affect the Primary Intended Use of a Facility (in which event Landlord may withhold its consent in its sole and absolute discretion), Tenant shall not (i) initiate or support any limiting change in the permitted uses of the Leased Property (or to the extent applicable, limiting zoning reclassification of the Leased Property); (ii) seek any variance under existing land use restrictions, laws, rules or regulations (or, to the extent applicable, zoning ordinances) applicable to the Leased Property or use or permit the use of the Leased Property; (iii) impose or permit or suffer the imposition of any restrictive covenants, easements or encumbrances (other than Permitted Leasehold Mortgages) upon the Leased Property in any manner that adversely affects in any material respect the value or utility of the Leased Property; (iv) execute or file any subdivision plat affecting the Leased Property, or institute, or permit the institution of, proceedings to alter any tax lot comprising the Leased Property; or (v) permit or suffer the Leased Property to be used by the public or any Person in such manner as might make possible a claim of adverse usage or possession or of any implied dedication or easement (provided that the proscription in this clause (v) is not intended to and shall not restrict Tenant in any way from complying with any obligation it may have under applicable Legal Requirements, including, without limitation, Gaming Regulations, to afford to the public access to the Leased Property).

8.4 Compliance with Ground Lease.

(a) This Master Lease, to the extent affecting and solely with respect to the Ground Leased Property, is and shall be subject and subordinate to all of the terms and conditions of the Ground Lease. Tenant hereby acknowledges that Tenant has reviewed and agreed to all of the terms and conditions of the Ground Lease. Tenant hereby agrees that Tenant shall not do, or fail to do, anything that would cause any violation of the Ground Lease. Without limiting the foregoing, (i) Tenant shall pay Landlord on demand as an Additional Charge hereunder all rent required to be paid by, and other monetary obligations of, Landlord as tenant under the Ground Lease (and, at Landlord’s option, Tenant shall make such payments directly to the Ground Lessor); provided, however, such Additional Charges payable by Tenant shall exclude any additional costs under the Ground Lease which are caused solely by Landlord after the Commencement Date without consent or fault of or omission by Tenant, (ii) to the extent Landlord is required to obtain the written consent of the lessor under the Ground Lease (the “Ground Lessor”) to alterations of or the subleasing of all or any portion of the Ground Leased Property pursuant to the Ground Lease, Tenant shall likewise obtain Ground Lessor’s written consent to alterations of or the subleasing of all or any portion of the Ground Leased Property, and (iii) Tenant shall carry and maintain general liability, automobile liability, property and casualty, worker’s compensation and employer’s liability insurance in amounts and with policy provisions, coverages and certificates as required of Landlord as tenant under the Ground Lease.

(b) In the event of cancellation or termination of the Ground Lease for any reason whatsoever whether voluntary or involuntary (by operation of law or otherwise) prior to the expiration date of this Master Lease, including extensions and renewals granted thereunder, then, at Ground Lessor’s option, Tenant shall make full and complete attornment to Ground Lessor with respect to the obligations of Landlord to Ground Lessor in connection with the Ground Leased Property for the balance of the term of the Ground Lease (notwithstanding that this Master Lease shall have expired with respect to the Ground Leased Property as a result of the cancellation or termination of the Ground Lease). Tenant’s attornment shall be evidenced by a written agreement which shall provide that the Tenant is in direct privity of contract with Ground Lessor (i.e., that all obligations previously owed to Landlord under this Master Lease with respect to the Ground Lease or the Ground Leased Property shall be obligations owed to Ground Lessor for the balance of the term of this Master Lease, notwithstanding that this Master Lease shall have expired with respect to the Ground Leased Property as a result of the cancellation or termination of the Ground Lease) and which shall otherwise be in form and substance reasonably satisfactory to Ground Lessor. Tenant shall execute and deliver such written attornment within thirty (30) days after request by Ground Lessor. Unless and until such time as an attornment agreement is executed by Tenant pursuant to this Section 8.4(b), nothing contained in this Master Lease shall create, or be construed as creating, any privity of contract or privity of estate between Ground Lessor and Tenant.

(c) Nothing contained in this Master Lease amends, or shall be construed to amend, any provision of the Ground Lease.

(d) Landlord shall perform its obligations under the Ground Lease (to the extent not required to be performed by Tenant hereunder) and, if the term of such Ground Lease expires prior to the expiration of the Term under this Master Lease, Landlord shall duly and timely exercise each renewal option available to Landlord as the tenant thereunder (unless Landlord acquires the fee estate of the ground lessor thereunder) in order to keep this Master Lease in effect for the entire Term hereof; provided, however, nothing herein shall be construed to obligate Landlord to exercise any renewal option under such Ground Lease if and to the extent the Tenant failed to timely exercise any Renewal Term hereunder and/or the term of the Ground Lease does not expire prior to the expiration of the Term of this Master Lease. Landlord shall not, without Tenant’s prior written consent (which consent shall be deemed granted unless a written response is delivered by Tenant to Landlord within the applicable Deemed Approval Period provided for in Section 35.2), (i) encumber any portion of the Leased Property (other than the Leased Property which constitutes Ground Leased Property) with any ground or other superior lease involving an unaffiliated third-party, provided that any ground lease entered into after the Commencement Date shall be subject to this Master Lease (or the lessor thereunder shall be bound not to disturb Tenant in a manner consistent with the provisions of Section 30.1 hereof), (ii) amend, modify, supplement, extend, renew or otherwise materially alter any Ground Lease related to any Ground Leased Property in a manner that would be reasonably expected to have a material adverse effect on Tenant’s ability to operate the Leased Premises for the Primary Intended Use or that would impose any additional obligations upon Tenant for the payment of rent or performance of any obligation. Notwithstanding the foregoing or anything contained in this Master Lease to the contrary, Landlord shall have the express right to terminate any Ground Lease in connection with Landlord’s fee acquisition of the Ground Leased Property, provided that Landlord shall be bound not to disturb this Master Lease following any such fee acquisition in accordance with Section 30.1.

If any Ground Lease includes a purchase option that is exercisable by Landlord that has not been exercised prior to the commencement of the last Renewal Term available hereunder, and if the term of such Ground Lease will not extend beyond the expiration of the last Renewal Term available hereunder, then, if Landlord does not, following a written request from Tenant (which request must be given not less than thirty (30) days prior to the date upon which Landlord must exercise such purchase option), Landlord shall at Landlord’s election in its sole discretion, either, (i) duly and timely exercise such purchase option and perform all obligations under such Ground Lease necessary to acquire the fee estate in such Ground Leased Property, in which case this Master Lease shall continue in full force and effect for the remainder of its Term or (ii) duly and timely exercise such purchase option and perform all obligations under such Ground Lease necessary to acquire the fee estate in such Ground Leased Property, on behalf of Tenant at Tenant’s sole cost and expense, and in such case Landlord shall duly and timely exercise such purchase option and perform all obligations under such Ground Lease necessary to acquire the fee estate in such Ground Leased Property, provided that all funds necessary (including, without limitation, the cost of reasonable attorney’s fees) for the exercise of such option and the performance of such obligations are provided to Landlord by Tenant promptly upon demand, and upon the acquisition of such fee estate, Landlord shall convey such fee estate to Tenant and Tenant shall ground lease such Ground Leased Property to Landlord pursuant to a ground lease having a term equal to the then remaining Term under this Master Lease and Landlord shall have no obligation to pay Tenant any rental charge under such ground lease. If any Ground Lease includes a right of first refusal with respect to the purchase of the Ground Leased Property, then, if Landlord elects not to exercise such right of first refusal, Landlord shall, before such right of first refusal lapses, deliver notice of the availability of such right, and following a written request from Tenant delivered to Landlord prior to the lapse of such right of first refusal, Landlord shall duly and timely exercise such right and perform, at the direction of Tenant, all obligations under such Ground Lease necessary to acquire the fee estate in such Ground Leased Property in connection with such right, for Tenant’s sole account and at Tenant’s sole cost and expense, provided that all funds necessary (including, without limitation, the cost of reasonably attorney’s fees) for the exercise of such right and the performance of such obligations are provided to Landlord by Tenant promptly upon demand, and upon the acquisition of such fee estate, Landlord shall convey such fee estate to Tenant and Tenant shall thereafter ground lease such Ground Leased Property to Landlord pursuant to a ground lease having a term equal to the then remaining Term under this Master Lease and Landlord shall have no obligation to pay Tenant any rental charge under such ground lease.

ARTICLE IX

9.1 Maintenance and Repair. (a) Tenant, at its expense and without the prior consent of Landlord, shall maintain the Leased Property and Tenant’s Property, and every portion thereof, and all private roadways, sidewalks and curbs appurtenant to the Leased Property, and which are under Tenant’s control in good order and repair whether or not the need for such repairs occurs as a result of Tenant’s use, any prior use, the elements or the age of the Leased Property and Tenant’s Property, and, with reasonable promptness, make all reasonably necessary and appropriate repairs thereto of every kind and nature, including those necessary to ensure continuing compliance with all Legal Requirements, whether interior or exterior, structural or non-structural, ordinary or extraordinary, foreseen or unforeseen or arising by reason of a condition existing prior to the Commencement Date. All repairs shall be at least equivalent in quality to the original work. Tenant will not take or omit to take any action the taking or omission of which would reasonably be expected to materially impair the value or the usefulness of the Leased Property or any part thereof or any Capital Improvement thereto for its Primary Intended Use.

(b) Landlord shall not under any circumstances be required to (i) build or rebuild any improvements on the Leased Property; (ii) make any repairs, replacements, alterations, restorations or renewals of any nature to the Leased Property, whether ordinary or extraordinary, structural or non-structural, foreseen or unforeseen, or to make any expenditure whatsoever with respect thereto; or (iii) maintain the Leased Property in any way. Tenant hereby waives, to the extent permitted by law, the right to make repairs at the expense of Landlord pursuant to any law in effect at the time of the execution of this Master Lease or hereafter enacted.

(c) Nothing contained in this Master Lease and no action or inaction by Landlord shall be construed as (i) constituting the consent or request of Landlord, expressed or implied, to any contractor, subcontractor, laborer, materialman or vendor to or for the performance of any labor or services or the furnishing of any materials or other property for the construction, alteration, addition, repair or demolition of or to the Leased Property or any part thereof or any Capital Improvement thereto; or (ii) giving Tenant any right, power or permission to contract for or permit the performance of any labor or services or the furnishing of any materials or other property in such fashion as would permit the making of any claim against Landlord in respect thereof or to make any agreement that may create, or in any way be the basis for, any right, title, interest, lien, claim or other encumbrance upon the estate of Landlord in the Leased Property, or any portion thereof or upon the estate of Landlord in any Capital Improvement thereto.

(d) Tenant shall, upon the expiration or earlier termination of the Term, vacate and surrender the Leased Property (including all Capital Improvements, subject to the provisions of Article X), in each case with respect to such Facility, to Landlord in the condition in which such Leased Property was originally received from Landlord and Capital Improvements were originally introduced to such Facility, except as repaired, rebuilt, restored, altered or added to as permitted or required by the provisions of this Master Lease and except for ordinary wear and tear.

(e) Without limiting Tenant’s obligations to maintain the Leased Property and Tenant’s Property under this Master Lease, within thirty (30) days after the end of each calendar year (commencing with the calendar year that first commences following the Commencement Date), Tenant shall provide Landlord with evidence satisfactory to Landlord in the reasonable exercise of Landlord’s discretion that Tenant has in such calendar year spent, with respect to the Leased Property and Tenant’s Property, an aggregate amount equal to at least 1% of its actual Net Revenue from the Facilities for such calendar year on installation or restoration and repair or other improvement of items, which installations, restorations and repairs and other improvements are capitalized in accordance with GAAP with an expected life of not less than three (3) years. If Tenant fails to make at least the above amount of expenditures and fails within sixty (60) days after receipt of a written demand from Landlord to either (i) cure such deficiency or (ii) obtain Landlord’s written approval, in its reasonable discretion, of a repair and maintenance program satisfactory to cure such deficiency, then the same shall be deemed an Event of Default hereunder.

9.2 Encroachments, Restrictions, Mineral Leases, etc. If any of the Leased Improvements shall, at any time, encroach upon any property, street or right-of-way, or shall violate any restrictive covenant or other agreement affecting the Leased Property, or any part thereof or any Capital Improvement thereto, or shall impair the rights of others under any easement or right-of-way to which the Leased Property is subject, or the use of the Leased Property or any Capital Improvement thereto is impaired, limited or interfered with by reason of the exercise of the right of surface entry or any other provision of a lease or reservation of any oil, gas, water or other minerals, then promptly upon the request of Landlord or any Person affected by any such encroachment, violation or impairment, each of Tenant and Landlord, subject to their right to contest the existence of any such encroachment, violation or impairment, shall protect, indemnify, save harmless and defend the other party hereto from and against fifty percent (50%) of all losses, liabilities, obligations, claims, damages, penalties, causes of action, costs and expenses (including reasonable attorneys’, consultants’ and experts’ fees and expenses) based on or arising by reason of any such encroachment, violation or impairment. In the event of an adverse final determination with respect to any such encroachment, violation or impairment, either (a) each of Tenant and Landlord shall be entitled to obtain valid and effective waivers or settlements of all claims, liabilities and damages resulting from each such encroachment, violation or impairment, whether the same shall affect Landlord or Tenant or (b) Tenant at the shared cost and expense of Tenant and Landlord on a 50-50 basis shall make such changes in the Leased Improvements, and take such other actions, as Tenant in the good faith exercise of its judgment deems reasonably practicable, to remove such encroachment or to end such violation or impairment, including, if necessary, the alteration of any of the Leased Improvements, and in any event take all such actions as may be necessary in order to be able to continue the operation of the Leased Improvements for the Primary Intended Use substantially in the manner and to the extent the Leased Improvements were operated prior to the assertion of such encroachment, violation or impairment. Tenant’s (and Landlord’s) obligations under this Section 9.2 shall be in addition to and shall in no way discharge or diminish any obligation of any insurer under any policy of title or other insurance and, to the extent the recovery thereof is not necessary to compensate Landlord and Tenant for any damages incurred by any such encroachment, violation or impairment, Tenant shall be entitled to fifty percent (50%) of any sums recovered by Landlord under any such policy of title or other insurance up to the maximum amount paid by Tenant under this Section 9.2 and Landlord, upon request by Tenant, shall assign Landlord’s rights under such policies to Tenant; provided such assignment does not adversely affect Landlord’s rights under any such policy. Landlord agrees to use reasonable efforts to seek recovery under any policy of title or other insurance under which Landlord is an insured party for all losses, liabilities, obligations, claims, damages, penalties, causes of action, costs and expenses (including reasonable attorneys’, consultants’ and experts’ fees and expenses) based on or arising by reason of any such encroachment, violation or impairment as set forth in this Section 9.2; provided, however, that in no event shall Landlord be obligated to institute any litigation, arbitration or other legal proceedings in connection therewith unless Landlord is reasonably satisfied that Tenant has the financial resources needed to fund such litigation and Tenant and Landlord have agreed upon the terms and conditions on which such funding will be made available by Tenant, including, but not limited to, the mutual approval of a litigation budget.

ARTICLE X

10.1 Construction of Capital Improvements to the Leased Property. Tenant shall, with respect to any Facility, have the right to make a Capital Improvement, including, without limitation, any Capital Improvement required by Section 8.2 or 9.1(a), without the consent of Landlord if the Capital Improvement (i) is of equal or better quality than the existing Leased Improvements it is improving, altering or modifying, (ii) does not consist of adding new structures (other than new structures that are consistent with the Primary Intended Use and that comply with the requirements of Section 10.2) or enlarging existing structures (other than the enlargement of existing structures in a manner that is consistent with the Primary Intended Use and that complies with the requirements of Section 10.2), (iii) does not have an adverse effect on the structure of any existing Leased Improvements, and (iv) the cost of any individual Capital Improvement project, as estimated by Tenant in good faith based upon construction or engineering estimates, is not expected to exceed $5,000,000 (which amount shall be subject to Renewal Term Increase on the commencement of each Renewal Term) (Capital Improvements satisfying requirements (i) – (iv) hereof are collectively referred to as “Permitted Capital Improvements”). Prior to commencing the construction of any Capital Improvement, Tenant shall provide Landlord copies of the plans and specifications in respect of all Capital Improvements (whether or not Landlord’s consent is required), which plans and specifications shall be prepared in a high-grade professional manner and shall adequately demonstrate compliance with clauses (i)-(iv) of the preceding sentence with respect to projects that do not require Landlord’s written consent and shall be in such form as Landlord may reasonably require for any other projects; provided, however, Tenant shall not be obligated to deliver such plans and specifications for any Permitted Capital Improvements costing less than $250,000 (which amount shall be subject to Renewal Term Increase on the commencement of each Renewal Term) that do not affect the structure of any Facility or the mechanical, electrical or plumbing systems of such Facility (“Cosmetic Alterations”). Except for Permitted Capital Improvements, all Capital Improvements shall be subject to Landlord’s review and approval, which approval shall not be unreasonably withheld and which consent shall be deemed to have been granted unless a written response is delivered by Landlord to Tenant within the applicable Deemed Approval Period provided for in Section 35.2. For any Capital Improvement other than Cosmetic Alterations, Tenant shall, prior to commencing construction of such Capital Improvement, provide to Landlord a written description of such Capital Improvement and on an ongoing basis supply Landlord with related documentation and information as Landlord may reasonably request (including plans and specifications of any such Capital Improvements), which documentation shall demonstrate that the proposed Capital Improvement complies with the requirements of this Section 10.1 and Section 10.2 If Tenant desires to make a Capital Improvement for which Landlord’s approval is required, Tenant shall submit to Landlord in reasonable detail a general description of the proposal, the projected cost of construction and such plans and specifications, permits, licenses, contracts and other information concerning the proposal as Landlord may reasonably request. Such description shall indicate the use or uses to which such Capital Improvement will be put and the impact, if any, on current and forecasted gross revenues and operating income attributable thereto. It shall be reasonable for Landlord to condition its approval of any Capital Improvement upon any or all of the following terms and conditions:

(a) Such construction shall be effected pursuant to detailed plans and specifications approved by Landlord, which approval shall not be unreasonably withheld and which consent shall be deemed to have been granted unless a written response is delivered by Landlord to Tenant within the applicable Deemed Approval Period provided for in Section 35.2;

(b) Such construction shall be conducted under the supervision of a licensed architect or engineer selected by Tenant and approved by Landlord, which approval shall not be unreasonably withheld and which consent shall be deemed to have been granted unless a written response is delivered by Landlord to Tenant within the applicable Deemed Approval Period provided for in Section 35.2;

(c) Landlord’s receipt, from the general contractor and, if reasonably requested by Landlord, a major subcontractor(s) of a performance and payment bond for the full value of such construction, which such bond shall name Landlord as an additional obligee and otherwise be in form and substance and issued by a Person reasonably satisfactory to Landlord and Landlord’s approval thereof shall be deemed to have been granted unless a written response is delivered by Landlord to Tenant within the applicable Deemed Approval Period provided for in Section 35.2;

(d) In the case of a Tenant Capital Improvement, such construction shall not be undertaken unless Tenant demonstrates to the reasonable satisfaction of Landlord the financial ability to complete the construction without adversely affecting its cash flow position or financial viability and Landlord’s approval thereof shall be deemed to have been granted unless a written response is delivered by Landlord to Tenant within the applicable Deemed Approval Period provided for in Section 35.2; and

(e) No Capital Improvement will result in the Leased Property becoming a “limited use” property for purposes of United States federal income taxes.

10.2 Construction Requirements for All Capital Improvements. Whether or not Landlord’s review and approval is required hereunder for any Capital Improvements:

(a) Such construction shall not be commenced until Tenant shall have procured and paid for all municipal and other governmental permits and authorizations required to be obtained prior to such commencement, including those permits and authorizations required pursuant to any Gaming Regulations, and Landlord shall join in the application for such permits or authorizations whenever such action is necessary; provided, however, that (i) any such joinder shall be at no cost or expense to Landlord; and (ii) any plans required to be filed in connection with any such application which require the approval of Landlord as hereinabove provided shall have been so approved by Landlord;

(b) (i) Such construction shall not, and Tenant’s licensed architect or engineer shall certify to Landlord that such architect or engineer believes that the design of such construction (as illustrated through the applicable corresponding construction documents) shall not, impair the structural strength of any component of the applicable Facility or overburden the electrical, water, plumbing, HVAC or other building systems of any such component in a manner that would violate applicable building codes or prudent industry practices, and (ii) Tenant’s general contractor shall certify to Landlord that such construction is in compliance with such design and corresponding construction documents;

(c) Tenant’s licensed architect or engineer shall certify to Landlord that such architect or engineer believes that the detailed plans and specifications conform to, and comply with, in all material respects all applicable building, subdivision and zoning codes, laws, ordinances and regulations imposed by all governmental authorities having jurisdiction over the Leased Property of the applicable Facility;

(d) During and following completion of such construction, the parking and other amenities which are located in the applicable Facility or on the Land of such Facility shall remain adequate for the operation of such Facility for its Primary Intended Use and in no event shall such parking be less than that which is required by law (including any variances with respect thereto); provided, however, with Landlord’s prior consent and at no additional expense to Landlord, (i) to the extent additional parking is not already a part of a Capital Improvement, Tenant may construct additional parking on the Land; or (ii) Tenant may acquire off-site parking to serve such Facility as long as such parking shall be reasonably proximate to, and dedicated to, or otherwise made available to serve, such Facility;

(e) All work done in connection with such construction shall be done promptly and using materials and resulting in work that is at least as good product and condition as the remaining areas of the applicable Facility and in conformity with all Legal Requirements, including, without limitation, any applicable minority or women owned business requirements; and

(f) Promptly following the completion of such construction, Tenant shall deliver to Landlord “as built” drawings of such addition, certified as accurate by the licensed architect or engineer selected by Tenant to supervise such work, and copies of any new or revised certificates of occupancy.

10.3 Landlord’s Right of First Offer to Fund. Tenant shall request that Landlord fund or finance the construction and acquisition of any Capital Improvement constituting Long-Lived Assets (along with reasonably related fees and expenses, such as title fees, costs of permits, legal fees and other similar transaction related costs) if the cost of such Capital Improvements constituting Long-Lived Assets is expected to be in excess of $5 million (which amount shall be subject to Renewal Term Increase on the commencement of each Renewal Term), and Tenant shall provide to Landlord any information about such Capital Improvements which Landlord may reasonably request (including any specifics regarding the terms upon which Tenant will be seeking financing for such Capital Improvements). Landlord may, but shall be under no obligation to, provide the funds necessary to meet the request. Within ten (10) Business Days of receipt of a request to fund a proposed Capital Improvement pursuant to this Section 10.3, Landlord shall notify Tenant as to whether it will fund all or a portion of such proposed Capital Improvement and, if so, the terms and conditions upon which it would do so (including the terms with respect to any increases in Rent hereunder due to such Capital Improvements). If Landlord agrees to fund such proposed Capital Improvement, Tenant shall have ten (10) Business Days to accept or reject Landlord’s funding proposal. If Landlord declines to fund a proposed Capital Improvement (or declines to provide Tenant written notice within such ten (10) Business Day period of the terms of its proposal to fund such Capital Improvements), Tenant shall be permitted to secure outside financing or utilize then existing available financing for such Capital Improvement for a six-month period, after which six-month period (if Tenant has not secured outside financing or determined to utilize then existing available financing) Tenant shall again be required to first seek funding from Landlord. If Landlord agrees to fund all or a portion of a proposed Capital Improvement and Tenant rejects the terms thereof, Tenant shall be permitted to either use then existing available financing or seek outside financing for such Capital Improvement for a six-month period. If Tenant constructs a Capital Improvement with its then existing available financing or outside financing obtained in accordance with this Section 10.3, (i) except as may otherwise be expressly provided in this Master Lease to the contrary, (A) during the Term, such Capital Improvements shall be deemed part of the Leased Property and the Facilities solely for the purpose of calculating Net Revenues and Percentage Rent hereunder and shall for all other purposes be Tenant’s Property and (B) following expiration or termination of the Term, shall be either, at the option of Landlord, purchased by Landlord for fair market value or, if not purchased by Landlord, Tenant shall be entitled to either remove such Tenant Capital Improvements, provided that the Leased Property is restored in a manner reasonably satisfactory to Landlord, or receive fair value for such Tenant Capital Improvements in accordance with Article XXXVI. If Landlord agrees to fund a proposed Capital Improvement and Tenant accepts the terms thereof, such Capital Improvements shall be deemed part of the Leased Property and the Facilities for all purposes and Tenant shall provide Landlord with the following prior to any advance of funds:

(a) any information, certificates, licenses, permits or documents reasonably requested by Landlord which are necessary and obtainable to confirm that Tenant will be able to use the Capital Improvement upon completion thereof in accordance with the Primary Intended Use, including all required federal, state or local government licenses and approvals;

(b) an Officer’s Certificate and, if requested, a certificate from Tenant’s architect providing appropriate backup information, setting forth in reasonable detail the projected or actual costs related to such Capital Improvements;

(c) an amendment to this Master Lease (and any development or funding agreement agreed to in accordance with this Section 10.3), in a form reasonably agreed to by Landlord and Tenant, which may include, among other things, an increase in the Rent in amounts as agreed upon by the parties hereto pursuant to the agreed funding proposal terms described above and other provisions as may be necessary or appropriate;

(d) a deed conveying title to Landlord to any land acquired for the purpose of constructing the Capital Improvement free and clear of any liens or encumbrances except those approved by Landlord, and accompanied by an ALTA survey thereof satisfactory to Landlord;

(e) for each advance, endorsements to any outstanding policy of title insurance covering the Leased Property or commitments therefor reasonably satisfactory in form and substance to Landlord and which consent shall be deemed to have been granted unless a written response is delivered by Landlord to Tenant within the applicable Deemed Approval Period provided for in Section 35.2 (i) updating the same without any additional exception except those that do not materially affect the value of such land and do not interfere with the use of the Leased Property or as may be approved by Landlord, which approval shall not be unreasonably withheld and which consent shall be deemed to have been granted unless a written response is delivered by Landlord to Tenant within the applicable Deemed Approval Period provided for in Section 35.2, and (ii) increasing the coverage thereof by an amount equal to the cost of the Capital Improvement, except to the extent covered by the owner’s policy of title insurance referred to in paragraph (f) below;

(f) if appropriate, an owner’s policy of title insurance insuring the fair market value of fee simple title to any land and improvements conveyed to Landlord free and clear of all liens and encumbrances except those that do not materially affect the value of such land and do not interfere with the use of the Leased Property or are approved by Landlord, which approval shall not be unreasonably withheld and which consent shall be deemed to have been granted unless a written response is delivered by Landlord to Tenant within the applicable Deemed Approval Period provided for in Section 35.2, provided that if the requirement in this paragraph (f) is not satisfied (or waived by Landlord), Tenant shall be entitled to seek third party financing or use available financing in lieu of seeking such advance from Landlord;

(g) if requested by Landlord, an appraisal by a member of the Appraisal Institute of the Leased Property indicating that the fair market value of the Leased Property upon completion of the Capital Improvement will exceed the fair market value of the Leased Property immediately prior thereto by an amount not less than ninety-five percent (95%) of the cost of the Capital Improvement, provided that if the requirement in this paragraph (g) is not satisfied (or waived by Landlord), Tenant shall be entitled to seek third party financing or use available financing in lieu of seeking such advance from Landlord; and

(h) such other billing statements, invoices, certificates, endorsements, opinions, site assessments, surveys, resolutions, ratifications, lien releases and waivers and other instruments and information reasonably required by Landlord.

ARTICLE XI

11.1 Liens. Subject to the provisions of Article XII relating to permitted contests, Tenant will not directly or indirectly create or allow to remain and will promptly discharge at its expense any lien, encumbrance, attachment, title retention agreement or claim upon the Leased Property or any Capital Improvement thereto or upon the Gaming Licenses (including indirectly through a pledge of shares in the direct or indirect entity owning an interest in the Gaming Licenses) or any attachment, levy, claim or encumbrance in respect of the Rent, excluding, however, (i) this Master Lease; (ii) the matters that existed as of the Commencement Date with respect to such Facility and disclosed on Schedule A; (iii) restrictions, liens and other encumbrances which are consented to in writing by Landlord (such consent not to be unreasonably withheld); (iv) liens for Impositions which Tenant is not required to pay hereunder; (v) subleases permitted by Article XXII; (vi) liens for Impositions not yet delinquent or being contested in accordance with Article XII, provided that Tenant has provided appropriate reserves as required under GAAP and any foreclosure or similar remedies with respect to such Impositions have not been instituted and no notice as to the institution or commencement thereof has been issued except to the extent such institution or commencement is stayed no later than the earlier of (x) ten (10) Business Days after such notice is issued or (y) five (5) Business Days prior to the institution or commencement thereof; (vii) liens of mechanics, laborers, materialmen, suppliers or vendors for sums either disputed or not yet due, provided that (1) the payment of such sums shall not be postponed under any related contract for more than sixty (60) days after the completion of the action giving rise to such lien unless being contested in accordance with Article XII and such reserve or other appropriate provisions as shall be required by law or GAAP shall have been made therefor and no foreclosure or similar remedies with respect to such liens has been instituted and no notice as to the institution or commencement thereof have been issued except to the extent such institution or commencement is stayed no later than the earlier of (x) ten (10) Business Days after such notice is issued or (y) five (5) Business Days prior to the institution or commencement thereof; or (2) any such liens are in the process of being contested as permitted by Article XII; (viii) any Lessor Liens or other liens created by Landlord; (ix) liens related to equipment leases or equipment financing for Tenant’s Property which are used or useful in Tenant’s business on the Leased Property, provided that the payment of any sums due under such equipment leases or equipment financing shall either (1) be paid as and when due in accordance with the terms thereof, or (2) be in the process of being contested as permitted by Article XII and provided that a lien holder’s removal of any such Tenant’s Property from the Leased Property shall be made in accordance with the requirements set forth in this Section 11.1; (x) liens granted as security for the obligations of Tenant and its Affiliates under a Debt Agreement; provided, however, in no event shall the foregoing be deemed or construed to permit Tenant to encumber its leasehold interest (or a subtenant to encumber its subleasehold interest) in the Leased Property or its direct or indirect interest (or the interest of any of its Subsidiaries) in the Gaming Licenses (other than, in each case, to a Permitted Leasehold Mortgagee), without the prior written consent of Landlord, which consent may be granted or withheld in Landlord’s sole discretion; and provided, further, that Tenant shall be required to provide Landlord with fully executed copies of any and all Permitted Leasehold Mortgages and related principal Debt Agreements; and (xi) easements, rights-of-way, restrictions (including zoning restrictions), covenants, encroachments, protrusions and other similar charges or encumbrances, and minor title deficiencies on or with respect to any Leased Property, in each case whether now or hereafter in existence, not individually or in the aggregate materially interfering with the conduct of the business on the Leased Property, taken as a whole.

For the avoidance of doubt, the parties acknowledge and agree that Tenant has not granted any liens in favor of Landlord as security for its obligations hereunder (except to the extent contemplated in the final paragraph of this Section 11.1) and nothing contained herein shall be deemed or construed to prohibit the issuance of a lien on the Equity Interests in Tenant (it being agreed that any foreclosure by a lien holder on such interests in Tenant shall be subject to the restriction on Change in Control set forth in Article XXII) or to prohibit Tenant from pledging its Accounts and other Tenant’s Property and other property of Tenant, including fixtures and equipment installed by Tenant at the Facilities, as collateral in connection with financings from equipment lenders (or to Permitted Leasehold Mortgagees); provided that Tenant shall in no event pledge to any Person that is not granted a Permitted Leasehold Mortgage hereunder any of the Gaming Licenses or other of Tenant’s Property to the extent that such Tenant’s Property cannot be removed from the Leased Property without damaging or impairing the Leased Property (other than in a de minimis manner). For the further avoidance of doubt, by way of example, Tenant shall not grant to any lender (other than a Permitted Leasehold Mortgagee) a lien on, and any and all lien holders (including a Permitted Leasehold Mortgagee) shall not have the right to remove, carpeting, internal wiring, elevators, or escalators at the Leased Property, but lien holders may have the right to remove (and Tenant shall have the right to grant a lien on) slot machines and other gaming equipment even if the removal thereof from the Leased Property could result in de minimis damage; provided any such damage is repaired by the lien holder or Tenant in accordance with the terms of this Master Lease.

Landlord shall not encumber the Leased Property with any easements, rights-of-way, restrictions (including zoning restrictions), covenants, encroachments, protrusions and other similar charges or encumbrances, or other title deficiencies on or with respect to any Leased Property, without Tenant’s prior written consent, which shall not be unreasonably withheld if the proposed matter would not reasonably be expected to interfere with Tenant’s conduct of its business on the Leased Property or any Facility or with the use of the Leased Property or any Facility for its Primary Intended Use and which shall be deemed granted unless a written response is delivered by Tenant to Landlord within the Deemed Approval Period provided for in Section 35.2.

Landlord and Tenant intend that this Master Lease be an indivisible true lease that affords the parties hereto the rights and remedies of landlord and tenant hereunder and does not represent a financing arrangement. This Master Lease is not an attempt by Landlord or Tenant to evade the operation of any aspect of the law applicable to any of the Leased Property. Except as otherwise required by applicable law or any accounting rules or regulations, Landlord and Tenant hereby acknowledge and agree that this Master Lease shall be treated as an operating lease for all purposes and not as a synthetic lease, financing lease or loan and that Landlord shall be entitled to all the benefits of ownership of the Leased Property, including depreciation for all federal, state and local tax purposes.

If, notwithstanding (a) the form and substance of this Master Lease and (b) the intent of the parties, and the language contained herein providing that this Master Lease shall at all times be construed, interpreted and applied to create an indivisible lease of all of the Leased Property, any court of competent jurisdiction finds that this Master Lease is a financing arrangement, this Master Lease shall be considered a secured financing agreement and Landlord’s title to the Leased Property shall constitute a perfected first priority lien in Landlord’s favor on the Leased Property to secure the payment and performance of all the obligations of Tenant hereunder (and to that end, Tenant hereby grants, assigns and transfers to the Landlord a security interest in all right, title or interest in or to any and all of the Leased Property, as security for the prompt and complete payment and performance when due of Tenant’s obligations hereunder). Tenant authorizes Landlord, at the expense of Tenant, to make any filings or take other actions as Landlord reasonably determines are necessary or advisable in order to effect fully this Master Lease or to more fully perfect or renew the rights of the Landlord, and to subordinate to the Landlord the lien of any Permitted Leasehold Mortgagee, with respect to the Leased Property (it being understood that nothing herein shall affect the rights of a Permitted Leasehold Mortgagee under Article XVII hereof). At any time and from time to time upon the request of the Landlord, and at the expense of the Tenant, Tenant shall promptly execute, acknowledge and deliver such further documents and do such other acts as the Landlord may reasonably request in order to effect fully this Master Lease or to more fully perfect or renew the rights of the Landlord with respect to the Leased Property. Upon the exercise by the Landlord of any power, right, privilege or remedy pursuant to this Master Lease which requires any consent, approval, recording, qualification or authorization of any governmental authority, Tenant will execute and deliver, or will cause the execution and delivery of, all applications, certifications, instruments and other documents and papers that Landlord may be required to obtain from Tenant for such consent, approval, recording, qualification or authorization.

ARTICLE XII

12.1 Permitted Contests. Tenant, upon prior written notice to Landlord, on its own or in Landlord’s name, at Tenant’s expense, may contest, by appropriate legal proceedings conducted in good faith and with due diligence, the amount, validity or application, in whole or in part, of any licensure or certification decision (including pursuant to any Gaming Regulation), Imposition, Legal Requirement, Insurance Requirement, lien, attachment, levy, encumbrance, charge or claim; provided, however, that (i) in the case of an unpaid Imposition, lien, attachment, levy, encumbrance, charge or claim, the commencement and continuation of such proceedings shall suspend the collection thereof from Landlord and from the Leased Property or any Capital Improvement thereto; (ii) neither the Leased Property or any Capital Improvement thereto, the Rent therefrom nor any part or interest in either thereof would be in any danger of being sold, forfeited, attached or lost pending the outcome of such proceedings; (iii) in the case of a Legal Requirement, neither Landlord nor Tenant would be in any danger of civil or criminal liability for failure to comply therewith pending the outcome of such proceedings; (iv) if any such contest shall involve a claim value or a potential loss in excess of One Million Dollars ($1,000,000) (which amount shall be subject to Renewal Term Increase on the commencement of each Renewal Term), upon request of Landlord, Tenant shall deliver to Landlord an opinion of counsel reasonably acceptable to Landlord to the effect set forth in clauses (i), (ii) and (iii) above, to the extent applicable (it being agreed that the matters set forth in clause (i) can be addressed by Tenant paying the contested amount prior to any such contest and that the obligation to deliver any such opinion of counsel shall not apply in the case of any contest or appeal involving an application for refund of Impositions already paid by Tenant or, provided the contested Impositions have been paid, seeking a reduction in the amount of any Impositions); (v) in the case of a Legal Requirement, Imposition, lien, encumbrance or charge, Tenant shall give such reasonable security as may be required by Landlord to insure ultimate payment of the same and to prevent any sale or forfeiture of the Leased Property or any Capital Improvement thereto or the Rent by reason of such non-payment or noncompliance; (vi) in the case of an Insurance Requirement, the coverage required by Article XIII shall be maintained; (vii) Tenant shall keep Landlord reasonably informed as to the status of the proceedings; and (viii) if such contest be finally resolved against Landlord or Tenant, Tenant shall promptly pay the amount required to be paid, together with all interest and penalties accrued thereon, or comply with the applicable Legal Requirement or Insurance Requirement. Landlord, at Tenant’s expense, shall execute and deliver to Tenant such authorizations and other documents as may reasonably be required in any such contest, and, if reasonably requested by Tenant or if Landlord so desires, Landlord shall join as a party therein. The provisions of this Article XII shall not be construed to permit Tenant to contest the payment of Rent or any other amount (other than Impositions or Additional Charges which Tenant may from time to time be required to impound with Landlord) payable by Tenant to Landlord hereunder. Tenant shall indemnify, defend, protect and save Landlord harmless from and against any liability, cost or expense of any kind that may be imposed upon Landlord in connection with any such contest and any loss resulting therefrom, except in any instance where Landlord opted to join and joined as a party in the proceeding despite Tenant’s having sent written notice to Landlord of Tenant’s preference that Landlord not join in such proceeding.

ARTICLE XIII

13.1 General Insurance Requirements. During the Term, Tenant shall at all times keep the Leased Property, and all property located in or on the Leased Property, including Capital Improvements, the Fixtures and Tenant’s Property, insured with the kinds and amounts of insurance described below. Each element of insurance described in this Article XIII shall be maintained with respect to the Leased Property of each Facility and Tenant’s Property and operations thereon. Such insurance shall be written by companies permitted to conduct business in the applicable State. All third party liability type policies must name Landlord as an “additional insured.” All property policies shall name Landlord as “loss payee” for its interests in each Facility. All business interruption policies shall name Landlord as “loss payee” with respect to Rent only. Property losses shall be payable to Landlord and/or Tenant as provided in Article XIV. In addition, the policies, as appropriate, shall name as an “additional insured” and/or “loss payee” each Permitted Leasehold Mortgagee and as an “additional insured” or “loss payee” the holder of any mortgage, deed of trust or other security agreement (“Facility Mortgagee”) securing any indebtedness or any other Encumbrance placed on the Leased Property in accordance with the provisions of Article XXXI (“Facility Mortgage”) by way of a standard form of mortgagee’s loss payable endorsement. Except as otherwise set forth herein, any property insurance loss adjustment settlement shall require the written consent of Landlord, Tenant, and each Facility Mortgagee (to the extent required under the applicable Facility Mortgage Documents, but subject to the applicable terms regarding application of insurance proceeds set forth in any non-disturbance agreement delivered by such Facility Mortgagee) unless the amount of the loss net of the applicable deductible is less than Five Million Dollars ($5,000,000) (which amount shall be subject to Renewal Term Increase on the commencement of each Renewal Term) in which event no consent shall be required. Evidence of insurance shall be deposited with Landlord and, if requested, with any Facility Mortgagee(s). The insurance policies required to be carried by Tenant hereunder shall insure against all the following risks with respect to each Facility:

(a) Loss or damage by fire, vandalism, collapse and malicious mischief, extended coverage perils commonly known as “All Risk,” and all physical loss perils normally included in such All Risk insurance, including, but not limited to, sprinkler leakage and windstorm, in an amount not less than the insurable value on a Maximum Foreseeable Loss (as defined below in Section 13.2) basis and including a building ordinance coverage endorsement; provided, that Tenant shall have the right (i) to limit maximum insurance coverage for loss or damage by earthquake (including earth movement) to a minimum amount of Two Hundred Million Dollars ($200,000,000) or as may be reasonably requested by Landlord and commercially available, and (ii) to limit maximum insurance coverage for loss or damage by windstorm (including but not limited to named windstorms) to a minimum amount of Two Hundred Million Dollars ($200,000,000) or as may be reasonably requested by Landlord and commercially available; provided, further, that in the event the premium cost of any or all of earthquake, flood, windstorm (including named windstorm) or terrorism coverages are available only for a premium that is more than 2.5 times the average premium paid by Tenant (or prior operator of Facilities) over the preceding three years for the insurance policy contemplated by this Section 13.1(a), then Tenant shall be entitled and required to purchase the maximum insurance coverage it deems most efficient and prudent to purchase and Tenant shall not be required to spend additional funds to purchase additional coverages insuring against such risks; and provided, further, that some property coverages might be sub-limited in an amount less than the Maximum Foreseeable Loss as long as the sub-limits are commercially reasonable and prudent as deemed by Tenant;

(b) Loss or damage by explosion of steam boilers, pressure vessels or similar apparatus, now or hereafter installed in each Facility, in such limits with respect to any one accident as may be reasonably requested by Landlord from time to time;

(c) Flood (when any of the improvements comprising the Leased Property of a Facility is located in whole or in part within a designated 100-year flood plain area) in an amount not less than the greater of (i) probable maximum loss of a 250 year event, and (ii) One Hundred Million Dollars ($100,000,000), and such other hazards and in such amounts as may be customary for comparable properties in the area;

(d) Loss of rental value in an amount not less than twelve (12) months’ Rent payable hereunder or business interruption in an amount not less than twelve (12) months of income and normal operating expenses including 90-days ordinary payroll and Rent payable hereunder with an extended period of indemnity coverage of at least ninety (90) days necessitated by the occurrence of any of the hazards described in Sections 13.1(a), 13.1(b) or 13.1(c).

(e) Claims for personal injury or property damage under a policy of comprehensive general public liability insurance with amounts not less than One Hundred Million Dollars ($100,000,000) each occurrence and One Hundred Million Dollars ($100,000,000) in the annual aggregate, provided that such requirements may be satisfied through the purchase of a primary general liability policy and excess liability policies;

(f) During such time as Tenant is constructing any improvements, Tenant, at its sole cost and expense, shall carry, or cause to be carried (i) workers’ compensation insurance and employers’ liability insurance covering all persons employed in connection with the improvements in statutory limits, (ii) a completed operations endorsement to the commercial general liability insurance policy referred to above, (iii) builder’s risk insurance, completed value form (or its equivalent), covering all physical loss, in an amount and subject to policy conditions satisfactory to Landlord, and (iv) such other insurance, in such amounts, as Landlord deems reasonably necessary to protect Landlord’s interest in the Leased Property from any act or omission of Tenant’s contractors or subcontractors.

13.2 Maximum Foreseeable Loss. The term “Maximum Foreseeable Loss” shall mean the largest monetary loss within one area that may be expected to result from a single fire with protection impaired, the control of the fire mainly dependent on physical barriers or separations and a delayed manual firefighting by public and/or private fire brigades. If Landlord reasonably believes that the Maximum Foreseeable Loss has increased at any time during the Term, it shall have the right (unless Tenant and Landlord agree otherwise) to have such Maximum Foreseeable Loss redetermined by an impartial national insurance company reasonably acceptable to both parties (the “Impartial Appraiser”), or, if the parties cannot agree on an Impartial Appraiser, then by an Expert appointed in accordance with Section 34.1 hereof. The determination of the Impartial Appraiser (or the Expert, as the case may be) shall be final and binding on the parties hereto, and Tenant shall forthwith adjust the amount of the insurance carried pursuant to this Article XIII to the amount so determined by the Impartial Appraiser (or the Expert, as the case may be), subject to the approval of the Facility Mortgagee, as applicable. Each party shall pay one-half (1/2) of the fee, if any, of the Impartial Appraiser. If Landlord pays the Impartial Appraiser, fifty percent (50%) of such costs shall be Additional Charges hereunder and if Tenant pays such Impartial Appraiser, fifty percent (50%) of such costs shall be a credit against the next Rent payment hereunder. If Tenant has undertaken any structural alterations or additions to the Leased Property having a cost or value in excess of Twenty Five Million Dollars ($25,000,000), Landlord may at Tenant’s expense have the Maximum Foreseeable Loss redetermined at any time after such improvements are made, regardless of when the Maximum Foreseeable Loss was last determined.

13.3 Additional Insurance. In addition to the insurance described above, Tenant shall maintain such additional insurance upon notice from Landlord as may be reasonably required from time to time by any Facility Mortgagee and shall further at all times maintain adequate workers’ compensation coverage and any other coverage required by Legal Requirements for all Persons employed by Tenant on the Leased Property in accordance with Legal Requirements.

13.4 Waiver of Subrogation. All insurance policies carried by either party covering the Leased Property or Tenant’s Property, including, without limitation, contents, fire and liability insurance, shall expressly waive any right of subrogation on the part of the insurer against the other party. Each party, respectively, shall pay any additional costs or charges for obtaining such waiver.

13.5 Policy Requirements. All of the policies of insurance referred to in this Article XIII shall be written in form reasonably satisfactory to Landlord and any Facility Mortgagee and issued by insurance companies with a minimum policyholder rating of “A-” and a financial rating of “VII” in the most recent version of Best’s Key Rating Guide, or a minimum rating of “BBB” from Standard & Poor’s or equivalent. If Tenant obtains and maintains the general liability insurance described in Section 13.1(e) above on a “claims made” basis, Tenant shall provide continuous liability coverage for claims arising during the Term. In the event such “claims made” basis policy is canceled or not renewed for any reason whatsoever (or converted to an “occurrence” basis policy), Tenant shall either obtain (a) “tail” insurance coverage converting the policies to “occurrence” basis policies providing coverage for a period of at least three (3) years beyond the expiration of the Term, or (b) an extended reporting period of at least three (3) years beyond the expiration of the Term. Tenant shall pay all of the premiums therefor, and deliver certificates thereof to Landlord prior to their effective date (and with respect to any renewal policy, prior to the expiration of the existing policy), and in the event of the failure of Tenant either to effect such insurance in the names herein called for or to pay the premiums therefor, or to deliver such certificates thereof to Landlord, at the times required, Landlord shall be entitled, but shall have no obligation, to effect such insurance and pay the premiums therefor, in which event the cost thereof, together with interest thereon at the Overdue Rate, shall be repayable to Landlord upon demand therefor. Tenant shall obtain, to the extent available on commercially reasonable terms, the agreement of each insurer, by endorsement on the policy or policies issued by it, or by independent instrument furnished to Landlord, that it will give to Landlord thirty (30) days’ (or ten (10) days’ in the case of non-payment of premium) written notice before the policy or policies in question shall be altered, allowed to expire or cancelled. Notwithstanding any provision of this Article XIII to the contrary, Landlord acknowledges and agrees that the coverage required to be maintained by Tenant may be provided under one or more policies with various deductibles or self-insurance retentions by Tenant or its Affiliates, subject to Landlord’s approval not to be unreasonably withheld and which approval shall be deemed to have been granted unless a written response is delivered by Landlord to Tenant within the applicable Deemed Approval Period provided for in Section 35.2. Upon written request by Landlord, Tenant shall provide Landlord copies of the property insurance policies when issued by the insurers providing such coverage.

13.6 Increase in Limits. If, from time to time after the Commencement Date, Landlord determines in the exercise of its reasonable business judgment that the limits of the personal injury or property damage-public liability insurance then carried pursuant to Section 13.1(e) hereof are insufficient, Landlord may give Tenant Notice of acceptable limits for the insurance to be carried; provided that in no event will Tenant be required to carry insurance in an amount which exceeds the product of (i) the amounts set forth in Section 13.1(e) hereof and (ii) the greater of (a) the CPI Increase and (b) the Renewal Term Increase; and subject to the foregoing limitation, within ninety (90) days after the receipt of such Notice, the insurance shall thereafter be carried with limits as prescribed by Landlord until further increase pursuant to the provisions of this Section 13.6.

13.7 Blanket Policy. Notwithstanding anything to the contrary contained in this Article XIII, Tenant’s obligations to carry the insurance provided for herein may be brought within the coverage of a so-called blanket policy or policies of insurance carried and maintained by Tenant or Tenant’s Parent; provided that the requirements of this Article XIII (including satisfaction of the Facility Mortgagee’s requirements and the approval of the Facility Mortgagee) are otherwise satisfied, and provided further that Tenant or Tenant’s Parent maintains specific allocations with respect to the Facilities that are acceptable to Landlord.

13.8 No Separate Insurance. Tenant shall not, on Tenant’s own initiative or pursuant to the request or requirement of any third party, (i) take out separate insurance concurrent in form or contributing in the event of loss with that required in this Article XIII to be furnished by, or which may reasonably be required to be furnished by, Tenant or (ii) increase the amounts of any then existing insurance by securing an additional policy or additional policies, unless all parties having an insurable interest in the subject matter of the insurance, including in all cases Landlord and all Facility Mortgagees, are included therein as additional insureds and the loss is payable under such insurance in the same manner as losses are payable under this Master Lease. Notwithstanding the foregoing, nothing herein shall prohibit Tenant from insuring against risks not required to be insured hereby, and as to such insurance, Landlord and any Facility Mortgagee need not be included therein as additional insureds, nor must the loss thereunder be payable in the same manner as losses are payable hereunder except to the extent required to avoid a default under the Facility Mortgage.

ARTICLE XIV

14.1 Property Insurance Proceeds. All proceeds (except business interruption not allocated to rent expenses) payable by reason of any property loss or damage to the Leased Property, or any portion thereof, under any property policy of insurance required to be carried hereunder shall be paid to Facility Mortgagee or to an escrow account held by a third party depositary reasonably acceptable to Landlord and Tenant (pursuant to an escrow agreement acceptable to the parties and intended to implement the terms hereof) and made available to Tenant upon request for payment or reimbursement to Tenant of the reasonable costs of preservation, stabilization, emergency restoration, business interruption, reconstruction and repair, as the case may be, of any damage to or destruction of the Leased Property, or any portion thereof; provided, however, that the portion of such proceeds that are attributable to Tenant’s obligation to pay Rent shall be applied against Rents due by Tenant hereunder; and provided, further, that if the total amount of proceeds payable net of the applicable deductibles is (i) Two Million Five Hundred Thousand Dollars ($2,500,000) or less (which amount shall be subject to Renewal Term Increase on the commencement of each Renewal Term) if there are more than twenty-four months remaining in the then current Term, or (ii) One Hundred Fifty Thousand Dollars ($150,000) or less if there twenty-four (24) months or less remaining in the then current Term (provided, however, in the event that at the time of such determination there remain unexercised Renewal Terms available to Tenant under Section 1.4, then notwithstanding the requirement set forth in Section 1.4 that restricts Tenant from providing a Renewal Notice more than eighteen (18) months prior to the expiration of the then current Term, but subject to all other terms and conditions applicable thereto, Tenant shall have the right to provide a Renewal Notice to Landlord concurrently with any request by Tenant to retain proceeds under this Section 14.1, in which case the applicable thresholds under subclauses (i) and (ii) shall be deemed to include such Renewal Term), and in either case, if no Event of Default has occurred and is continuing, the proceeds shall be paid to, and shall remain with, Tenant and, subject to the limitations set forth in this Article XIV used for the repair of any damage to the Leased Property, it being understood and agreed that Tenant shall have no obligation to rebuild any Tenant Capital Improvement, provided that the Leased Property is rebuilt in a manner reasonably satisfactory to Landlord. Any excess proceeds of insurance remaining after the completion of the restoration or reconstruction of the Leased Property to substantially the same condition as existed immediately before the damage or destruction and with materials and workmanship of like kind and quality and to Landlord’s reasonable satisfaction shall be provided to Tenant. All salvage resulting from any risk covered by insurance for damage or loss to the Leased Property shall belong to Landlord. Tenant shall have the right to prosecute and settle insurance claims, provided that Tenant shall consult with and involve Landlord in the process of adjusting any insurance claims under this Article XIV and any final settlement with the insurance company shall be subject to Landlord’s consent, such consent not to be unreasonably withheld.

14.2 Tenant’s Obligations Following Casualty. (a) If a Facility and/or any Tenant Capital Improvements to a Facility are damaged, whether or not from a risk covered by insurance carried by Tenant, except as otherwise provided herein, (i) Tenant shall restore such Leased Property (excluding any Tenant Capital Improvement, it being understood and agreed that Tenant shall not be required to repair any Tenant Capital Improvement, provided that the Leased Property is rebuilt in a manner reasonably satisfactory to Landlord), to substantially the same condition as existed immediately before such damage and (ii) such damage shall not terminate this Master Lease. In the event that more than twenty percent (20%) of any Facility and/or any Tenant Capital Improvements to a Facility has been destroyed or damaged by fire or other casualty during the last twenty-four (24) months of the Term, and the reconstruction of such improvements is reasonably expected to take longer than the remaining Term, Tenant may elect not to reconstruct such damaged or destroyed improvements, and in such event, Tenant shall (i) provide Landlord with written notice of its election not to reconstruct such damaged or destroyed improvements within sixty (60) days following the day of such casualty; provided, further, in the event that Tenant provides notice to of its election not to reconstruct such improvements under this Section 14.2(i) and there remain unexercised renewal options available to Tenant under Section 1.4, then any notice provided by Tenant under this Section 14.2(i) shall terminate Tenant’s right to renew this Master Lease under Section 1.4, (ii) be obligated to continue to pay Rent for the remainder of the Term, and (iii) at its sole cost and expense, render the destroyed or damaged improvements safe and secure, including the removal of debris, and pay to Landlord an amount equal to the cost to restore the Facility to substantially the same condition as existed immediately prior to the occurrence of such casualty.

(b) If Tenant restores the affected Leased Property and the cost of the repair or restoration exceeds the amount of proceeds received from the insurance required to be carried hereunder, Tenant shall provide Landlord with evidence reasonably acceptable to Landlord that Tenant has available to it any excess amounts needed to restore such Facility. Such excess amounts necessary to restore such Facility shall be paid by Tenant.

(c) If Tenant has not restored the affected Leased Property and gaming operations have not recommenced by the date that is the third anniversary of the date of any casualty other than as a result of Unavoidable Delay, all remaining insurance proceeds shall be paid to and retained by Landlord free and clear of any claim by or through Tenant.

(d) In the event neither Landlord nor Tenant is required or elects to repair and restore the Leased Property, all insurance proceeds, other than proceeds reasonably attributed to any Tenant Capital Improvements (and, subject to no Event of Default having occurred and being continuing, any business interruption proceeds in excess of Tenant’s Rent obligations hereunder), which proceeds shall be and remain the property of Tenant, shall be paid to and retained by Landlord free and clear of any claim by or through Tenant except as otherwise specifically provided below in this Article XIV.

14.3 No Abatement of Rent. This Master Lease shall remain in full force and effect and Tenant’s obligation to pay the Rent and all other charges required by this Master Lease shall remain unabated during the period required for adjusting insurance, satisfying Legal Requirements, repair and restoration. Upon the occurrence of any casualty that has a negative impact on Net Revenue, the Percentage Rent shall continue during the period required to make all necessary repairs at the same rate then in effect immediately prior to the occurrence of such casualty and until such time as the affected Leased Property is rebuilt and gaming operations have recommenced thereon (or such time as this Master Lease has been terminated as to the affected Leased Property).

14.4 Waiver. Tenant waives any statutory rights of termination which may arise by reason of any damage or destruction of the Leased Property but such waiver shall not affect any contractual rights granted to Tenant under this Article XIV.

14.5 Intentionally Omitted.

14.6 Termination of Master Lease; Abatement of Rent. In the event this Master Lease is terminated as to an affected Leased Property pursuant to Section 8.2 (in respect of Tenant being in jeopardy of losing a Gaming License or Landlord being in jeopardy of failing to comply with a regulatory requirement material to the continued operation of a Facility) or Section 15.5 (as provided therein) (such termination or cessation, a “Leased Property Rent Adjustment Event”), then:

(i) the Building Base Rent due hereunder from and after the effective date of any such Leased Property Rent Adjustment Event shall be reduced by an amount determined by multiplying (A) a fraction, (x) the numerator of which shall be the Adjusted Revenue for the affected Leased Property and (y) the denominator of which shall be the Adjusted Revenue for all of the Leased Property then subject to the terms of this Master Lease, including the affected Leased Property (in each case, determined by reference to the most recent Test Period for which Tenant’s Parent’s financial results are available), by (B) the Building Base Rent payable under this Master Lease immediately prior to the effective date of the Leased Property Rent Adjustment Event as to the affected Leased Property;

(ii) the Land Base Rent due hereunder from and after the effective date of any such Leased Property Rent Adjustment Event shall be reduced by an amount determined by multiplying (A) a fraction, (x) the numerator of which shall be the Adjusted Revenue for the affected Leased Property and (y) the denominator of which shall be the Adjusted Revenue for all of the Leased Property then subject to the terms of this Master Lease, including the affected Leased Property (in each case, determined by reference to the most recent Test Period for which Tenant’s Parent’s financial results are available), by (B) the Land Base Rent payable under this Master Lease immediately prior to the effective date of the Leased Property Rent Adjustment Event as to the affected Leased Property;

(iii) the Percentage Rent due from and after the effective date of any such Leased Property Rent Adjustment Event with respect to a Leased Property, shall be reduced by an amount determined by multiplying (A) a fraction, (x) the numerator of which shall be the Adjusted Revenue for the affected Leased Property and (y) the denominator of which shall be the Adjusted Revenue for all of the Leased Property then subject to the terms of this Master Lease, including the affected Leased Property (in each case, determined by reference to the most recent Test Period for which Tenant’s Parent’s financial results are available), by (B) the Percentage Rent payable immediately prior to the effective date of the Leased Property Rent Adjustment Event as to the affected Leased Property;

(iv) the amount set forth in clause (b) of the second sentence of the definition of Percentage Rent shall be modified from and after the effective date of any such Leased Property Rent Adjustment Event with respect to a Leased Property by reducing the amount set forth in clause (b) of the second sentence of the definition of Percentage Rent by an amount determined by multiplying (A) a fraction, (x) the numerator of which is the Adjusted Revenue for the affected Leased Property and (y) the denominator of which is the Adjusted Revenue for all of the Leased Property then subject to the terms of this Master Lease, including the affected Leased Property (in each case, determined by reference to the most recent Test Period for which Tenant’s Parent’s financial results are available), by (B) the amount set forth in clause (b) of the second sentence of the definition of Percentage Rent immediately prior to the effective date of the Leased Property Rent Adjustment Event as to the affected Leased Property; and

(v) Landlord shall retain any claim which Landlord may have against Tenant for failure to insure such Leased Property as required by Article XIII.

ARTICLE XV

15.1 Condemnation.

(a) Total Taking. If the Leased Property of a Facility is totally and permanently taken by Condemnation (a “Taking”), this Master Lease shall terminate with respect to such Facility as of the day before the Date of Taking for such Facility.

(b) Partial Taking. If a portion of the Leased Property of, and any Tenant Capital Improvements to, a Facility are taken by Condemnation, this Master Lease shall remain in effect if the affected Facility is not thereby rendered Unsuitable for Its Primary Intended Use, but if such Facility is thereby rendered Unsuitable for Its Primary Intended Use, this Master Lease shall terminate with respect to such Facility as of the day before the Date of Taking for such Facility.

(c) Restoration. If there is a partial Taking of the Leased Property of, and any Tenant Capital Improvements to, a Facility and this Master Lease remains in full force and effect with respect to such Facility, Landlord shall make available to Tenant the portion of the Award applicable to restoration of the Leased Property (excluding any Tenant Capital Improvements, it being understood and agreed that Tenant shall not be required to repair or restore any Tenant Capital Improvements, provided that the Leased Property is restored in a manner reasonably satisfactory to Landlord), and Tenant shall accomplish all necessary restoration whether or not the amount provided by the Condemnor for restoration is sufficient and the Base Rent shall be reduced by such amount as may be agreed upon by Landlord and Tenant or, if they are unable to reach such an agreement within a period of thirty (30) days after the occurrence of the Taking, then the Base Rent for such Facility shall be proportionately reduced, based on the proportion of the Facility that was subject to the partial Taking and pursuant to the formula set forth in Section 14.6 hereof. Tenant shall restore such Leased Property (as nearly as possible under the circumstances) to a complete architectural unit of the same general character and condition as such Leased Property existing immediately prior to such Taking.

15.2 Award Distribution. Except as set forth below (and to the extent provided in Section 15.1(c) hereof), the entire Award shall belong to and be paid to Landlord. Tenant shall, however, be entitled to pursue its own claim with respect to the Taking for Tenant’s lost profits value and moving expenses and, the portion of the Award, if any, allocated to any Tenant Capital Improvements (subject to Tenant’s restoring the Leased Property not subject to a Taking in a manner reasonably satisfactory to Landlord) and Tenant’s Property shall be and remain the property of Tenant free of any claim thereto by Landlord.

15.3 Temporary Taking. The taking of the Leased Property, or any part thereof, shall constitute a taking by Condemnation only when the use and occupancy by the taking authority has continued for longer than 180 consecutive days. During any shorter period, which shall be a temporary taking, all the provisions of this Master Lease shall remain in full force and effect and the Award allocable to the Term shall be paid to Tenant.

15.4 Intentionally Omitted.

15.5 Termination of Master Lease; Abatement of Rent. In the event this Master Lease is terminated with respect to the affected portion of the Leased Property as a result of a Taking, the Base Rent due hereunder from and after the effective date of such termination shall be reduced by an amount determined in the same manner as set forth in Section 14.6 hereof.

ARTICLE XVI

16.1 Events of Default. Any one or more of the following shall constitute an “Event of Default”:

(a)  (i)   Tenant shall fail to pay any installment of Rent within four (4) Business Days of when due and such failure is not cured by Tenant within three (3) Business Days after notice from Landlord of Tenant’s failure to pay such installment of Rent when due (and such notice of failure from Landlord may be given any time after such installment is four (4) Business Days late);

(ii) Tenant shall fail on any two separate occasions in the same Fiscal Year to pay any installment of Rent within four (4) Business Days of when due;

(iii) Tenant shall fail on any occasion to pay any installment of Rent within ten (10) Business Days of when due; or

(iv) Tenant shall fail to pay any Additional Charge within five (5) Business Days after notice from Landlord of Tenant’s failure to make such payment of such Additional Charge when due (and such notice of failure from Landlord may be given any time after such payment is more than one (1) Business Day late);

(b) a default shall occur under any Guaranty, where the default is not cured within any applicable grace period set forth therein or, if no cure periods are provided, within fifteen (15) days after notice from Landlord (or in the case of a breach of Paragraph 8 of the Guaranty, the cure periods provided herein with respect to such action or omission);

(c) Tenant or any Guarantor shall:

(i) admit in writing its inability to pay its debts generally as they become due;

(ii) file a petition in bankruptcy or a petition to take advantage of any insolvency act;

(iii) make an assignment for the benefit of its creditors;

(iv) consent to the appointment of a receiver of itself or of the whole or any substantial part of its property; or

(v) file a petition or answer seeking reorganization or arrangement under the United States bankruptcy laws or any other applicable law or statute of the United States of America or any state thereof;

(d) Tenant or any Guarantor (other than an Immaterial Subsidiary Guarantor) shall be adjudicated as bankrupt or a court of competent jurisdiction shall enter an order or decree appointing, without the consent of Tenant or any Guarantor (other than an Immaterial Subsidiary Guarantor), a receiver of Tenant or any Guarantor (other than an Immaterial Subsidiary Guarantor) or of the whole or substantially all of the Tenant’s or any Guarantor’s (other than an Immaterial Subsidiary Guarantor’s) property, or approving a petition filed against Tenant or any Guarantor (other than an Immaterial Subsidiary Guarantor) seeking reorganization or arrangement of Tenant or any Guarantor (other than an Immaterial Subsidiary Guarantor) under the United States bankruptcy laws or any other applicable law or statute of the United States of America or any state thereof, and such judgment, order or decree shall not be vacated or set aside or stayed within sixty (60) days from the date of the entry thereof;

(e) Tenant or any Guarantor (other than an Immaterial Subsidiary Guarantor) shall be liquidated or dissolved (except that any Guarantor may be liquidated or dissolved into another Guarantor or the Tenant or so long as its assets are distributed following such liquidation or dissolution to another Guarantor or Tenant);

(f) the estate or interest of Tenant in the Leased Property or any part thereof shall be levied upon or attached in any proceeding relating to more than $1,000,000 (which amount shall be subject to Renewal Term Increase on the commencement of each Renewal Term) and the same shall not be vacated, discharged or stayed pending appeal (or bonded or otherwise similarly secured payment) within the later of ninety (90) days after commencement thereof or thirty (30) days after receipt by Tenant of notice thereof from Landlord; provided, however, that such notice shall be in lieu of and not in addition to any notice required under applicable law;

(g) except as a result of material damage, destruction or Condemnation, Tenant voluntarily ceases operations for its Primary Intended Use at a Facility and such event would reasonably be expected to have a material adverse effect on Tenant, the Facilities, or on the Leased Property, in each case, taken as a whole;

(h) any of the representations or warranties (other than a Fundamental Representation as to which clause (m) below applies) made by Tenant or any Guarantor in a Guaranty hereunder proves to be untrue when made in any material respect which materially and adversely affects Landlord and such failure is not cured by Tenant (so that the applicable representation or warranty can truthfully be made by Tenant or Guarantor, respectively) within thirty (30) days after notice thereof from Landlord; provided, however, if such failure cannot with due diligence be cured within such thirty (30) day period, such failure shall not be deemed to be an Event of Default if Tenant promptly commences the cure of such failure within such thirty (30) day period and thereafter proceeds with due diligence to cure such failure and diligently completes the curing thereof within an additional sixty (60) days following the expiration of such initial thirty (30) day period; provided, however, that such notice shall be in lieu of and not in addition to any notice required under applicable law;

(i) any applicable license or other agreements material to a Facility’s operation for its Primary Intended Use are at any time terminated or revoked or suspended for more than thirty (30) days (and causes cessation of gaming activity at a Facility) and such termination, revocation or suspension is not stayed pending appeal and would reasonably be expected to have a material adverse effect on Tenant, the Facilities, or on the Leased Property, taken as a whole;

(j) except to a permitted assignee pursuant to Section 22.2 or a permitted subtenant or Subsidiary that joins as a Guarantor to the Guaranty pursuant to Section 22.3, or with respect to the granting of a permitted pledge hereunder to a Permitted Leasehold Mortgagee, the sale or transfer, without Landlord’s consent, of all or any portion of any Gaming License or similar certificate or license relating to the Leased Property;

(k) Tenant or any Guarantor, by its acts or omissions, causes the occurrence of a default under any provision (to the extent Tenant has knowledge of such provision and Tenant’s or such Guarantor’s obligations with respect thereto) of any Facility Mortgage, related documents or obligations thereunder by which Tenant is bound in accordance with Section 31.1 or has agreed under the terms of this Master Lease to be bound, which default is not cured within the applicable time period available under such Facility Mortgage (or, if longer, such cure period as is required to be afforded with respect thereto in accordance with Section 31.3) or any non-disturbance agreement applicable thereto, if the effect of such default is to cause, or to permit the holder or holders of that Facility Mortgage or Indebtedness secured by that Facility Mortgage (or a trustee or agent on behalf of such holder or holders) to cause, the Facility Mortgage (or the Indebtedness secured thereby) to become or be declared due and payable (or redeemable) prior to its stated maturity (excluding, in the case of any Facility Mortgage other than the GLPI Facility Mortgage, any default related to the financial performance of Tenant or any Guarantor), it being understood, without limitation of the foregoing, that an Event of Default shall exist under this sublcause (k) if Tenant or any Guarantor, by its acts or omissions, causes the occurrence of any “Event of Default” as such term is defined in the GLPI Facility Mortgage; it being understood that the Facility Mortgagee or the holder or holders of any Facility Mortgagee shall not be required to so declare such Indebtedness to due and payable prior to the stated maturity in order for there to be an “Event of Default” hereunder;

(l) a breach by Tenant of Section 23.3(a) hereof or Section 23.3(b) hereof;

(m) Any of the Fundamental Representations made by Tenant or Tenant’s Parent hereunder proves to be untrue when made in any respect that (i) results in the invalidity or unenforceability of this Master Lease or any Guaranty in any respect, (ii) affects the ability of Tenant to perform its obligations under this Master Lease in any material respect, (iii) results in any liability of Landlord under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended from time to time, or any other applicable Legal Requirement affecting Landlord; provided, however, in the event there is a breach of any Fundamental Representation by Tenant or Tenant’s Parent that does not fall within subclauses (i) through (iii) above, then in such instance any such breach shall constitute an Event of Default if such breach is not cured within the cure periods set forth in Section 16.1(h) above;

(n) if Tenant shall fail to observe or perform any other term, covenant or condition of this Master Lease and such failure is not cured by Tenant within thirty (30) days after notice thereof from Landlord, unless such failure cannot with due diligence be cured within a period of thirty (30) days, in which case such failure shall not be deemed to be an Event of Default if Tenant proceeds promptly and with due diligence to cure the failure and diligently completes the curing thereof within one hundred twenty (120) days after such notice from Landlord; provided, however, that such notice shall be in lieu of and not in addition to any notice required under applicable law;

(o) if Tenant or any Guarantor shall fail to pay, bond, escrow or otherwise similarly secure payment of one or more final judgments aggregating in excess of the product of (i) $100 million and (ii) the CPI Increase (and only to the extent not covered by insurance), which judgments are not discharged or effectively waived or stayed for a period of 45 consecutive days; and

(p) an assignment of Tenant’s interest in this Master Lease (including pursuant to a Change in Control) shall have occurred without the consent of Landlord to the extent such consent is required under Article XXII or Tenant is otherwise in default of the provisions set forth in Section 22.1 below.

No Event of Default (other than a failure to make payment of money) shall be deemed to exist under this Section 16.1 during any time the curing thereof is prevented by an Unavoidable Delay, provided that upon the cessation of the Unavoidable Delay, Tenant remedies the default without further delay.

16.2 Certain Remedies. If an Event of Default shall have occurred and be continuing, Landlord may (a) terminate this Master Lease by giving Tenant no less than ten (10) days’ notice of such termination and the Term shall terminate and all rights of Tenant under this Master Lease shall cease, (b) seek damages as provided in Section 16.3 hereof, and/or (c) exercise any other right or remedy at law or in equity available to Landlord as a result of any Event of Default. Tenant shall pay as Additional Charges all costs and expenses incurred by or on behalf of Landlord, including reasonable attorneys’ fees and expenses, as a result of any Event of Default hereunder.

If an Event of Default shall have occurred and be continuing, whether or not this Master Lease has been terminated pursuant to the first sentence of this Section 16.2, Tenant shall, to the extent permitted by law (including applicable Gaming Regulations), if required by Landlord to do so, immediately surrender to Landlord possession of all or any portion of the Leased Property (including any Tenant Capital Improvements of the Facilities) as to which Landlord has so demanded and quit the same and Landlord may, to the extent permitted by law (including applicable Gaming Regulations), enter upon and repossess such Leased Property and any Capital Improvement thereto by reasonable force, summary proceedings, ejectment or otherwise, and, to the extent permitted by law (including applicable Gaming Regulations), may remove Tenant and all other Persons and any of Tenant’s Property from such Leased Property (including any such Tenant Capital Improvement thereto).

16.3 Damages. None of (i) the termination of this Master Lease, (ii) the repossession of the Leased Property (including any Capital Improvements to any Facility), (iii) the failure of Landlord to relet the Leased Property or any portion thereof, (iv) the reletting of all or any portion of the Leased Property, or (v) the inability of Landlord to collect or receive any rentals due upon any such reletting, shall relieve Tenant of its liabilities and obligations hereunder, all of which shall survive any such termination, repossession or reletting. Landlord and Tenant agree that Landlord shall have no obligation to mitigate Landlord’s damages under this Master Lease. If any such termination of this Master Lease occurs (whether or not Landlord terminates Tenant’s right to possession of the Leased Property), Tenant shall forthwith pay to Landlord all Rent due and payable under this Master Lease to and including the date of such termination. Thereafter:

Tenant shall forthwith pay to Landlord, at Landlord’s option, as and for liquidated and agreed current damages for the occurrence of an Event of Default, either:

(A) the sum of:

(i) the worth at the time of award of the unpaid Rent which had been earned at the time of termination to the extent not previously paid by Tenant under this Section 16.3;

(ii) the worth at the time of award of the amount by which the unpaid Rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided;

(iii) the worth at the time of award of the amount by which the unpaid Rent for the balance of the Term after the time of award exceeds the amount of such rental loss that Tenant proves could be reasonably avoided; plus

(iv) any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Master Lease or which in the ordinary course of things would be likely to result therefrom.

As used in clauses (i) and (ii) above, the “worth at the time of award” shall be computed by allowing interest at the Overdue Rate. As used in clause (iii) above, the “worth at the time of award” shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of New York at the time of award plus one percent (1%) and reducing such amount by the portion of the unpaid Rent that Tenant proves could be reasonably avoided. For purposes of determining the worth at the time of the award, Percentage Rent that would have been payable for the remainder of the Term shall be deemed to be the greater of (y) the same as the Percentage Rent for the then current Lease Year or, if not determinable, the immediately preceding Lease Year; and (z) such other amount as Landlord shall demonstrate could reasonably have been earned (assuming Net Revenues will have not been impacted by any of the conditions that contributed to the Event of Default).

or

(B) if Landlord chooses not to terminate Tenant’s right to possession of the Leased Property (whether or not Landlord terminates this Master Lease), each installment of said Rent and other sums payable by Tenant to Landlord under this Master Lease as the same becomes due and payable, together with interest at the Overdue Rate from the date when due until paid, and Landlord may enforce, by action or otherwise, any other term or covenant of this Master Lease (and Landlord may at any time thereafter terminate Tenant’s right to possession of the Leased Property and seek damages under subparagraph (A) hereof, to the extent not already paid for by Tenant under this subparagraph (B)).

16.4 Receiver. Upon the occurrence and continuance of an Event of Default, and upon commencement of proceedings to enforce the rights of Landlord hereunder, but subject to any limitations of applicable law, Landlord shall be entitled, as a matter of right, to the appointment of a receiver or receivers acceptable to Landlord of the Leased Property and of the revenues, earnings, income, products and profits thereof, pending the outcome of such proceedings, with such powers as the court making such appointment shall confer.

16.5 Waiver. If Landlord initiates judicial proceedings or if this Master Lease is terminated by Landlord pursuant to this Article XVI, Tenant waives, to the extent permitted by applicable law, (i) any right of redemption, re-entry or repossession; and (ii) the benefit of any laws now or hereafter in force exempting property from liability for rent or for debt.

16.6 Application of Funds. Any payments received by Landlord under any of the provisions of this Master Lease during the existence or continuance of any Event of Default which are made to Landlord rather than Tenant due to the existence of an Event of Default shall be applied to Tenant’s obligations in the order which Landlord may reasonably determine or as may be prescribed by the laws of the State.

ARTICLE XVII

17.1 Permitted Leasehold Mortgagees.

(a) On one or more occasions without Landlord’s prior consent Tenant may mortgage or otherwise encumber Tenant’s estate in and to the Leased Property (the “Leasehold Estate”) to one or more Permitted Leasehold Mortgagees under one or more Permitted Leasehold Mortgages and pledge its right, title and interest under this Master Lease as security for such Permitted Leasehold Mortgages or any Debt Agreement secured thereby; provided that no Person shall be considered a Permitted Leasehold Mortgagee unless (1) such Person delivers to Landlord a written agreement (in form and substance reasonably satisfactory to Landlord) providing (i) that (unless this Master Lease has been terminated as to a particular Facility) such Permitted Leasehold Mortgagee and any lenders for whom it acts as representative, agent or trustee, will not use or dispose of any Gaming License for use at a location other than at the Facility to which such Gaming License relates as of the date such Person becomes a Permitted Leasehold Mortgagee (or, in the case of any Facility added to this Master Lease after such date, as of the date that such Facility is added to this Master Lease), and (ii) an express acknowledgement that, in the event of the exercise by the Permitted Leasehold Mortgagee of its rights under the Permitted Leasehold Mortgage, the Permitted Leasehold Mortgagee shall be required to (except for a transfer that meets the requirements of Section 22.2(iii)) secure the approval of Landlord for the replacement of Tenant with respect to the affected portion of the Leased Property and contain the Permitted Leasehold Mortgagee’s acknowledgment that such approval may be granted or withheld by Landlord in accordance with the provisions of Article XXII of this Master Lease, and (2) the underlying Permitted Leasehold Mortgage includes an express acknowledgement that any exercise of remedies thereunder that would affect the Leasehold Estate shall be subject to the terms of this Master Lease.

(b) Notice to Landlord.

(i)   (1)  If Tenant shall, on one or more occasions, mortgage Tenant’s Leasehold Estate and if the holder of such Permitted Leasehold Mortgage shall provide Landlord with written notice of such Permitted Leasehold Mortgage together with a true copy of such Permitted Leasehold Mortgage and the name and address of the Permitted Leasehold Mortgagee, Landlord and Tenant agree that, following receipt of such written notice by Landlord, the provisions of this Section 17.1 shall apply in respect to each such Permitted Leasehold Mortgage.

(2) In the event of any assignment of a Permitted Leasehold Mortgage or in the event of a change of address of a Permitted Leasehold Mortgagee or of an assignee of such Mortgage, written notice of the new name and address shall be provided to Landlord.

(ii) Landlord shall promptly upon receipt of a communication purporting to constitute the notice provided for by subsection (b)(i) above acknowledge by an executed and notarized instrument receipt of such communication as constituting the notice provided for by subsection (b)(i) above and confirming the status of the Permitted Leasehold Mortgagee as such or, in the alternative, notify the Tenant and the Permitted Leasehold Mortgagee of the rejection of such communication as not conforming with the provisions of this Section 17.1 and specify the specific basis of such rejection.

(iii) After Landlord has received the notice provided for by subsection (b)(i) above, the Tenant, upon being requested to do so by Landlord, shall with reasonable promptness provide Landlord with copies of the note or other obligation secured by such Permitted Leasehold Mortgage and of any other documents pertinent to the Permitted Leasehold Mortgage as specified by the Landlord. If requested to do so by Landlord, Tenant shall thereafter also provide the Landlord from time to time with a copy of each amendment or other modification or supplement to such instruments. All recorded documents shall be accompanied by the appropriate recording stamp or other certification of the custodian of the relevant recording office as to their authenticity as true and correct copies of official records and all nonrecorded documents shall be accompanied by a certification by Tenant that such documents are true and correct copies of the originals. From time to time upon being requested to do so by Landlord, Tenant shall also notify Landlord of the date and place of recording and other pertinent recording data with respect to such instruments as have been recorded.

(c) Default Notice. Landlord, upon providing Tenant any notice of: (i) default under this Master Lease or (ii) a termination of this Master Lease, shall at the same time provide a copy of such notice to every Permitted Leasehold Mortgagee for which notice has been properly provided to Landlord pursuant to Section 17.1(b) hereof. No such notice by Landlord to Tenant shall be deemed to have been duly given unless and until a copy thereof has been sent, in the manner prescribed in Section 35.1 of this Master Lease, to every Permitted Leasehold Mortgagee for which notice has been properly provided to Landlord pursuant to Section 17.1(b) hereof. From and after such notice has been sent to a Permitted Leasehold Mortgagee, such Permitted Leasehold Mortgagee shall have the same period, after the giving of such notice upon its remedying any default or acts or omissions which are the subject matter of such notice or causing the same to be remedied, as is given Tenant after the giving of such notice to Tenant, plus in each instance, the additional periods of time specified in subsections (d) and (e) of this Section 17.1 to remedy or cause to be remedied, or if such default is not capable of being cured by the payment of money, to commence remedying or causing to be remedied, the defaults or acts or omissions which are the subject matter of such notice specified in any such notice, which election shall be effective conditioned upon such Permitted Leasehold Mortgagee timely giving Landlord notice (the “Lender Cure Election Notice”) to such effect. Landlord shall accept such performance by or at the instigation of such Permitted Leasehold Mortgagee as if the same had been done by Tenant. Tenant authorizes each Permitted Leasehold Mortgagee (to the extent such action is authorized under the applicable Debt Agreement) to take any such action at such Permitted Leasehold Mortgagee’s option and does hereby authorize entry upon the premises by the Permitted Leasehold Mortgagee for such purpose.

(d) Notice to Permitted Leasehold Mortgagee. Anything contained in this Master Lease to the contrary notwithstanding, if any default shall occur which entitles Landlord to terminate this Master Lease, Landlord shall have no right to terminate this Master Lease on account of such default unless, following the expiration of the period of time given Tenant to cure such default or the act or omission which gave rise to such default, Landlord shall notify every Permitted Leasehold Mortgagee for which notice has been properly provided to Landlord pursuant to Section 17.1(b) hereof of Landlord’s intent to so terminate at least thirty (30) days in advance of the proposed effective date of such termination if such default is capable of being cured by the payment of money, and at least ninety (90) days in advance of the proposed effective date of such termination if such default is not capable of being cured by the payment of money (“Termination Notice”). The provisions of subsection (e) below of this Section 17.1 shall apply if, during such thirty (30) or ninety (90) days (as the case may be) Termination Notice period, any Permitted Leasehold Mortgagee shall:

(i) notify Landlord of such Permitted Leasehold Mortgagee’s desire to nullify such Termination Notice; and

(ii) pay or cause to be paid all Rent, Additional Charges, and other payments (i) then due and in arrears as specified in the Termination Notice to such Permitted Leasehold Mortgagee and (ii) which may become due during such thirty (30) or ninety (90) day (as the case may be) period (as the same may become due); and

(iii) comply or in good faith, with reasonable diligence and continuity, commence to comply with all nonmonetary requirements of this Master Lease then in default and reasonably susceptible of being complied with by such Permitted Leasehold Mortgagee, provided, however, that such Permitted Leasehold Mortgagee shall not be required during such ninety (90) day period to cure or commence to cure any default consisting of Tenant’s failure to satisfy and discharge any lien, charge or encumbrance against the Tenant’s interest in this Master Lease or the Leased Property, or any of Tenant’s other assets junior in priority to the lien of the mortgage or other security documents held by such Permitted Leasehold Mortgagee; and

(iv) during such thirty (30) or ninety (90) day period, the Permitted Leasehold Mortgagee shall respond, with reasonable diligence, to requests for information from Landlord as to the Permitted Leasehold Mortgagee’s (and related lenders’) intent to pay such Rent and other charges and comply with this Master Lease.

(e) Procedure on Default.

(i) If Landlord shall elect to terminate this Master Lease by reason of any Event of Default of Tenant that has occurred and is continuing, and a Permitted Leasehold Mortgagee shall have proceeded in the manner provided for by subsection (d) of this Section 17.1, the specified date for the termination of this Master Lease as fixed by Landlord in its Termination Notice shall be extended for a period of six (6) months; provided that such Permitted Leasehold Mortgagee shall, during such six-month period (and during the period of any continuance referred to in subsection (e)(ii) below):

(1) pay or cause to be paid the Rent, Additional Charges and other monetary obligations of Tenant under this Master Lease as the same become due, and continue its good faith efforts to perform or cause to be performed all of Tenant’s other obligations under this Master Lease, excepting (A) obligations of Tenant to satisfy or otherwise discharge any lien, charge or encumbrance against Tenant’s interest in this Master Lease or the Leased Property or any of Tenant’s other assets junior in priority to the lien of the mortgage or other security documents held by such Permitted Leasehold Mortgagee and (B) past nonmonetary obligations then in default and not reasonably susceptible of being cured by such Permitted Leasehold Mortgagee; and

(2) if not enjoined or stayed pursuant to a bankruptcy or insolvency proceeding or other judicial order, diligently continue to pursue acquiring or selling Tenant’s interest in this Master Lease and the Leased Property by foreclosure of the Permitted Leasehold Mortgage or other appropriate means and diligently prosecute the same to completion.

(ii) If at the end of such six (6) month period such Permitted Leasehold Mortgagee is complying with subsection (e)(i) above, this Master Lease shall not then terminate, and the time for completion by such Permitted Leasehold Mortgagee of its proceedings shall continue (provided that for the time of such continuance, such Permitted Leasehold Mortgagee is in compliance with subsection (e)(i) above) (x) so long as such Permitted Leasehold Mortgagee is enjoined or stayed pursuant to a bankruptcy or insolvency proceeding or other judicial order and if so enjoined or stayed, thereafter for so long as such Permitted Leasehold Mortgagee proceeds to complete steps to acquire or sell Tenant’s interest in this Master Lease by foreclosure of the Permitted Leasehold Mortgage or by other appropriate means with reasonable diligence and continuity but not to exceed twelve (12) months after the Permitted Leasehold Mortgagee is no longer so enjoined or stayed from prosecuting the same and in no event longer than twenty-four (24) months from the date of Landlord’s initial notification to Permitted Leasehold Mortgagee pursuant to Section 17.1(d) hereof, and (y) if such Permitted Leasehold Mortgagee is not so enjoined or stayed, thereafter for so long as such Permitted Leasehold Mortgagee proceeds to complete steps to acquire or sell Tenant’s interests in this Master Lease by foreclosure of the Permitted Leasehold Mortgage or by other appropriate means with reasonable diligence and continuity but not to exceed twelve (12) months from the date of Landlord’s initial notification to Permitted Leasehold Mortgagee pursuant to Section 17.1(d) hereof. Nothing in this subsection (e) of this Section 17.1, however, shall be construed to extend this Master Lease beyond the original term thereof as extended by any options to extend the term of this Master Lease properly exercised by Tenant or a Permitted Leasehold Mortgagee in accordance with Section 1.4, nor to require a Permitted Leasehold Mortgagee to continue such foreclosure proceeding after the default has been cured. If the default shall be cured pursuant to the terms and within the time periods allowed in subsections (d) and (e) of this Section 17.1 and the Permitted Leasehold Mortgagee shall discontinue such foreclosure proceedings, this Master Lease shall continue in full force and effect as if Tenant had not defaulted under this Master Lease.

(iii) If a Permitted Leasehold Mortgagee is complying with subsection (e)(i) and, if applicable, subsection (e)(ii) of this Section 17.1, upon the acquisition of Tenant’s Leasehold Estate herein by a Discretionary Transferee this Master Lease shall continue in full force and effect as if Tenant had not defaulted under this Master Lease, provided that such Discretionary Transferee cures all outstanding defaults that can be cured through the payment of money and all other defaults that are reasonably susceptible of being cured.

(iv) For the purposes of this Section 17.1, the making of a Permitted Leasehold Mortgage shall not be deemed to constitute an assignment or transfer of this Master Lease nor of the Leasehold Estate hereby created, nor shall any Permitted Leasehold Mortgagee, as such, be deemed to be an assignee or transferee of this Master Lease or of the Leasehold Estate hereby created so as to require such Permitted Leasehold Mortgagee, as such, to assume the performance of any of the terms, covenants or conditions on the part of the Tenant to be performed hereunder; but the purchaser at any sale of this Master Lease (including a Permitted Leasehold Mortgagee if it is the purchaser at foreclosure) and of the Leasehold Estate hereby created in any proceedings for the foreclosure of any Permitted Leasehold Mortgage, or the assignee or transferee of this Master Lease and of the Leasehold Estate hereby created under any instrument of assignment or transfer in lieu of the foreclosure of any Permitted Leasehold Mortgage, shall be subject to Article XXII hereof (including the requirement that such purchaser assume the performance of the terms, covenants or conditions on the part of the Tenant to be performed hereunder and meet the qualifications of Discretionary Transferee or be reasonably consented to by Landlord in accordance with Section 22.2(i) hereof).

(v) Any Permitted Leasehold Mortgagee or other acquirer of the Leasehold Estate of Tenant pursuant to foreclosure, assignment in lieu of foreclosure or other proceedings in accordance with the requirements of Section 22.2(iii) of this Master Lease may, upon acquiring Tenant’s Leasehold Estate, without further consent of Landlord, sell and assign the Leasehold Estate in accordance with the requirements of Section 22.2(iii) of this Master Lease and enter into Permitted Leasehold Mortgages in the same manner as the original Tenant, subject to the terms hereof.

(vi) Notwithstanding any other provisions of this Master Lease, any sale of this Master Lease and of the Leasehold Estate hereby created in any proceedings for the foreclosure of any Permitted Leasehold Mortgage, or the assignment or transfer of this Master Lease and of the Leasehold Estate hereby created in lieu of the foreclosure of any Permitted Leasehold Mortgage, shall be deemed to be a permitted sale, transfer or assignment of this Master Lease and of the Leasehold Estate hereby created to the extent that the successor tenant under this Master Lease is a Discretionary Transferee and the transfer otherwise complies with the requirements of Section 22.2(iii) of this Master Lease or the transferee is reasonably consented to by Landlord in accordance with Section 22.2(i) hereof.

(f) New Lease. In the event of the termination of this Master Lease other than due to a default as to which the Permitted Leasehold Mortgagee had the opportunity to, but did not, cure the default as set forth in Sections 17.1(d) and 17.1(e) above, Landlord shall provide each Permitted Leasehold Mortgagee with written notice that this Master Lease has been terminated (“Notice of Termination”), together with a statement of all sums which would at that time be due under this Master Lease but for such termination, and of all other defaults, if any, then known to Landlord. Landlord agrees to enter into a new lease (“New Lease”) of the Leased Property with such Permitted Leasehold Mortgagee or its Permitted Leasehold Mortgagee Designee (in each case if a Discretionary Transferee) for the remainder of the term of this Master Lease, effective as of the date of termination, at the rent and additional rent, and upon the terms, covenants and conditions (including all options to renew but excluding requirements which have already been fulfilled) of this Master Lease, provided:

(i) Such Permitted Leasehold Mortgagee or its Permitted Leasehold Mortgagee Designee shall make a binding, written, irrevocable commitment to Landlord for such New Lease within thirty (30) days after the date such Permitted Leasehold Mortgagee receives Landlord’s Notice of Termination of this Master Lease given pursuant to this Section 17.1(f);

(ii) Such Permitted Leasehold Mortgagee or its Permitted Leasehold Mortgagee Designee shall pay or cause to be paid to Landlord at the time of the execution and delivery of such New Lease, any and all sums which would at the time of execution and delivery thereof be due pursuant to this Master Lease but for such termination and, in addition thereto, all reasonable expenses, including reasonable attorney’s fees, which Landlord shall have incurred by reason of such termination and the execution and delivery of the New Lease and which have not otherwise been received by Landlord from Tenant or other party in interest under Tenant; and

(iii) Such Permitted Leasehold Mortgagee or its Permitted Leasehold Mortgagee Designee shall agree to remedy any of Tenant’s defaults of which said Permitted Leasehold Mortgagee was notified by Landlord’s Notice of Termination (or in any subsequent notice) and which can be cured through the payment of money or are reasonably susceptible of being cured by Permitted Leasehold Mortgagee or its Permitted Leasehold Mortgagee Designee.

(g) New Lease Priorities. If more than one Permitted Leasehold Mortgagee shall request a New Lease pursuant to subsection (f)(i) of this Section 17.1, Landlord shall enter into such New Lease with the Permitted Leasehold Mortgagee whose mortgage is senior in lien, or with its Permitted Leasehold Mortgagee Designee acting for the benefit of such Permitted Leasehold Mortgagee prior in lien foreclosing on Tenant’s interest in this Master Lease. Landlord, without liability to Tenant or any Permitted Leasehold Mortgagee with an adverse claim, may rely upon a title insurance policy issued by a reputable title insurance company as the basis for determining the appropriate Permitted Leasehold Mortgagee who is entitled to such New Lease.

(h) Permitted Leasehold Mortgagee Need Not Cure Specified Defaults. Nothing herein contained shall require any Permitted Leasehold Mortgagee as a condition to its exercise of the right hereunder to cure any default of Tenant not reasonably susceptible of being cured by such Permitted Leasehold Mortgagee or its Permitted Leasehold Mortgagee Designee (including but not limited to the default referred to in Section 16.1(c), (d), (e), (f) (if the levy or attachment is in favor of such Permitted Leasehold Mortgagee (provided such levy is extinguished upon foreclosure or similar proceeding or in a transfer in lieu of any such foreclosure) or is junior to the lien of such Permitted Leasehold Mortgagee and would be extinguished by the foreclosure of the Permitted Leasehold Mortgage that is held by such Permitted Leasehold Mortgagee) or (o) (if the judgment is in favor of a Permitted Leasehold Mortgagee other than a Permitted Leasehold Mortgagee holding a Permitted Leasehold Mortgage that is senior to the lien of such Permitted Leasehold Mortgagee) and any other sections of this Master Lease which may impose conditions of default not susceptible to being cured by a Permitted Leasehold Mortgagee or a subsequent owner of the Leasehold Estate through foreclosure hereof), in order to comply with the provisions of Sections 17.1(d) and 17.1(e), or as a condition of entering into the New Lease provided for by Section 17.1(f).

(i) Casualty Loss. A standard mortgagee clause naming each Permitted Leasehold Mortgagee for which notice has been properly provided to Landlord pursuant to Section 17.1(b) hereof may be added to any and all insurance policies required to be carried by Tenant hereunder on condition that the insurance proceeds are to be applied in the manner specified in this Master Lease and the Permitted Leasehold Mortgage shall so provide; except that the Permitted Leasehold Mortgage may provide a manner for the disposition of such proceeds, if any, otherwise payable directly to the Tenant (but not such proceeds, if any, payable jointly to the Landlord and the Tenant or to the Landlord, to the Facility Mortgagee or to a third-party escrowee) pursuant to the provisions of this Master Lease.

(j) Arbitration; Legal Proceedings. Landlord shall give prompt notice to each Permitted Leasehold Mortgagee (for which notice has been properly provided to Landlord pursuant to Section 17.1(b) hereof) of any arbitration or legal proceedings between Landlord and Tenant involving obligations under this Master Lease.

(k) No Merger. The fee title to the Leased Property and the Leasehold Estate of Tenant therein created by this Master Lease shall not merge but shall remain separate and distinct, notwithstanding the acquisition of said fee title and said Leasehold Estate by Landlord or by Tenant or by a third party, by purchase or otherwise.

(l) Notices. Notices from Landlord to the Permitted Leasehold Mortgagee for which notice has been properly provided to Landlord pursuant to Section 17.1(b) hereof shall be provided in the method provided in Section 35.1 hereof to the address or fax number furnished Landlord pursuant to subsection (b) of this Section 17.1, and those from the Permitted Leasehold Mortgagee to Landlord shall be mailed to the address designated pursuant to the provisions of Section 35.1 hereof. Such notices, demands and requests shall be given in the manner described in this Section 17.1 and in Section 35.1 and shall in all respects be governed by the provisions of those sections.

(m) Limitation of Liability. Notwithstanding any other provision hereof to the contrary, (i) Landlord agrees that any Permitted Leasehold Mortgagee’s liability to Landlord in its capacity as Permitted Leasehold Mortgagee hereunder howsoever arising shall be limited to and enforceable only against such Permitted Leasehold Mortgagee’s interest in the Leasehold Estate and the other collateral granted to such Permitted Leasehold Mortgagee to secure the obligations under its Debt Agreement, and (ii) each Permitted Leasehold Mortgagee agrees that Landlord’s liability to such Permitted Leasehold Mortgagee hereunder howsoever arising shall be limited to and enforceable only against Landlord’s interest in the Leased Property, and no recourse against Landlord shall be had against any other assets of Landlord whatsoever.

(n) Sale Procedure. If an Event of Default shall have occurred and be continuing, the Permitted Leasehold Mortgagee for which notice has been properly provided to Landlord pursuant to Section 17.1(b) hereof with the most senior lien on the Leasehold Estate shall have the right to make all determinations and agreements on behalf of Tenant under Article XXXVI (including, without limitation, requesting that the sale process described in Article XXXVI be commenced, the determination and agreement of the Gaming Assets FMV, the Successor Tenant Rent, and the potential Successor Tenants that should be included in the process, and negotiation with such Successor Tenants), in each case, in accordance with and subject to the terms and provisions of Article XXXVI, including without limitation the requirement that Successor Tenant meet the qualifications of Discretionary Transferee.

(o) Third Party Beneficiary. Each Permitted Leasehold Mortgagee (for so long as such Permitted Leasehold Mortgagee holds a Permitted Leasehold Mortgage) is an intended third-party beneficiary of this Article XVII entitled to enforce the same as if a party to this Master Lease.

17.2 Landlord’s Right to Cure Tenant’s Default. If Tenant shall fail to make any payment or to perform any act required to be made or performed hereunder when due or within any cure period provided for herein, Landlord, without waiving or releasing any obligation or default, may, but shall be under no obligation to, make such payment or perform such act for the account and at the expense of Tenant, and may, to the extent permitted by law, enter upon the Leased Property for such purpose and take all such action thereon as, in Landlord’s opinion, may be necessary or appropriate therefor. No such entry shall be deemed an eviction of Tenant. All sums so paid by Landlord and all costs and expenses, including reasonable attorneys’ fees and expenses, so incurred, together with interest thereon at the Overdue Rate from the date on which such sums or expenses are paid or incurred by Landlord, shall be paid by Tenant to Landlord on demand as an Additional Charge.

17.3 Landlord’s Right to Cure Debt Agreement. Tenant agrees that each and any agreement related to Material Indebtedness and any Debt Agreement (or the principal or controlling agreement relating to such Material Indebtedness or series of related Debt Agreements) will include a provision requiring the lender or lenders thereunder (or the Representative of such lenders) to provide a copy to Landlord of any notices issued by such lenders or the Representative of such lenders to Tenant of a Specified Debt Agreement Default, but only if such agreement related to Material Indebtedness or Debt Agreement is entered into after the date of this Master Lease and is secured by a Permitted Leasehold Mortgage. In addition, Tenant agrees that it will ensure that any such agreement related to Material Indebtedness and any Debt Agreement (or the principal or controlling agreement relating to such Material Indebtedness or series of related Debt Agreements), if it is entered into after the date of this Master Lease and is secured by a Permitted Leasehold Mortgage, includes a provision with the effect that should Tenant fail to make any payment or to perform any act required to be made or performed under an agreement related to Material Indebtedness or under the Debt Agreement when due or within any cure period provided for therein (if any), Landlord may, subject to applicable Gaming Regulations and the terms hereof, cure any such default by making such payment to the applicable lenders or Representative or otherwise performing such acts within the cure period thereunder (if any) for the account of Tenant, to the extent such default is susceptible to cure by Landlord; provided that Landlord’s right to cure such default shall not be any greater than the rights of the obligors under such Material Indebtedness or Debt Agreement to cure such default. Landlord and Tenant agree that all sums so paid by Landlord and all costs and expenses, including reasonable attorneys’ fees and expenses, so incurred, together with interest thereon at the Overdue Rate from the date on which such sums or expenses are paid or incurred by Landlord, shall be for the account of Tenant and paid by Tenant to Landlord on demand.

ARTICLE XVIII

18.1 Sale of the Leased Property. Landlord shall not voluntarily sell all or portions of the Leased Property (including via entering into a merger transaction) during the Term without the prior written consent of Tenant, which consent may not be unreasonably withheld, or, to the extent such consent is required under the Facility Mortgage Documents, the consent of any Facility Mortgagee. Notwithstanding the foregoing, Tenant’s consent shall not be required for (A) any transfer to a Facility Mortgagee contemplated under Article XXXI hereof which may include, without limitation, a transfer by foreclosure brought by the Facility Mortgagee or a transfer by deed in lieu of foreclosure (and the first subsequent sale by such Facility Mortgagee to the extent the Facility Mortgagee has been diligently attempting to expedite such first subsequent sale from the time it initiated foreclosure proceedings taking into account the interest of such Facility Mortgagee to maximize the proceeds of such sale), (B) a sale by Landlord of all of the Leased Property to a single buyer or group of buyers, other than to an operator, or an Affiliate of an operator, of Gaming Facilities (provided that Landlord shall be permitted to sell all of the Leased Property to a real estate investment trust even if such real estate investment trust is an Affiliate of an operator), (C) a merger transaction or sale by Landlord involving all of the Facilities, other than with an operator, or an Affiliate of an operator, of Gaming Facilities (provided that Landlord shall be permitted to merge with or sell all of the Leased Property to a real estate investment trust even if such real estate investment trust is an Affiliate of an operator), (D) a sale/leaseback transaction by Landlord with respect to any or all of the Leased Properties for financing purposes with any Person, (E) any sale of all or a portion of the Leased Property or the Facilities that does not change the identity of the Landlord hereunder, including without limitation a participating interest in Landlord’s interest under this Master Lease or a sale of Landlord’s reversionary interest in the Leased Property, or (F) a sale or transfer to an Affiliate of Landlord or a joint venture entity in which Landlord or its Affiliate is the managing member or partner. Any sale by Landlord of all or any portion of the Leased Property pursuant to this Section 18.1 shall be subject in each instance to all of the rights of Tenant under this Master Lease and, to the extent necessary, any purchaser or successor Landlord and/or other controlling persons must be approved by all applicable gaming regulatory agencies to ensure that there is no material impact on the validity of any of the Gaming Licenses or the ability of Tenant to continue to use the Facilities for gaming activities in substantially the same manner as immediately prior to Landlord’s sale.

ARTICLE XIX

19.1 Holding Over. If Tenant shall for any reason remain in possession of the Leased Property of a Facility after the expiration or earlier termination of the Term without the consent, or other than at the request, of Landlord, such possession shall be as a month-to-month tenant during which time Tenant shall pay as Base Rent each month twice the monthly Base Rent applicable to the prior Lease Year for such Facility, together with all Percentage Rent and Additional Charges and all other sums payable by Tenant pursuant to this Master Lease. During such period of month-to-month tenancy, Tenant shall be obligated to perform and observe all of the terms, covenants and conditions of this Master Lease, but shall have no rights hereunder other than the right, to the extent given by law to month-to-month tenancies, to continue its occupancy and use of the Leased Property of, and/or any Tenant Capital Improvements to, such Facility. Nothing contained herein shall constitute the consent, express or implied, of Landlord to the holding over of Tenant after the expiration or earlier termination of this Master Lease.

ARTICLE XX

20.1 Risk of Loss. The risk of loss or of decrease in the enjoyment and beneficial use of the Leased Property as a consequence of the damage or destruction thereof by fire, the elements, casualties, thefts, riots, wars or otherwise, or in consequence of foreclosures, attachments, levies or executions (other than by Landlord and Persons claiming from, through or under Landlord) is assumed by Tenant, and except as otherwise provided herein no such event shall entitle Tenant to any abatement of Rent.

ARTICLE XXI

21.1 General Indemnification. In addition to the other indemnities contained herein, and notwithstanding the existence of any insurance carried by or for the benefit of Landlord or Tenant, and without regard to the policy limits of any such insurance, Tenant shall protect, indemnify, save harmless and defend Landlord from and against all liabilities, obligations, claims, damages, penalties, causes of action, costs and expenses, including reasonable attorneys’, consultants’ and experts’ fees and expenses, imposed upon or incurred by or asserted against Landlord by reason of: (i) any accident, injury to or death of Persons or loss of or damage to property occurring on or about the Leased Property or adjoining sidewalks under the control of Tenant; (ii) any use, misuse, non-use, condition, maintenance or repair by Tenant of the Leased Property; (iii) any failure on the part of Tenant to perform or comply with any of the terms of this Master Lease; (iv) the non-performance of any of the terms and provisions of any and all existing and future subleases of the Leased Property to be performed by any party thereunder; (v) any claim for malpractice, negligence or misconduct committed by any Person on or working from the Leased Property; and (vi) the violation by Tenant of any Legal Requirement. Any amounts which become payable by Tenant under this Article XXI shall be paid within ten (10) days after liability therefor is determined by a final non appealable judgment or settlement or other agreement of the parties, and if not timely paid shall bear interest at the Overdue Rate from the date of such determination to the date of payment. Tenant, at its sole cost and expense, shall contest, resist and defend any such claim, action or proceeding asserted or instituted against Landlord. For purposes of this Article XXI, any acts or omissions of Tenant, or by employees, agents, assignees, contractors, subcontractors or others acting for or on behalf of Tenant (whether or not they are negligent, intentional, willful or unlawful), shall be strictly attributable to Tenant.

ARTICLE XXII

22.1 Subletting and Assignment. Tenant shall not, without Landlord’s prior written consent, which, except as specifically set forth herein, may be withheld in Landlord’s sole and absolute discretion, voluntarily or by operation of law assign (which term includes any transfer, sale, encumbering, pledge or other transfer or hypothecation) this Master Lease, sublet all or any part of the Leased Property of any Facility or engage the services of any Person (other than an Affiliate of Tenant that is also a Guarantor) for the management or operation of any Facility (provided that the foregoing shall not restrict a transferee of Tenant from retaining a manager necessary for such transferee’s satisfying the requirement set forth in clause (a)(1) of the definition of “Discretionary Transferee”). Tenant acknowledges that Landlord is relying upon the expertise of Tenant in the operation of the Facilities and that Landlord entered into this Master Lease with the expectation that Tenant would remain in and operate such Facilities during the entire Term and for that reason, except as set forth herein, Landlord retains sole and absolute discretion in approving or disapproving any assignment or sublease. Any Change in Control shall constitute an assignment of Tenant’s interest in this Master Lease within the meaning of this Article XXII and the provisions requiring consent contained herein shall apply.

22.2 Permitted Assignments. Notwithstanding the foregoing, and subject to Section 40.1, Tenant may:

(i) with Landlord’s prior written consent, which consent shall not be unreasonably withheld and which consent shall be deemed to have been granted unless a written response is delivered by Landlord to Tenant within the applicable Deemed Approval Period provided for in Section 35.2, allow to occur or undergo a Change in Control (including without limitation a transfer or assignment of this Master Lease to any third party in conjunction with a sale by Tenant of all or substantially all of Tenant’s assets relating to the Facilities);

(ii) without Landlord’s prior written consent, assign this Master Lease or sublease the Leased Property to Tenant’s Parent, a wholly-owned Subsidiary of Tenant’s Parent or a wholly-owned Subsidiary of Tenant if all of the following are first satisfied: (w) such Affiliate (other than Tenant’s Parent if such Guaranty is not required under Section 6.3) becomes a party to the Guaranty as a Guarantor and in the case of an assignment of this Master Lease, becomes party to and bound by this Master Lease; (x) Tenant remains fully liable hereunder; (y) the use of the Leased Property continues to comply with the requirements of this Master Lease; and (z) Landlord in its reasonable discretion shall have approved the form and content of all documents for such assignment or sublease and received an executed counterpart thereof; and

(iii) without Landlord’s prior written consent:

(w) undergo a Change in Control of the type referred to in clause (i)(a) of the definition of Change in Control (such Change in Control, a “Tenant Parent COC”) if a Person acquiring such beneficial ownership or control is (1) a Discretionary Transferee and (2) the Parent Company of such Discretionary Transferee, if any, has become a Guarantor and provided a Guaranty on terms reasonably satisfactory to Landlord or, if such Discretionary Transferee does not have a Parent Guaranty, such Discretionary Transferee has become a Guarantor and provided a Guaranty on terms reasonably satisfactory to Landlord;

(x) undergo a Change in Control whereby a Person acquires beneficial ownership and control of 100% of the Equity Interests in Tenant in connection with a Change in Control that does not constitute a Tenant Parent COC or a Foreclosure COC (such Change in Control, a “Tenant COC”) if (1) such Person is a Discretionary Transferee, (2) the Parent Company of such Discretionary Transferee, if any, has become a Guarantor and provided a Guaranty on terms reasonably satisfactory to Landlord or, if such Discretionary Transferee does not have a Parent Company, such Discretionary Transferee has become a Guarantor and provided a Guaranty on terms reasonably satisfactory to Landlord, which consent shall be deemed to have been granted unless a written response is delivered by Landlord to Tenant within the applicable Deemed Approval Period provided for in Section 35.2, and (3) the Adjusted Revenue to Rent Ratio with respect to all of the Facilities (determined at the proposed effective time of the Change in Control) for the then most recently preceding four (4) fiscal quarters for which financial statements are available is at least 1.4:1;

(y) except as provided in Section 22.2(ii), assign this Master Lease to any Person in an assignment that does not constitute a Foreclosure Assignment if (1) such Person is a Discretionary Transferee, (2) such Discretionary Transferee agrees in writing to assume the obligations of the Tenant under this Master Lease without amendment or modification other than as provided below, (3) the Parent Company of such Discretionary Transferee, if any, has become a Guarantor and provided a Guaranty on terms reasonably satisfactory to Landlord, or, if such Discretionary Transferee does not have a Parent Company, such Discretionary Transferee has become a Guarantor and provided a Guaranty on terms reasonably satisfactory to Landlord, which consent, in each such case, shall be deemed to have been granted unless a written response is delivered by Landlord to Tenant within the applicable Deemed Approval Period provided for in Section 35.2 and (4) the Adjusted Revenue to Rent Ratio with respect to all of the Facilities (determined at the proposed effective time of the assignment) for the then most recently preceding four (4) fiscal quarters for which financial statements are available is at least 1.4:1; or

(z) (i) assign this Master Lease by way of foreclosure of the Leasehold Estate or an assignment-in-lieu of foreclosure to any Person (any such assignment, a “Foreclosure Assignment”) or (ii) undergo a Change in Control whereby a Person acquires beneficial ownership and control of 100% of the Equity Interests in Tenant as a result of the purchase at a foreclosure on a permitted pledge of the Equity Interests in Tenant or an assignment in lieu of such foreclosure (a “Foreclosure COC”) or (iii) effect the first subsequent sale or assignment of the Leasehold Estate or Change in Control after a Foreclosure Assignment or a Foreclosure COC whereby a Person so acquires the Leasehold Estate or beneficial ownership and control of 100% of the Equity Interests in Tenant or the Person who acquired the Leasehold Estate in connection with the Foreclosure Assignment, in each case, effected by a Permitted Leasehold Mortgagee or a Permitted Leasehold Mortgagee Foreclosing Party, to the extent such Permitted Leasehold Mortgagee or Permitted Leasehold Mortgagee Designee has been diligently attempting to expedite such first subsequent sale from the time it has initiated foreclosure proceedings taking into account the interest of such Permitted Leasehold Mortgagee or Permitted Leasehold Mortgagee Designee in maximizing the proceeds of such disposition if (1) such Person is a Discretionary Transferee, (2) in the case of any Foreclosure Assignment, if such Discretionary Transferee is not a Permitted Leasehold Mortgagee Designee such Discretionary Transferee agrees in writing to assume the obligations of the Tenant under this Master Lease without amendment or modification other than as provided below (which written assumption, in the case of a Permitted Leasehold Mortgagee Foreclosing Party, may be made by a Subsidiary of a Permitted Leasehold Mortgagee or a Permitted Leasehold Mortgagee Designee) and (3) if such Discretionary Transferee is not a Permitted Leasehold Mortgagee Foreclosing Party, the Parent Company of such Discretionary Transferee, if any, has become a Guarantor and provided a Guaranty on terms reasonably satisfactory to Landlord or, if such Discretionary Transferee does not have a Parent Company, such Discretionary Transferee has become a Guarantor and provided a Guaranty on terms reasonably satisfactory to Landlord, which consent, in each such case, shall be deemed to have been granted unless a written response is delivered by Landlord to Tenant within the applicable Deemed Approval Period provided for in Section 35.2;

provided that no such Change in Control or assignment referred to in this Section 22.2(iii) shall be permitted without Landlord’s prior written consent unless, and in which case such consent shall not be unreasonably withheld and which consent shall be deemed to have been granted unless a written response is delivered by Landlord to Tenant within the applicable Deemed Approval Period provided for in Section 35.2, (A) the use of the Leased Property at the time of such Change in Control or assignment and immediately after giving effect thereto is permitted by Section 7.2 hereof, and (B) Landlord in its reasonable discretion shall have approved the form and content of all documents for such assignment and assumption (and which consent shall be deemed to have been granted unless a written response is delivered by Landlord to Tenant within the applicable Deemed Approval Period provided for in Section 35.2) and received an executed counterpart thereof (provided no such approval shall be required in the case of a Tenant Parent COC or a Tenant COC, so long as (A) Tenant remains obligated under this Master Lease and the Guaranty remains in effect except with respect to any release of Tenant’s Parent permitted thereunder, (B) the requirements for a Guaranty from the Parent Company or Discretionary Transferee under clause (w) or (x) above are met, and (C) any modifications to this Master Lease required pursuant to the next succeeding paragraph are made); and

(iv) without Landlord’s prior written consent, pledge or mortgage its Leasehold Estate to a Permitted Leasehold Mortgagee and permit a pledge of the equity interests in Tenant to be pledged to a Permitted Leasehold Mortgagee.

Upon the effectiveness of any Change in Control or assignment permitted pursuant to this Section 22.2, such Discretionary Transferee (and, if applicable, its Parent Company) and Landlord shall make such amendments and other modifications to this Master Lease as are reasonably requested by either party to give effect to such Change in Control or assignment and such technical amendments as may be necessary or appropriate in the reasonable opinion of such requesting party in connection with such Change in Control or assignment including, without limitation, changes to the definition of Change in Control to substitute the Parent Company (or, if the Discretionary Transferee does not have a Parent Company, the Discretionary Transferee) for Tenant’s Parent therein and in the provisions of this Master Lease regarding delivery of financial statements and other reporting requirements with respect to Tenant’s Parent. After giving effect to any such Change in Control or assignment, unless the context otherwise requires, references to Tenant and Tenant’s Parent hereunder shall be deemed to refer to the Discretionary Transferee or its Parent Company, as applicable.

22.3 Permitted Sublease Agreements. Notwithstanding the provisions of Section 22.1, but subject to compliance with the provisions of this Section 22.3 and of Section 40.1, (a) provided that no Event of Default shall have occurred and be continuing, Tenant shall be permitted to sublease gaming operations to a wholly-owned Subsidiary that becomes a Guarantor by executing the Guaranty in form and substance reasonably satisfactory to Landlord (and Landlord’s approval of such form shall be deemed to have been granted unless a written response is delivered by Landlord to Tenant within the applicable Deemed Approval Period provided for in Section 35.2), (b) the Specified Subleases or any Successor Specified Sublease shall be permitted without any further consent from Landlord, and (c) provided that no Event of Default shall have occurred and be continuing, Tenant may enter into any sublease agreement without the prior written consent of Landlord, provided, further that, (i) in either of clause (b) or (c), the subleased space pursuant to such sublease will not be used for gaming purposes (and any such space sublet for any gaming use pursuant to clause (b) or (c) will require Landlord’s prior written consent (which consent may not be unreasonably withheld and shall be deemed to have been granted unless a written response is delivered by Landlord to Tenant within the applicable Deemed Approval Period provided for in Section 35.2); (ii) all sublease agreements under clauses (b) and (c) of this Section 22.3 are made in the normal course of the Primary Intended Use and to concessionaires or other third party users or operators of portions of the Leased Property in furtherance of the Primary Intended Use, except with respect to the Specified Subleases and Successor Specified Subleases; (iii) each sublease agreement under this Section 22.3 shall include a provision providing Landlord audit rights (subject to reasonable confidentiality obligations) to the fullest extent necessary to determine Net Revenues hereunder, except with respect to the Specified Subleases; and (iv) Landlord shall have the right to reasonably approve the identity of any subtenants under this Section 22.3 (except with respect to subtenants under the Specified Subleases and Successor Specified Subleases) that will be operating all or portions of the Leased Property for its Primary Intended Use to ensure that all are adequately capitalized and competent and experienced for the operations which they will be conducting (and Landlord’s approval shall be deemed to have been granted unless a written response is delivered by Landlord to Tenant within the applicable Deemed Approval Period provided for in Section 35.2). After an Event of Default has occurred and while it is continuing, Landlord may collect rents from any subtenant and apply the net amount collected to the Rent, but no such collection shall be deemed (i) a waiver by Landlord of any of the provisions of this Master Lease, (ii) the acceptance by Landlord of such subtenant as a tenant or (iii) a release of Tenant from the future performance of its obligations hereunder. If reasonably requested by Tenant in connection with a sublease permitted under clause (c) above, Landlord and such sublessee shall enter into a subordination, non-disturbance and attornment agreement with respect to such sublease in a form reasonably satisfactory to Landlord (and if a Facility Mortgage is then in effect, Landlord shall use reasonable efforts to cause the Facility Mortgagee to enter into such subordination, non-disturbance and attornment agreement).

22.4 Required Assignment and Subletting Provisions. Any assignment and/or sublease, including a Successor Specified Sublease, must provide that:

(i) in the case of a sublease, it shall be subject and subordinate to all of the terms and conditions of this Master Lease;

(ii) the use of the applicable Facility (or portion thereof) shall not conflict with any Legal Requirement or any other provision of this Master Lease;

(iii) except as otherwise provided herein, no subtenant or assignee shall be permitted to further sublet all or any part of the applicable Leased Property or assign this Master Lease or its sublease except insofar as the same would be permitted if it were a sublease by Tenant under this Master Lease (it being understood that any subtenant under Section 22.3(a) may pledge and mortgage its subleasehold estate (or allow the pledge of its equity interests) to a Permitted Leasehold Mortgagee);

(iv) in the case of a sublease, in the event of cancellation or termination of this Master Lease for any reason whatsoever or of the surrender of this Master Lease (whether voluntary, involuntary or by operation of law) prior to the expiration date of such sublease, including extensions and renewals granted thereunder, then, subject to Article XXXVI, at Landlord’s option, the subtenant shall make full and complete attornment to Landlord for the balance of the term of the sublease, which attornment shall be evidenced by an agreement in form and substance satisfactory to Landlord and which the subtenant shall execute and deliver within five (5) days after request by Landlord and the subtenant shall waive the provisions of any law now or hereafter in effect which may give the subtenant any right of election to terminate the sublease or to surrender possession in the event any proceeding is brought by Landlord to terminate this Master Lease; and

(v) in the event the subtenant receives a written notice from Landlord stating that this Master Lease has been cancelled, surrendered or terminated, then, subject to Article XXXVI, the subtenant shall thereafter be obligated to pay all rentals accruing under said sublease directly to Landlord (or as Landlord shall so direct); all rentals received from the subtenant by Landlord shall be credited against the amounts owing by Tenant under this Master Lease.

22.5 Costs. Tenant shall reimburse Landlord for Landlord’s reasonable costs and expenses incurred in conjunction with the processing and documentation of any assignment, subletting or management arrangement, including reasonable attorneys’, architects’, engineers’ or other consultants’ fees whether or not such sublease, assignment or management agreement is actually consummated.

22.6 No Release of Tenant’s Obligations; Exception. No assignment (other than a permitted transfer pursuant to Section 22.2(i) or Section 22.2(iii)(y) or Section 22.2(iii)(z)(1) or Section 22.2(iii)(z)(3), in connection with a sale or assignment of the Leasehold Estate), subletting or management agreement shall relieve Tenant of its obligation to pay the Rent and to perform all of the other obligations to be performed by Tenant hereunder. The liability of Tenant and any immediate and remote successor in interest of Tenant (by assignment or otherwise), and the due performance of the obligations of this Master Lease on Tenant’s part to be performed or observed, shall not in any way be discharged, released or impaired by any (i) stipulation which extends the time within which an obligation under this Master Lease is to be performed, (ii) waiver of the performance of an obligation required under this Master Lease that is not entered into for the benefit of Tenant or such successor, or (iii) failure to enforce any of the obligations set forth in this Master Lease, provided that Tenant shall not be responsible for any additional obligations or liability arising as the result of any modification or amendment of this Master Lease by Landlord and any assignee of Tenant that is not an Affiliate of Tenant.

ARTICLE XXIII

23.1 Officer’s Certificates and Financial Statements.

(a) Officer’s Certificate. Each of Landlord and Tenant shall, at any time and from time to time upon receipt of not less than ten (10) Business Days’ prior written request from the other party hereto, furnish an Officer’s Certificate certifying (i) that this Master Lease is unmodified and in full force and effect, or that this Master Lease is in full force and effect as modified and setting forth the modifications; (ii) the Rent and Additional Charges payable hereunder and the dates to which the Rent and Additional Charges payable have been paid; (iii) that the address for notices to be sent to the party furnishing such Officer’s Certificate is as set forth in this Master Lease (or, if such address for notices has changed, the correct address for notices to such party); (iv) whether or not, to its actual knowledge, such party or the other party hereto is in default in the performance of any covenant, agreement or condition contained in this Master Lease (together with back-up calculation and information reasonably necessary to support such determination) and, if so, specifying each such default of which such party may have knowledge; (v) that Tenant is in possession of the Leased Property; and (vi) responses to such other questions or statements of fact as such other party, any ground or underlying landlord, any purchaser or any current or prospective Facility Mortgagee or Permitted Leasehold Mortgagee shall reasonably request. Landlord’s or Tenant’s failure to deliver such statement within such time shall constitute an acknowledgement by such failing party that, to such party’s knowledge, (x) this Master Lease is unmodified and in full force and effect except as may be represented to the contrary by the other party; (y) the other party is not in default in the performance of any covenant, agreement or condition contained in this Master Lease; and (z) the other matters set forth in such request, if any, are true and correct. Any such certificate furnished pursuant to this Article XXIII may be relied upon by the receiving party and any current or prospective Facility Mortgagee, Permitted Leasehold Mortgagee, ground or underlying landlord or purchaser of the Leased Property. Each Guarantor or Tenant, as the case may be, shall deliver a written notice within two (2) Business Days of obtaining knowledge of the occurrence of a default hereunder. Such notice shall include a detailed description of the default and the actions such Guarantor or Tenant has taken or shall take, if any, to remedy such default.

(b) Statements. Tenant shall furnish the following statements to Landlord:

(i) Within sixty-five (65) days after the end of Tenant Parent’s Fiscal Year or within five (5) Business Days following the filing by Tenant’s Parent of its annual report on Form 10-K with the SEC with respect to such Fiscal Year (commencing with the first full Fiscal Year ending after the Commencement Date), whichever is later: (x) Tenant’s Parent’s Financial Statements and Tenant’s Financial Statements; (y) a certificate, executed by an officer of Tenant’s Parent (a) certifying that no default has occurred under this Master Lease or, if such a default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto, and (b) setting forth the calculation of the financial covenants set forth in Section 23.3 hereof in reasonable detail as of such Fiscal Year (commencing with the first full Fiscal Year ending after the Commencement Date); and (z) a report with respect to Tenant’s Parent’s Financial Statements from Tenant’s Parent’s accountants, which report shall be unqualified as to going concern and scope of audit of Tenant’s Parent and its Subsidiaries (excluding any qualification as to going concern relating to any debt maturities in the twelve month period following the date of such audit or any projected financial performance or covenant default in any Material Indebtedness or this Master Lease in such twelve month period) and shall provide in substance that (a) such consolidated financial statements present fairly the consolidated financial position of Tenant’s Parent and its Subsidiaries as at the dates indicated and the results of their operations and cash flow for the periods indicated in conformity with GAAP and (b) that the examination by Tenant’s Parent’s accountants in connection with Tenant’s Parent’s Financial Statements has been made in accordance with generally accepted auditing standards; provided, however, it is understood that with respect to Tenant’s Financial Statements, such Financial Statements will not be audited, however, the officer’s certificate provided under subclause (y) above shall further certify that the financial position and results of operations of Tenant and its Subsidiaries are reflected in the Tenant Financial Statements and roll up into the Financial Statements of Tenant’s Parent on a consolidated basis in accordance with GAAP (subject to normal year-end audit adjustments);

(ii) Within forty-five (45) days after the end of each of the first three (3) fiscal quarters of Tenant’s Parent’s Fiscal Year or within five (5) Business Days following the filing by Tenant’s Parent of its quarterly report on Form 10-Q with the SEC with respect to such fiscal quarter (commencing with the first full fiscal quarter ending after the Commencement Date for which a filing of Form 10-Q with the SEC is required), whichever is later, a copy of Tenant’s Parent and Tenant’s Financial Statements for such period, together with a certificate, executed by an officer of Tenant’s Parent (i) certifying that no default has occurred under this Master Lease or, if such a default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto, (ii) setting forth the calculation of the financial covenants set forth in Section 23.3 hereof in reasonable detail as of such quarter, to the extent one complete Test Period has been completed following the Commencement Date and (iii) certifying that such Financial Statements fairly present, in all material respects, the financial position and results of operations of Tenant’s Parent, Tenant and their respective Subsidiaries on a consolidated basis in accordance with GAAP (subject to normal year-end audit adjustments);

(iii) Promptly following Landlord’s request from time to time, (a) such additional financial information and projections as may be reasonably requested by Landlord concerning Tenant, its Subsidiaries and the Guarantors in connection with syndications, private placements, or public offerings of Landlord’s debt securities or loans or equity or hybrid securities and (b) such additional information and unaudited quarterly financial information concerning the Leased Property and Tenant as Landlord may require for its ongoing filings with the SEC under both the Securities Act and the Securities Exchange Act of 1934, as amended, including, but not limited to 10-Q Quarterly Reports, 10-K Annual Reports and registration statements to be filed by Landlord during the Term of this Master Lease; provided that any such information or projections shall be delivered to Landlord subject to the provisions of Section 23.2 below;

(iv) Within thirty-five (35) days after the end of each calendar month, quarter and fiscal year, a copy of Tenant’s income statement for such month, quarter or fiscal year, as applicable, and Tenant’s balance sheet as of the end of such month, quarter and fiscal year, as applicable (each of which may be subject to quarterly and year-end adjustments and the absence of footnotes); provided, however, that with respect to each calendar quarter, Tenant shall provide such financial reports for the final month thereof as soon as is reasonably practicable following the closing of the books for such month and in sufficient time so that Landlord or its Affiliates is able to include the operational results for the entire quarter in its current Form 10-Q or Form 10-K (or supplemental report filed in connection therewith);

(v) Prompt Notice to Landlord of any action, proposal or investigation by any agency or entity, or complaint to such agency or entity, (any of which is called a “Proceeding”), known to Tenant, the result of which Proceeding would reasonably be expected to be to revoke or suspend or terminate or modify in a way adverse to Tenant, or fail to renew or fully continue in effect, any license or certificate or operating authority pursuant to which Tenant carries on any part of the Primary Intended Use of all or any portion of the Leased Property;

(vi) As soon as it is prepared and in no event later than sixty (60) days after the end of each Fiscal Year, a capital and revenue and EBITDA budget for each Facility for that Fiscal Year; and

(vii) Tenant further agrees to provide the financial and operational reports to be delivered to Landlord under this Master Lease in such electronic format(s) as may reasonably be required by Landlord from time to time in order to (i) facilitate Landlord’s internal financial and reporting database and (ii) permit Landlord to calculate any rent, fee or other payments due under Ground Leases. Tenant also agrees that Landlord shall have audit rights with respect to such information to the extent required to confirm Tenant’s compliance with this Master Lease terms (including, without limitation, calculation of Net Revenues).

(c) Notwithstanding the foregoing provisions of Section 23.1, Tenant shall not be obligated (1) to provide information that is subject to the quality assurance immunity or is subject to attorney-client privilege or the attorney work product doctrine or (2) to provide information or assistance that could give Landlord or its Affiliates a “competitive” advantage with respect to markets in which Landlord or any of Landlord’s Affiliates and Tenant, Tenant’s Parent or any of Tenant’s Affiliates might be competing at any time (“Restricted Information”) it being understood that Restricted Information shall not include revenue and expense information relevant to Landlord’s calculation and verification of (i) the Escalation amount hereunder and (ii) Tenant’s compliance with Section 23.3(a) hereof, provided that the foregoing information shall be provided on a portfolio wide (as opposed to Facility by Facility) basis, except where required by Landlord to be able to make submissions to, or otherwise to comply with requirements of, gaming and other regulatory authorities, in which case such additional information (including Facility by Facility performance information) will be provided by Tenant to Landlord to the extent so required (provided that Landlord shall in such instance first execute a nondisclosure agreement in a form reasonably satisfactory to Tenant with respect to such information). Landlord shall retain audit rights with respect to Restricted Information to the extent required to confirm Tenant’s compliance with this Master Lease terms (and Landlord’s compliance with Securities Exchange Commission, Internal Revenue Service and other legal and regulatory requirements) and provided that appropriate measures are in place to ensure that only Landlord’s auditors and attorneys (and not Landlord or any of Landlord’s other Affiliates) are provided access to such information. In addition, Landlord shall not disclose any Restricted Information to any Person or any employee, officer or director of any Person (other than a Subsidiary of Landlord) that directly or indirectly owns or operates any gaming business or is a competitor of Tenant, Tenant's Parent or any Affiliate of Tenant.

23.2 Confidentiality; Public Offering Information.

(a) The parties recognize and acknowledge that they may receive certain Confidential Information of the other party. Each party agrees that neither such party nor any of its Representatives acting on its behalf shall, during or within five (5) years after the term of the termination or expiration of this Master Lease, directly or indirectly use any Confidential Information of the other party or disclose Confidential Information of the other party to any person for any reason or purpose whatsoever, except as reasonably required in order to comply with the obligations and otherwise as permitted under the provisions of this Master Lease. Notwithstanding the foregoing, in the event that a party or any of its Representatives is requested or becomes legally compelled (pursuant to any legal, governmental, administrative or regulatory order, authority or process) to disclose any Confidential Information of the other party, it will, to the extent reasonably practicable and not prohibited by law, provide the party to whom such Confidential Information belongs prompt written notice of the existence, terms or circumstances of such event so that the party to whom such Confidential Information belongs may seek a protective order or other appropriate remedy or waive compliance with the provisions of this Section 23.2(a). In the event that such protective order or other remedy is not obtained or the party to whom such Confidential Information belongs waives compliance with this Section 23.2(a), the party compelled to disclose such Confidential information will furnish only that portion of the Confidential Information or take only such action as, based upon the advice of your legal counsel, is legally required and will use commercially reasonable efforts to obtain reliable assurance that confidential treatment will be accorded any Confidential Information so furnished. The party compelled to disclose the Confidential Information shall cooperate with any action reasonably requested by the party to whom such Confidential Information belongs to obtain a protective order or other reliable assurance that confidential treatment will be accorded to the Confidential Information.

(b) Notwithstanding anything to the contrary in Section 23.2(a), Tenant specifically agrees that Landlord may include financial information and such information concerning the operation of the Facilities (1) which is approved by Tenant in its reasonable discretion and which approval shall be deemed granted unless a written response is delivered by Tenant to Landlord within the applicable Deemed Approval Period provided for in Section 35.2, (2) which is publicly available, or (3) which consists of the Adjusted Revenue to Rent Ratio, in offering memoranda or prospectuses or confidential information memoranda, or similar publications or marketing materials, rating agency presentations, investor presentations or disclosure documents in connection with syndications, private placements or public offerings of Landlord’s securities or loans or securities or loans of any direct or indirect parent entity of Landlord, and any other reporting requirements under applicable federal and state laws, including those of any successor to Landlord, provided that, with respect to matters permitted to be disclosed pursuant to clause (1) or (3) of this Section 23.2(b), the recipients thereof shall be obligated to maintain the confidentiality thereof pursuant to Section 23.2(a) or pursuant to confidentiality provisions substantially similar thereto and to comply with all federal, state and other securities laws applicable with respect to such information.

Unless otherwise agreed by Tenant, Landlord shall not revise or change the wording of information previously publicly disclosed by Tenant or Tenant’s Parent and furnished to Landlord or any direct or indirect parent entity of Landlord pursuant to Section 23.1 or this Section 23.2 and Landlord’s Form 10-Q or Form 10-K (or supplemental report filed in connection therewith) shall not disclose the operational results of the Facilities prior to Tenant’s Parent’s, Tenant’s or its Affiliate’s public disclosure thereof so long as Tenant’s Parent, Tenant or such Affiliate reports such information in a timely manner consistent with historical practices and SEC disclosure requirements. Tenant agrees to provide such other reasonable information, at Landlord’s sole cost and expense, with respect to Tenant and its Leased Property to facilitate a public or private debt or equity offering or syndication by Landlord or any direct or indirect parent entity of Landlord or to satisfy Landlord’s SEC disclosure requirements or the disclosure requirements of any direct or indirect parent entity of Landlord. In this regard, Landlord shall provide to Tenant a copy of any information prepared by Landlord to be published, and Tenant shall have a reasonable period of time (not to exceed five (5) Business Days) after receipt of such information to notify Landlord of any corrections. Notwithstanding anything to the contrary contained herein, and for the avoidance of doubt, Landlord shall have the right disclose such information relating to the operational results of the Facilities or results of operations concerning Tenant or any Subsidiary of Tenant that are customarily disclosed by Landlord in earning releases and other public disclosures in such manner as is consistent with Landlord’s historical disclosure practices, including, without limitation, information related to rent coverage and actual and forecasted rent escalators and resets.

23.3 Financial Covenants.  If Tenant on a consolidated basis with respect to all of the Facilities shall fail to maintain an Adjusted Revenue to Rent Ratio determined on the last day of any fiscal quarter on a cumulative basis for the preceding Test Period (commencing with the first Test Period ending after the Commencement Date) of at least 1.4:1, then, within thirty (30) days following Tenant’s delivery to Landlord of the financial information required for such quarter (or, in the case of the final such quarter of Tenant’s Parent’s Fiscal Year, the financial information required for such Fiscal Year) pursuant to Section 23.1(b) hereof, Tenant shall cause an amount equal to the projected Rent payable for the period of three (3) calendar months commencing immediately subsequent to such thirtieth (30th) day to be deposited into an escrow account established by Tenant with a reputable title insurance company selected by Tenant located in Las Vegas, Nevada (such account, the “Pre-funded Rent Escrow Account”), pursuant to escrow instructions to pay the monthly Rent amount directly to Landlord, pursuant to Section 3.3 hereof, on the applicable rent payment date set forth in Section 3.1 hereof (the “Pre-funded Rent Escrow Instructions”).

(b) If Tenant on a consolidated basis with respect to all of the Facilities shall fail to maintain an Adjusted Revenue to Rent Ratio determined on the last day of two (2) consecutive fiscal quarters on a cumulative basis for the two (2) consecutive preceding Test Periods (commencing with the first Test Period ending after the Commencement Date) of at least 1.4:1, then, within thirty (30) days following Tenant’s delivery to Landlord of the financial information required for the second of such two (2) consecutive quarters (or, in the case the second of such two (2) consecutive quarters is the final such quarter of Tenant’s Parent’s Fiscal Year, the financial information required for such Fiscal Year) pursuant to Section 23.1(b) hereof, Tenant shall cause the amount of projected Rent deposited in the Prefunded Rent Escrow Account to be increased to an amount equal to the amount of Rent payable for the period of six (6) calendar months commencing immediately subsequent to such thirtieth (30th) day, pursuant to the Prefunded Rent Escrow Instructions.

23.4 Landlord Obligations. Landlord acknowledges and agrees that certain of the information contained in the Financial Statements may be non-public financial or operational information with respect to Tenant and/or the Leased Property. Landlord further agrees (i) to maintain the confidentiality of such non-public information; provided, however, that notwithstanding the foregoing and notwithstanding anything to the contrary in Section 23.2(a) hereof or otherwise herein, Landlord shall have the right to share such information with Landlord’s officers, employees, directors, Facility Mortgagee, agents and lenders party to material debt instruments entered into by Landlord, actual or prospective arrangers, underwriters, investors or lenders with respect to Indebtedness or Equity Interests that may be issued by Landlord, rating agencies, accountants, attorneys and other consultants (the “Landlord Representatives”), provided that such Landlord Representative is advised of the confidential nature of such information and agrees, to the extent such information is not publicly available, to maintain the confidentiality thereof pursuant to Section 23.2(a) or pursuant to confidentiality provisions substantially similar thereto and to comply with all federal, state and other securities laws applicable with respect to such information and (ii) that neither it nor any Landlord Representative shall be permitted to engage in any transactions with respect to the stock or other equity or debt securities or syndicated loans of Tenant or Tenant’s Parent based on any such non-public information provided by or on behalf of Landlord (provided that this provision shall not govern the provision of information by Tenant or Tenant’s Parent). In addition to the foregoing, Landlord agrees that, upon request of Tenant, it shall from time to time provide such information as may be reasonably requested by Tenant with respect to Landlord’s capital structure and/or any financing secured by this Master Lease or the Leased Property in connection with Tenant’s review of the treatment of this Master Lease under GAAP. In connection therewith, Tenant agrees to maintain the confidentiality of any such non-public information; provided, however, Tenant shall have the right to share such information with Tenant’s Parent and their respective officers, employees, directors, Permitted Leasehold Mortgagees, agents and lenders party to material debt instruments entered into by Tenant or Tenant’s Parent, actual or prospective arrangers, underwriters, investors or lenders with respect to Indebtedness or Equity Interests that may be issued by Tenant or Tenant’s Parent, rating agencies, accountants, attorneys and other consultants (the “Tenant Representatives”) so long as such Tenant Representative is advised of the confidential nature of such information and agrees, to the extent such information is not publicly available, (i) to maintain the confidentiality thereof pursuant to Section 23.2(a) or pursuant to confidentiality provisions substantially similar thereto and to comply with all federal, state and other securities laws applicable with respect to such information and (ii) not to engage in any transactions with respect to the stock or other equity or debt securities or syndicated loans of Landlord based on any such non-public information provided by or on behalf of Tenant or Tenant’s Parent (provided that this provision shall not govern the provision of information by Landlord).

ARTICLE XXIV

24.1 Landlord’s Right to Inspect. Upon reasonable advance notice to Tenant, Tenant shall permit Landlord and its authorized representatives to inspect its Leased Property during usual business hours. Landlord shall take care to minimize disturbance of the operations on the Leased Property, except in the case of emergency.

ARTICLE XXV

25.1 No Waiver. No delay, omission or failure by Landlord to insist upon the strict performance of any term hereof or to exercise any right, power or remedy hereunder and no acceptance of full or partial payment of Rent during the continuance of any default or Event of Default shall impair any such right or constitute a waiver of any such breach or of any such term. No waiver of any breach shall affect or alter this Master Lease, which shall continue in full force and effect with respect to any other then existing or subsequent breach.

ARTICLE XXVI

26.1 Remedies Cumulative. To the extent permitted by law, each legal, equitable or contractual right, power and remedy of Landlord now or hereafter provided either in this Master Lease or by statute or otherwise shall be cumulative and concurrent and shall be in addition to every other right, power and remedy and the exercise or beginning of the exercise by Landlord of any one or more of such rights, powers and remedies shall not preclude the simultaneous or subsequent exercise by Landlord of any or all of such other rights, powers and remedies.

ARTICLE XXVII

27.1 Acceptance of Surrender. No surrender to Landlord of this Master Lease or of any Leased Property or any part thereof, or of any interest therein, shall be valid or effective unless agreed to and accepted in writing by Landlord, and no act by Landlord or any representative or agent of Landlord, other than such a written acceptance by Landlord, shall constitute an acceptance of any such surrender.

ARTICLE XXVIII

28.1 No Merger. There shall be no merger of this Master Lease or of the leasehold estate created hereby by reason of the fact that the same Person may acquire, own or hold, directly or indirectly, (i) this Master Lease or the leasehold estate created hereby or any interest in this Master Lease or such leasehold estate and (ii) the fee estate in the Leased Property.

ARTICLE XXIX

29.1 Conveyance by Landlord. If Landlord or any successor owner of the Leased Property shall convey the Leased Property in accordance with Section 18.1 and the other terms of this Master Lease other than as security for a debt, and the grantee or transferee expressly assumes all obligations of Landlord arising after the date of the conveyance, Landlord or such successor owner, as the case may be, shall thereupon be released from all future liabilities and obligations of the Landlord under this Master Lease arising or accruing from and after the date of such conveyance or other transfer and all such future liabilities and obligations shall thereupon be binding upon the new owner.

ARTICLE XXX

30.1 Quiet Enjoyment. So long as Tenant shall pay the Rent as the same becomes due and shall fully comply with all of the terms of this Master Lease and fully perform its obligations hereunder, Tenant shall peaceably and quietly have, hold and enjoy the Leased Property for the Term, free of any claim or other action by Landlord or anyone claiming by, through or under Landlord, but subject to all liens and encumbrances of record as of the Commencement Date or thereafter provided for in this Master Lease or consented to by Tenant in writing. No failure by Landlord to comply with the foregoing covenant shall give Tenant any right to cancel or terminate this Master Lease or abate, reduce or make a deduction from or offset against the Rent or any other sum payable under this Master Lease, or to fail to perform any other obligation of Tenant hereunder. Notwithstanding the foregoing, Tenant shall have the right, by separate and independent action to pursue any claim it may have against Landlord as a result of a breach by Landlord of the covenant of quiet enjoyment contained in this Article XXX.

30.2 Lessor Liens. Landlord agrees that Landlord shall not create or permit to exist at any time any Lessor Lien and Landlord shall, at its own cost and expense, promptly take such action as may be reasonably necessary duly to discharge, or to cause to be discharged, all Lessor Liens attributable to it or any of its Affiliates; provided, however, that Landlord shall not be required to so discharge any such Lessor Lien while the same is being contested in good faith by appropriate proceedings diligently prosecuted so long as such proceedings shall not materially adversely affect the rights of Tenant under this Master Lease, impair in any material respect Tenant’s ability to perform its obligations under this Master Lease or result in the termination of this Master Lease as to any Facility. Lessor shall indemnify and hold harmless Tenant from and against any actual loss, cost or expense (including reasonable legal fees and expenses) which may be suffered or incurred by Tenant as the result of Landlord’s failure to discharge and satisfy any such Lessor Lien.

ARTICLE XXXI

31.1 Landlord’s Financing. Without the consent of Tenant, Landlord may from time to time, directly or indirectly, create or otherwise cause to exist any Facility Mortgage upon the Leased Property or any portion thereof or interest therein; provided, however, except as may be expressly consented to by Tenant, Tenant’s obligations with respect thereto shall be subject to the limitations set forth in Section 31.3. This Master Lease is and at all times shall be subject and subordinate to any such Facility Mortgage which may now or hereafter affect the Leased Property or any portion thereof or interest therein and to all renewals, modifications, consolidations, replacements, restatements and extensions thereof or any parts or portions thereof; provided, however, except with respect to the GLPI Facility Mortgagee, the subjection and subordination of this Master Lease and Tenant’s leasehold interest hereunder to any Facility Mortgage shall be conditioned upon the execution by the holder of each Facility Mortgage and delivery to Tenant of a nondisturbance and attornment agreement substantially in the form attached hereto as Exhibit E and with respect to any Facility Mortgage on any vessel or barge, Landlord shall be required to deliver such nondisturbance and attornment agreement to Tenant from each holder of a Facility Mortgage on such vessel or barge prior to the recording or registration of such Facility Mortgage on such vessel or barge in a manner that would, or the enforcement of remedies thereunder would, affect or disturb the rights of Tenant under this Master Lease or the provisions of Article XVII which benefit any Permitted Leasehold Mortgagee, in the case of any Permitted Leasehold Mortgagee (provided that upon the request of Landlord such nondisturbance and attornment agreement shall also incorporate subordination provisions referenced above, as contemplated below, and be in substantially the form attached hereto as Exhibit F, and be executed by Tenant as well as Landlord), which will bind such holder of such Facility Mortgage and its successors and assigns as well as any person who acquires any portion of the Leased Property in a foreclosure or similar proceeding or in a transfer in lieu of any such foreclosure or a successor owner of the Leased Property (each, a “Foreclosure Purchaser”) and which provides that so long as there is not then outstanding and continuing an Event of Default under this Master Lease, the holder of such Facility Mortgage, and any Foreclosure Purchaser shall disturb neither Tenant’s leasehold interest or possession of the Leased Property in accordance with the terms hereof, nor any of its rights, privileges and options, and shall give effect to this Master Lease, including the provisions of Article XVII which benefit any Permitted Leasehold Mortgagee (as if such Facility Mortgagee or Foreclosure Purchaser were the landlord under this Master Lease (it being understood that if an Event of Default has occurred and is continuing at such time such parties shall be subject to the terms and provisions hereof concerning the exercise of rights and remedies upon such Event of Default including the provisions of Articles XVI and XXXVI)).

In connection with the foregoing and at the request of Landlord, Tenant shall promptly execute a subordination, nondisturbance and attornment agreement, in form and substance substantially in the form of Exhibit F or otherwise reasonably satisfactory to Tenant, and the Facility Mortgagee or prospective Facility Mortgagee, as the case may be, which will incorporate the terms set forth in the preceding sentence. Except for the documents described in the preceding sentences with respect to any Facility Mortgagee that is not a GLPI Facility Mortgagee, this provision shall be self-operative and no further instrument of subordination shall be required to give it full force and effect. If, in connection with obtaining any Facility Mortgage for the Leased Property or any portion thereof or interest therein, a Facility Mortgagee or prospective Facility Mortgagee shall request (A) reasonable cooperation from Tenant, Tenant shall provide the same at no cost or expense to Tenant, it being understood and agreed that Landlord shall be required to reimburse Tenant for all such costs and expenses so incurred by Tenant, including, but not limited to, its reasonable attorneys’ fees, or (B) reasonable amendments or modifications to this Master Lease as a condition thereto, Tenant hereby agrees to execute and deliver the same so long as any such amendments or modifications do not (i) increase Tenant’s monetary obligations under this Master Lease, (ii) adversely increase Tenant’s non-monetary obligations under this Master Lease in any material respect, or (iii) diminish Tenant’s rights under this Master Lease in any material respect.

31.2 Attornment. If Landlord’s interest in the Leased Property or any portion thereof or interest therein is sold, conveyed or terminated upon the exercise of any remedy provided for in any Facility Mortgage Documents (or in lieu of such exercise), or otherwise by operation of law: (a) at the request and option of the new owner or superior lessor, as the case may be, Tenant shall attorn to and recognize the new owner or superior lessor as Tenant’s “landlord” under this Master Lease or enter into a new lease substantially in the form of this Master Lease with the new owner or superior lessor in accordance with the terms and provisions set forth in the nondisturbance and attornment agreement previously delivered to the holder of such Facility Mortgage pursuant to Section 31.1, and Tenant shall take such actions to confirm the foregoing within ten (10) days after request; and (b) subject to the terms and provisions set forth in the nondisturbance and attornment agreement previously delivered to the holder of such Facility Mortgage pursuant to Section 31.1, the new owner or superior lessor shall not be (i) liable for any act or omission of Landlord under this Master Lease occurring prior to such sale, conveyance or termination; (ii) subject to any offset, abatement or reduction of rent because of any default of Landlord under this Master Lease occurring prior to such sale, conveyance or termination; (iii) bound by any previous modification or amendment to this Master Lease or any previous prepayment of more than one month’s rent, unless such modification, amendment or prepayment shall have been approved in writing by such Facility Mortgagee (to the extent such approval was required at the time of such amendment or modification or prepayment under the terms of the applicable Facility Mortgage Documents) or, in the case of such prepayment, such prepayment of rent has actually been delivered to such new owner or superior lessor or in either case, such modification, amendment or prepayment occurred before Landlord provided Tenant with notice of the Facility Mortgage and the identity and address of the Facility Mortgagee; or (iv) liable for any security deposit or other collateral deposited or delivered to Landlord pursuant to this Master Lease unless such security deposit or other collateral has actually been delivered to such new owner or superior lessor.

31.3 Compliance with Facility Mortgage Documents.  Tenant acknowledges that any Facility Mortgage Documents executed by Landlord or any Affiliate of Landlord may impose certain obligations on the “borrower” or other counterparty thereunder to comply with or cause the operator and/or lessee of a Facility to comply with all representations, covenants and warranties contained therein relating to such Facility and the operator and/or lessee of such Facility, including, covenants relating to (i) the maintenance and repair of such Facility; (ii) maintenance and submission of financial records and accounts of the operation of such Facility and related financial and other information regarding the operator and/or lessee of such Facility and such Facility itself; (iii) the procurement of insurance policies with respect to such Facility; and (iv) without limiting the foregoing, compliance with all applicable Legal Requirements relating to such Facility and the operation of the business thereof

For so long as any Facility Mortgages encumber the Leased Property or any portion thereof or interest therein, and notice thereof and a copy of the foregoing representations, warranties and covenants has been delivered to Tenant, Tenant covenants and agrees, at its sole cost and expense and for the express benefit of Landlord, to operate the applicable Facility(ies) in strict compliance with the terms and conditions of the Facility Mortgage Documents (other than payment of any indebtedness evidenced or secured thereby or other financial obligation related thereto, such as obligations with respect to the maintenance of interest rate caps or hedging arrangements or the payment of the lender’s cost and expenses) and to timely perform all of the obligations of Landlord relating thereto (provided that in no event shall Tenant’s performance not be considered timely if following written notice to Tenant of its default in performance, Tenant performs such obligation within the applicable notice and cure periods provided under this Master Lease), or to the extent that any of such duties and obligations may not properly be performed by Tenant, Tenant shall cooperate with and assist Landlord in the performance thereof (other than payment of any indebtedness evidenced or secured thereby or other financial obligation related thereto, such as obligations with respect to the maintenance of interest rate caps or hedging arrangements or the payment of the lender’s cost and expenses); provided, however, notwithstanding the foregoing, this Section 31.3(a) shall not be deemed to, and shall not, impose on Tenant obligations which (i) increase Tenant’s monetary obligations under this Master Lease, (ii) adversely increase Tenant’s non-monetary obligations under this Master Lease in any material respect, or (iii) diminish Tenant’s rights under this Master Lease in any material respect. For purposes of the foregoing, any proposed implementation of new financial covenants, cash management arrangements or new financial reporting obligations shall be deemed to diminish Tenant’s rights under this Master Lease in a material respect (it being understood that Landlord may agree to such financial covenants, cash management arrangements or financial reporting obligations in any Facility Mortgage Documents and such financial covenants, cash management arrangements or financial reporting obligations will not impose obligations on Tenant). If any new Facility Mortgage Documents to be executed by Landlord or any Affiliate of Landlord would impose on Tenant any obligations under this Section 31.3(a), Landlord shall provide copies of the same to Tenant for informational purposes (but not for Tenant’s approval) prior to the execution and delivery thereof by Landlord or any Affiliate of Landlord; provided, however, that neither Landlord nor its Affiliates shall enter into any new Facility Mortgage Documents imposing obligations on Tenant with respect to impounds that are more restrictive than obligations imposed on Tenant pursuant to this Master Lease.

Notwithstanding anything contained herein to the contrary, (i) Tenant hereby acknowledges receipt of the Facility Mortgage Documents entered into by Landlord and GLPI Facility Mortgagee of even date herewith, including, without limitation, the Open-End Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing, executed and delivered by Landlord, as mortgagor, in favor of GLPI Facility Mortgagee, as mortgagee); (ii) Tenant agrees to comply with all of the following covenants of Landlord set forth in such Open-End Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing (subject in all cases to Section 12.18 thereof) in accordance with this Section 31.3(a): Sections 4.2, 4.3, 4.4, 4.6, 4.8, 5.1(ii), 5.2, 6.2, 7.1, 7.2, 7.3, 7.4, 7.5, 8.1, 8.2, 8.3, 12.21, and 12.22, inclusive; (iii) Tenant represents and warrants that Landlord’s representations and warranties in Article III of such Open-End Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing are true and correct; and (iv) Tenant represents and warrants that Landlord’s representations and warranties in Sections 3.5, 3.6, 3.7 and 3.8 thereof are true and correct as to Tenant (as if all references therein to “Mortgagor” or to the “Loan” or the “Loan Documents” were to mean and refer to Tenant and this Master Lease, respectively).

(b) Without limiting or expanding Tenant’s obligations pursuant to Section 31.3(a), during the Term of this Master Lease, Tenant acknowledges and agrees that, except as expressly provided elsewhere in this Master Lease, it shall undertake at its own cost and expense the performance of any and all repairs, replacements, capital improvements, maintenance items and all other requirements relating to the condition of a Facility that are required by any Facility Mortgage Documents or by Facility Mortgagee, and Tenant shall be solely responsible and hereby covenants to fund and maintain any and all impound, escrow or other reserve or similar accounts required under any Facility Mortgage Documents as security for or otherwise relating to any operating expenses of a Facility, including any capital repair or replacement reserves and/or impounds or escrow accounts for taxes or insurance premiums (each a “Facility Mortgage Reserve Account”); provided, however, this Section 31.3(b) shall not (i) increase Tenant’s monetary obligations under this Master Lease, (ii) adversely increase Tenant’s non-monetary obligations under this Master Lease in any material respect, (iii) diminish Tenant’s rights under this Master Lease in any material respect, or (iv) impose obligations to fund such reserve or similar accounts in excess of amounts required under this Master Lease in respect of reserve or similar accounts under the circumstances required under this Master Lease; and provided, further, that any amounts which Tenant is required to fund into a Facility Mortgage Reserve Account with respect to satisfaction of any repair or replacement reserve requirements imposed by a Facility Mortgagee or Facility Mortgage Documents shall be credited on a dollar for dollar basis against the mandatory expenditure obligations of Tenant for such applicable Facility(ies) under Section 9.1(e). During the Term of this Master Lease and provided that no Event of Default shall have occurred and be continuing hereunder, Tenant shall, subject to the terms and conditions of such Facility Mortgage Reserve Account and the requirements of the Facility Mortgagee(s) thereunder (and the related Facility Mortgage Documents), have access to and the right to apply or use (including for reimbursement) to the same extent as Landlord all monies held in each such Facility Mortgage Reserve Account for the purposes and subject to the limitations for which such Facility Mortgage Reserve Account is maintained, and Landlord agrees to reasonably cooperate with Tenant in connection therewith.

Landlord hereby acknowledges that funds deposited by Tenant in any Facility Mortgage Reserve Account are the property of Tenant and Landlord is obligated to return the portion of such funds not previously released to Tenant within fifteen (15) days following the earlier of (x) the expiration or earlier termination of this Master Lease with respect to such applicable Facility, (y) the maturity or earlier prepayment of the applicable Facility Mortgage and obligations secured thereby, or (z) an involuntary prepayment or deemed prepayment arising out of the acceleration of the amounts due to a Facility Mortgagee or secured under a Facility Mortgage as a result of the exercise of remedies under the applicable Facility Mortgage or Facility Mortgage Documents; provided, however, that the foregoing shall not be deemed or construed to limit or prohibit Landlord’s right to bring any damage claim against Tenant for any breach of its obligations under this Master Lease that may have resulted in the loss of any impound funds held by a Facility Mortgagee.

ARTICLE XXXII

32.1 Hazardous Substances. Tenant shall not allow any Hazardous Substance to be located in, on, under or about the Leased Property or incorporated in any Facility; provided, however, that Hazardous Substances may be brought, kept, used or disposed of in, on or about the Leased Property in quantities and for purposes similar to those brought, kept, used or disposed of in, on or about similar facilities used for purposes similar to the Primary Intended Use or in connection with the construction of facilities similar to the applicable Facility or to the extent in existence at any Facility and which are brought, kept, used and disposed of in strict compliance with Legal Requirements. Tenant shall not allow the Leased Property to be used as a waste disposal site or for the manufacturing, handling, storage, distribution or disposal of any Hazardous Substance other than in the ordinary course of the business conducted at the Leased Property and in compliance with applicable Legal Requirements.

32.2 Notices. Tenant shall provide to Landlord, within five (5) Business Days after Tenant’s receipt thereof, a copy of any notice, or notification with respect to, (i) any violation of a Legal Requirement relating to Hazardous Substances located in, on, or under the Leased Property or any adjacent property; (ii) any enforcement, cleanup, removal, or other governmental or regulatory action instituted, completed or threatened with respect to the Leased Property; (iii) any claim made or threatened by any Person against Tenant or the Leased Property relating to damage, contribution, cost recovery, compensation, loss, or injury resulting from or claimed to result from any Hazardous Substance; and (iv) any reports made to any federal, state or local environmental agency arising out of or in connection with any Hazardous Substance in, on, under or removed from the Leased Property, including any complaints, notices, warnings or assertions of violations in connection therewith.

32.3 Remediation. If Tenant becomes aware of a violation of any Legal Requirement relating to any Hazardous Substance in, on, under or about the Leased Property or any adjacent property, or if Tenant, Landlord or the Leased Property becomes subject to any order of any federal, state or local agency to repair, close, detoxify, decontaminate or otherwise remediate the Leased Property, Tenant shall immediately notify Landlord of such event and, at its sole cost and expense, cure such violation or effect such repair, closure, detoxification, decontamination or other remediation. If Tenant fails to implement and diligently pursue any such cure, repair, closure, detoxification, decontamination or other remediation, Landlord shall have the right, but not the obligation, to carry out such action and to recover from Tenant all of Landlord’s costs and expenses incurred in connection therewith.

32.4 Indemnity. Tenant shall indemnify, defend, protect, save, hold harmless, and reimburse Landlord for, from and against any and all costs, losses (including, losses of use or economic benefit or diminution in value), liabilities, damages, assessments, lawsuits, deficiencies, demands, claims and expenses (collectively, “Environmental Costs”) (whether or not arising out of third-party claims and regardless of whether liability without fault is imposed, or sought to be imposed, on Landlord) incurred in connection with, arising out of, resulting from or incident to, directly or indirectly, before (except to the extent first discovered after the end of the Term) or during (but not after) the Term or such portion thereof during which the Leased Property is leased to Tenant (i) the production, use, generation, storage, treatment, transporting, disposal, discharge, release or other handling or disposition of any Hazardous Substances from, in, on or about the Leased Property (collectively, “Handling”), including the effects of such Handling of any Hazardous Substances on any Person or property within or outside the boundaries of the Leased Property, (ii) the presence of any Hazardous Substances in, on, under or about the Leased Property and (iii) the violation of any Environmental Law. “Environmental Costs” include interest, costs of response, removal, remedial action, containment, cleanup, investigation, design, engineering and construction, damages (including actual and consequential damages) for personal injuries and for injury to, destruction of or loss of property or natural resources, relocation or replacement costs, penalties, fines, charges or expenses, attorney’s fees, expert fees, consultation fees, and court costs, and all amounts paid in investigating, defending or settling any of the foregoing.

Without limiting the scope or generality of the foregoing, Tenant expressly agrees that, in the event of a breach by Tenant in its obligations under this Section 32.4 that is not cured within any applicable cure period, Tenant shall reimburse Landlord for any and all reasonable costs and expenses incurred by Landlord in connection with, arising out of, resulting from or incident to, directly or indirectly, before (with respect to any period of time in which Tenant or its Affiliate was in possession and control of the applicable Leased Property) or during (but not after) the Term or such portion thereof during which the Leased Property is leased to Tenant of the following:

(a) in investigating any and all matters relating to the Handling of any Hazardous Substances, in, on, from, under or about the Leased Property;

(b) in bringing the Leased Property into compliance with all Legal Requirements; and

(c) in removing, treating, storing, transporting, cleaning-up and/or disposing of any Hazardous Substances used, stored, generated, released or disposed of in, on, from, under or about the Leased Property or off-site other than in the ordinary course of the business conducted at the Leased Property and in compliance with applicable Legal Requirements.

If any claim is made by Landlord for reimbursement for Environmental Costs incurred by it hereunder, Tenant agrees to pay such claim promptly, and in any event to pay such claim within sixty (60) calendar days after receipt by Tenant of written notice thereof and any amount not so paid within such sixty (60) calendar day period shall bear interest at the Overdue Rate from the date due to the date paid in full.

32.5 Environmental Inspections. In the event Landlord has a reasonable basis to believe that Tenant is in breach of its obligations under this Article XXXII, Landlord shall have the right, from time to time, during normal business hours and upon not less than five (5) days written notice to Tenant, except in the case of an emergency in which event no notice shall be required, to conduct an inspection of the Leased Property to determine the existence or presence of Hazardous Substances on or about the Leased Property. Landlord shall have the right to enter and inspect the Leased Property, conduct any testing, sampling and analyses it deems necessary and shall have the right to inspect materials brought into the Leased Property. Landlord may, in its discretion, retain such experts to conduct the inspection, perform the tests referred to herein, and to prepare a written report in connection therewith. All reasonable costs and expenses incurred by Landlord under this Section 32.5 shall be paid on demand as Additional Charges by Tenant to Landlord. Failure to conduct an environmental inspection or to detect unfavorable conditions if such inspection is conducted shall in no fashion be intended as a release of any liability for environmental conditions subsequently determined to be associated with or to have occurred during Tenant’s tenancy. Tenant shall remain liable for any environmental condition related to or having occurred during its tenancy regardless of when such conditions are discovered and regardless of whether or not Landlord conducts an environmental inspection at the termination of this Master Lease. The obligations set forth in this Article XXXII shall survive the expiration or earlier termination of this Master Lease.

ARTICLE XXXIII

33.1 Memorandum of Lease. Landlord and Tenant shall enter into one or more short form memoranda of this Master Lease, in form suitable for recording in each county or other applicable location in which the Leased Property is located. Tenant shall pay all costs and expenses of recording any such memorandum and shall fully cooperate with Landlord in removing from record any such memorandum upon the expiration or earlier termination of the Term with respect to the applicable Facility.

33.2 Tenant Financing. If, in connection with granting any Permitted Leasehold Mortgage or entering into a Debt Agreement, Tenant shall reasonably request (A) reasonable cooperation from Landlord, Landlord shall provide the same at no cost or expense to Landlord, it being understood and agreed that Tenant shall be required to reimburse Landlord for all such costs and expenses so incurred by Landlord, including, but not limited to, its reasonable attorneys’ fees, or (B) reasonable amendments or modifications to this Master Lease as a condition thereto, Landlord hereby agrees to execute and deliver the same so long as any such amendments or modifications do not (i) increase Landlord’s monetary obligations under this Master Lease, (ii) adversely increase Landlord’s non-monetary obligations under this Master Lease in any material respect, (iii) diminish Landlord’s rights under this Master Lease in any material respect, (iv) adversely impact the value of the Leased Property or (v) adversely impact Landlord’s (or any Affiliate of Landlord’s) tax treatment or position.

ARTICLE XXXIV

34.1 Expert Valuation Process.

(a) In the event that the opinion of an “Expert” is required under this Master Lease and Landlord and Tenant have not been able to reach agreement on such Person after at least ten (10) days of good faith negotiations, then either party shall each have the right to seek appointment of the Expert by the “Appointing Authority,” as defined below, by writing to the Appointing Authority and asking it to serve as the Appointing Authority and appoint the Expert. The Appointing Authority shall appoint an Expert who is independent of the parties and has at least ten (10) years of experience valuing commercial real estate and/or in leasing or other matters, as applicable with respect to any of the matters to be determined by the Expert.

(b) The “Appointing Authority” shall be (i) the Institute for Conflict Prevention and Resolution (also known as, and shall be defined herein as, the “CPR Institute”), unless it is unable to serve, in which case the Appointing Authority shall be (ii) the American Arbitration Association (“AAA”) under its Arbitrator Select Program for non-administered arbitrations or whatever AAA process is in effect at the time for the appointment of arbitrators in cases not administered by the AAA, unless it is unable to serve, in which case (iii) the parties shall have the right to apply to any court of competent jurisdiction to appoint an Appointing Authority or an Expert in accordance with the court’s power to appoint arbitrators. The CPR Institute and the AAA shall each be considered unable to serve if it no longer exists, or if it no longer provides neutral appointment services, or if it does not confirm (in form or substance) that it will serve as the Appointing Authority within thirty (30) days after receiving a written request from either Landlord or Tenant to serve as the Appointing Authority, or if, despite agreeing to serve as the Appointing Authority, it does not confirm its Expert appointment within sixty (60) after receiving such written request. The Appointing Authority’s appointment of the Expert shall be final and binding upon the parties. The Appointing Authority shall have no power or authority except to appoint the Expert, and no rules of the Appointing Authority shall be applied to the valuation or other determination of the Expert other than the rules necessary for the appointment of the Expert.

(c) Once the Expert is finally selected, either by agreement of the parties or by confirmation to the parties from the Appointing Authority, the Expert will determine the matter in question, by proceeding as follows:

In the case of an Expert required for any other purpose, including without limitation under Section 13.2 and Section 36.2(a) hereof, each of Landlord and Tenant shall have a period of ten (10) days to submit to the Expert its position as to the Maximum Foreseeable Loss, as to the replacement cost of the Facilities as of the date of the expiration of this Master Lease and as to the appropriate per annum yield for leases between owners and operators of Gaming Facilities at the time in question (or as to any other matter to be resolved by an Expert hereunder), as the case may be, and any materials each of Landlord and Tenant wishes the Expert to consider when determining such Maximum Foreseeable Loss, replacement cost of the Facilities and the appropriate per annum yield for leases between owners and operators of Gaming Facilities (or as to any other matter to be resolved by an Expert hereunder), and the Expert will then make the relevant determination, by a “baseball arbitration” proceeding with the Expert limited to awarding only one or the other of the two positions submitted (and not any position in between or other compromise or ruling not consistent with one of the two positions submitted, except that in the case of a determination in respect of a dispute under Section 36.2(a), the Expert in its discretion may choose the position of one party with respect to the replacement cost of the Facilities as of the date of the expiration of this Master Lease and the position of the other party with respect to the appropriate per annum yield for leases between owners and operators of Gaming Facilities at the time in question), which shall then be binding on the parties hereto.

The Expert, in his or her sole discretion, shall consider any and all materials that he or she deems relevant, except that there shall be no live hearings and the parties shall not be permitted to take discovery. The Expert may submit written questions or information requests to the parties, and the parties may respond with written materials within a time frame agreed by the parties or, absent agreement by the parties, set by the Expert.

(d) All communications between a party and either the Appointing Authority or the Expert shall also be copied to the other party. The parties shall cooperate in good faith to facilitate the valuation or other determination by the Expert.

(e) The costs of any Appointing Authority or Expert engaged with respect to any issue under Section 34.1(c) of this Master Lease shall be borne by the party against whom the Expert rules on such issue. If Landlord pays such Expert or Appointing Authority and is the prevailing party, such costs shall be Additional Charges hereunder and if Tenant pays such Expert or Appointing Authority and is the prevailing party, such costs shall be a credit against the next Rent payment hereunder.

ARTICLE XXXV

35.1 Notices. Any notice, request or other communication to be given by any party hereunder shall be in writing and shall be sent by registered or certified mail, postage prepaid and return receipt requested, by hand delivery or express courier service, by facsimile transmission or by an overnight express service to the following address:

To Tenant:	PNK (Ohio), LLC c/o Boyd Gaming Corporation 3883 Howard Hughes Parkway Ninth Floor Las Vegas, NV 89169 Attention: General Counsel Facsimile: (702) 792-7335

With a copy to: (that shall not constitute notice)	Morrison & Foerster LLP 707 Wilshire Boulevard Los Angeles, California 90017 Attention: Thomas R. Fileti, Esq. Facsimile: (213) 892-5454

To Landlord:	Boyd (Ohio) PropCo, LLC c/o Boyd Gaming Corporation 3883 Howard Hughes Parkway Ninth Floor Las Vegas, NV 89169 Attention: General Counsel Facsimile: (702) 792-7335

And with copy to (which shall not constitute notice):	Morrison & Foerster LLP 707 Wilshire Boulevard Los Angeles, California 90017 Attention: Thomas R. Fileti, Esq. Facsimile: (213) 892-5454

or to such other address as either party may hereafter designate. Notice shall be deemed to have been given on the date of delivery if such delivery is made on a Business Day, or if not, on the first Business Day after delivery. If delivery is refused, Notice shall be deemed to have been given on the date delivery was first attempted. Notice sent by facsimile transmission shall be deemed given upon confirmation that such Notice was received at the number specified above or in a Notice to the sender.

35.2 Deemed Approval Period with respect to certain Items Requiring Consent. Any request for consent to or approval of any plan, document, transaction, action, election, notification or similar matter (each, an “Item Requiring Consent”) set forth in this Master Lease that requires the consent or approval of Landlord or Tenant, as applicable, and expressly provides the non-consenting or approving party with a deemed approval right under this Section 35.2 shall be subject to the terms set forth in this Section 35.2. Tenant or Landlord, as the case may be (the “Requesting Party”) shall submit its request for such approval through a written notice in accordance with this Agreement and shall deliver a copy thereof, together with a request for consent to the GLPI Facility Mortgagee, concurrently therewith to the GLPI Facility Mortgagee in accordance with Section 5.4 of the GLPI Facility Mortgage. Landlord and Tenant hereby acknowledge and agree that any request for consent (or any subsequent request required hereunder) shall not be effective for purposes of this Section 35.2 unless and until a copy of such request (or any subsequent request) has been sent to the GLPI Facility Mortgage. That notice shall include a reasonably detailed description of the applicable Item Requiring Consent, a copy of all material documents reflecting the terms and conditions of the applicable Item Requiring Consent, including all documentation required to be delivered under this Master Lease in connection with such request, and any additional information or documentation relating to the Item Requiring Consent as may be reasonably available to the Requesting Party and that is reasonably necessary to evaluation of the applicable Item Requiring Consent.

In the case of the Requesting Party’s request to Landlord or Tenant, such request shall include in bold lettering the following statement: “[LANDLORD’S/TENANT’S] RESPONSE IS REQUESTED WITHIN TEN (10) BUSINESS DAYS OF RECEIPT OF THIS NOTICE PURSUANT TO THE TERMS OF THE MASTER LEASE BETWEEN THE UNDERSIGNED TENANT AND LANDLORD.” If Landlord or Tenant, as the case may be (the “Responding Party”), does not respond to that request within ten (10) Business Days following its receipt thereof (which response may consist of, among other things, a request for additional information reasonably available to the Requesting Party or a qualified approval of the Item Requiring Consent subject to the satisfaction of specified reasonable conditions), the Requesting Party may send an additional written request to the Responding Party with respect to the Item Requiring Consent which shall include in bold lettering the following statement: “[LANDLORD’S/TENANT’S] RESPONSE IS REQUESTED WITHIN FIVE (5) BUSINESS DAYS OF RECEIPT OF THIS NOTICE PURSUANT TO THE TERMS OF THE MASTER LEASE BETWEEN THE UNDERSIGNED TENANT AND LANDLORD. FAILURE TO RESPOND TO THIS REQUEST WITHIN FIVE (5) BUSINESS DAYS WILL RESULT IN THE DEEMED APPROVAL OF THE REQUEST.” If the Responding Party does not respond to that second request within five (5) Business Days following its receipt thereof, then the Responding Party shall be deemed to have approved the applicable Item Requiring Consent as of the end of such five (5) Business Day Period. Such period, with respect to the applicable Item Requiring Consent, is sometimes referred to herein as the “Deemed Approval Period.” The request for consent given hereunder to the GLPI Facility Mortgagee shall comply with the requirements set forth in Section 5.4 of the GLPI Facility Mortgage in order for such request to be deemed effective.

ARTICLE XXXVI

36.1 Transfer of Tenant’s Property and Operational Control of the Facilities. Upon the written request (an “End of Term Gaming Asset Transfer Notice”) of Landlord either immediately prior to or in connection with the expiration or earlier termination of the Term, or of Tenant in connection with a termination of this Master Lease that occurs (i) either on the last date of the Initial Term or the last date of any Renewal Term, or (ii) in the event Landlord exercises its right to terminate this Master Lease or repossess the Leased Property in accordance with the terms of this Master Lease and, provided that, in each of the foregoing clauses (i) or (ii), Tenant complies with the provisions of Section 36.3, Tenant shall transfer (or cause to be transferred) upon the expiration of the Term, or as soon thereafter as Landlord shall request, the business operations conducted by Tenant and its Subsidiaries at the Facilities (including, for the avoidance of doubt, all Tenant’s Property relating to each of the Facilities other than tradenames and trademarks, but including all customer lists and all other Facility specific information and assets) to a successor lessee or operator (or lessees or operators) of the Facilities (collectively, the “Successor Tenant”) designated pursuant to Section 36.2 for consideration to be received by Tenant (or its Subsidiaries) from the Successor Tenant in an amount equal to the fair market value of such business operations conducted at the Facilities and Tenant’s Property (including any Tenant Capital Improvements not funded by Landlord in accordance with Section 10.3) (the “Gaming Assets FMV”) as negotiated and agreed by Tenant and the Successor Tenant; provided, however, that in the event an End of Term Gaming Asset Transfer Notice is delivered hereunder, then notwithstanding the expiration or earlier termination of the Term, until such time that Tenant transfers the business operations conducted at the Facilities and Tenant’s Property to a Successor Tenant, Tenant shall (or shall cause its Subsidiaries to) continue to (and Landlord shall permit Tenant to maintain possession of the Leased Property to the extent necessary to) operate the Facilities in accordance with the applicable terms of this Master Lease and the course and manner in which Tenant (or its Subsidiaries) has operated the Facilities prior to the end of the Term (including, but not limited to, the payment of Rent hereunder).

If Tenant and a potential Successor Tenant designated by Landlord cannot agree on the Gaming Assets FMV within a reasonable time not to exceed thirty (30) days after receipt of an End of Term Gaming Asset Transfer Notice hereunder, then such Gaming Assets FMV shall be determined, and Tenant’s transfer of Tenant’s Property to a Successor Tenant in consideration for a payment in such amount shall be determined and transferred, in accordance with the provisions of Section 36.2.

36.2 Determination of Successor Lessee and Gaming Assets FMV.

If not effected pursuant to Section 36.1, then the determination of the Gaming Assets FMV and the transfer of Tenant’s Property to a Successor Tenant in consideration for the Gaming Assets FMV shall be effected by (i) first, determining in accordance with Section 36.2(a) the rent that Landlord would be entitled to receive from Successor Tenant assuming a lease term of ten (10) years (the “Successor Tenant Rent”) pursuant to a lease agreement containing substantially the same terms and conditions of this Master Lease (other than, in the case of a new lease at the end of the final Renewal Term, the terms of this Article XXXVI, which will not be included in such new lease), (ii) second, identifying and designating in accordance with the terms of Section 36.2(b), a pool of qualified potential Successor Tenants (each, a “Qualified Successor Tenant”) prepared to lease the Facilities at the Successor Tenant Rent and to bid for the business operations (which will include a two (2) year transition license for tradenames and trademarks used at the Facilities) conducted at the Facilities and Tenant’s Property, and (iii) third, in accordance with the terms of Section 36.2(c), determining the highest price a Qualified Successor Tenant would agree to pay for Tenant’s Property and setting such highest price as the Gaming Assets FMV in exchange for which Tenant shall be required to transfer Tenant’s Property and Landlord will enter into a lease with such Qualified Successor Tenant on substantially the same terms and conditions of this Master Lease (other than, in the case of a new lease at the end of the final Renewal Term, the terms of this Article XXXVI, which will not be included in such new lease) through the remaining term of this Master Lease (assuming that this Master Lease will not have terminated prior to its natural expiration at the end of the final Renewal Term) or ten (10) years, whichever is greater for a rent calculated pursuant to Section 36.2(a) hereof. Notwithstanding anything in the contrary in this Article XXXVI, the transfer of Tenant’s Property will be conditioned upon the Successor Tenant obtaining the Gaming Licenses or the approval of the applicable regulatory agencies of the transfer of the Gaming Licenses and any other gaming assets to the Successor Tenant and/or the issuance of new gaming licenses as required by applicable Gaming Regulations and the relevant regulatory agencies both with respect to operating and suitability criteria, as the case may be.

(a) Determining Successor Tenant Rent. Landlord and Tenant shall first attempt to agree on the amount of Successor Tenant Rent that it will be assumed Landlord will be entitled to receive for a term of ten (10) years and pursuant to a lease containing substantially the same terms and conditions of this Master Lease (other than, in the case of a new lease at the end of the final Renewal Term, the terms of this Article XXXVI, which will not be included in such new lease). If Landlord and Tenant cannot agree on the Successor Tenant Rent amount within a reasonable time not to exceed sixty (60) days after receipt of an End of Term Gaming Asset Transfer Notice hereunder, then the Successor Tenant Rent shall be set as follows:

(i) for the period preceding the last day of the calendar month in which the thirty-fifth (35th) anniversary of the Commencement Date occurs, then the annual Successor Tenant Rent shall be an amount equal to the annual Rent that would have accrued under the terms of this Master Lease for such period (assuming this Master Lease will have not been terminated prior to its natural expiration); and

(ii) for the period following the last day of the calendar month in which the thirty-fifth (35th) anniversary of the Commencement Date occurs, then the Successor Tenant Rent shall be calculated in the same manner as Rent is calculated under this Master Lease.

(b) Designating Potential Successor Tenants. Landlord will select one and Tenant will select three additional (for a total of up to four) potential Qualified Successor Tenants prepared to lease the Facilities for the Successor Tenant Rent, each of whom must meet the criteria established for a Discretionary Transferee (and none of whom may be Tenant or an Affiliate of Tenant (it being understood and agreed that there shall be no restriction on Landlord or any Affiliate of Landlord from being a potential Qualified Successor Tenant), except in the case of termination of this Master Lease on the last day of the calendar month in which the thirty fifth (35th) anniversary of the Commencement Date occurs). Landlord and Tenant must designate their proposed Qualified Successor Tenants within ninety (90) days after receipt of an End of Term Gaming Asset Transfer Notice hereunder. In the event that Landlord or Tenant fails to designate such party’s allotted number of potential Qualified Successor Tenants, the other party may designate additional potential Qualified Successor Tenants such that the total number of potential Qualified Successor Tenants does not exceed four; provided that, in the event the total number of potential Qualified Successor Tenants is less than four, the transfer process will still proceed as set forth in Section 36.2(c) below.

(c) Determining Gaming Assets FMV. Tenant will have a three (3) month period to negotiate an acceptable sales price for Tenant’s Property with one of the Qualified Successor Tenants, which three (3) month period will commence immediately upon the conclusion of the steps set forth above in Section 36.2(b). If Tenant does not reach an agreement prior to the end of such three (3) month period, Landlord shall conduct an auction for Tenant’s Property among the four potential successor lessees, and Tenant will be required to transfer Tenant’s Property to the highest bidder.

36.3 Operation Transfer. Upon designation of a Successor Tenant (pursuant to either Section 36.1 or 36.2, as the case may be), Tenant shall reasonably cooperate and take all actions reasonably necessary (including providing all reasonable assistance to Successor Tenant) to effectuate the transfer of operational control of the Facilities to Successor Tenant in an orderly manner so as to minimize to the maximum extent possible any disruption to the continued orderly operation of the Facilities for its Primary Intended Use. Notwithstanding the expiration or earlier termination of the Term and anything to the contrary herein, unless Landlord consents to the contrary, until such time that Tenant transfers Tenant’s Property and operational control of the Facilities to a Successor Tenant in accordance with the provisions of this Article XXXVI, Tenant shall (or shall cause its Subsidiaries to) continue to (and Landlord shall permit Tenant to maintain possession of the Leased Property to the extent necessary to) operate the Facilities in accordance with the applicable terms of this Master Lease and the course and manner in which Tenant (or its Subsidiaries) has operated the Facilities prior to the end of the Term (including, but not limited to, the payment of Rent hereunder). Concurrently with the transfer of Tenant’s Property to Successor Tenant, Landlord and Successor Tenant shall execute a new master lease in accordance with the terms as set forth in the final clause of the first sentence of Section 36.2 hereof.

ARTICLE XXXVII

37.1 Attorneys’ Fees. If Landlord or Tenant brings an action or other proceeding against the other to enforce or interpret any of the terms, covenants or conditions hereof or any instrument executed pursuant to this Master Lease, or by reason of any breach or default hereunder or thereunder, the party prevailing in any such action or proceeding and any appeal thereupon shall be paid all of its costs and reasonable outside attorneys’ fees incurred therein. In addition to the foregoing and other provisions of this Master Lease that specifically require Tenant to reimburse, pay or indemnify against Landlord’s attorneys’ fees, Tenant shall pay, as Additional Charges, all of Landlord’s reasonable outside attorneys’ fees incurred in connection with the enforcement of this Master Lease (except to the extent provided above), including reasonable attorneys’ fees incurred in connection with the review, negotiation or documentation of any subletting, assignment, or management arrangement or any consent requested in connection therewith, and the collection of past due Rent.

ARTICLE XXXVIII

38.1 Brokers. Tenant warrants that it has not had any contact or dealings with any Person or real estate broker which would give rise to the payment of any fee or brokerage commission in connection with this Master Lease, and Tenant shall indemnify, protect, hold harmless and defend Landlord from and against any liability with respect to any fee or brokerage commission arising out of any act or omission of Tenant. Landlord warrants that it has not had any contact or dealings with any Person or real estate broker which would give rise to the payment of any fee or brokerage commission in connection with this Master Lease, and Landlord shall indemnify, protect, hold harmless and defend Tenant from and against any liability with respect to any fee or brokerage commission arising out of any act or omission of Landlord.

ARTICLE XXXIX

39.1 Anti-Terrorism Representations. Tenant hereby represents and warrants that neither Tenant, nor, to the knowledge of Tenant, any persons or entities holding any legal or beneficial interest whatsoever in Tenant, are (i) the target of any sanctions program that is established by Executive Order of the President or published by the Office of Foreign Assets Control, U.S. Department of the Treasury (“OFAC”); (ii) designated by the President or OFAC pursuant to the Trading with the Enemy Act, 50 U.S.C. App. § 5, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701-06, the Patriot Act, Public Law 107-56, Executive Order 13224 (September 23, 2001) or any Executive Order of the President issued pursuant to such statutes; or (iii) named on the following list that is published by OFAC: “List of Specially Designated Nationals and Blocked Persons” (collectively, “Prohibited Persons”). Tenant hereby represents and warrants to Landlord that no funds tendered to Landlord by Tenant under the terms of this Master Lease are or will be directly or indirectly derived from activities that may contravene U.S. federal, state or international laws and regulations, including anti-money laundering laws. If the foregoing representations are untrue at any time during the Term and Landlord suffers actual damages as a result thereof, an Event of Default will be deemed to have occurred, without the necessity of notice to Tenant.

Tenant will not during the Term of this Master Lease knowingly engage in any transactions or dealings, or knowingly be otherwise associated with, any Prohibited Persons in connection with the use or occupancy of the Leased Property. A breach of the representations contained in this Section 39.1 by Tenant as a result of which Landlord suffers actual damages shall constitute a material breach of this Master Lease and shall entitle Landlord to any and all remedies available hereunder, or at law or in equity.

ARTICLE XL

40.1 [Intentionally Omitted]

ARTICLE XLI

41.1 Survival. Anything contained in this Master Lease to the contrary notwithstanding, all claims against, and liabilities and indemnities of Tenant or Landlord arising prior to the expiration or earlier termination of the Term shall survive such expiration or termination.

41.2 Severability. If any term or provision of this Master Lease or any application thereof shall be held invalid or unenforceable, the remainder of this Master Lease and any other application of such term or provision shall not be affected thereby.

41.3 Non-Recourse. Tenant specifically agrees to look solely to the Leased Property for recovery of any judgment from Landlord (and Landlord’s liability hereunder shall be limited solely to its interest in the Leased Property, and no recourse under or in respect of this Master Lease shall be had against any other assets of Landlord whatsoever). It is specifically agreed that no constituent partner in Landlord or officer or employee of Landlord shall ever be personally liable for any such judgment or for the payment of any monetary obligation to Tenant. The provisions contained in the foregoing sentences are not intended to, and shall not, limit any right that Tenant might otherwise have to obtain injunctive relief against Landlord, or any action not involving the personal liability of Landlord. Furthermore, except as otherwise expressly provided herein, in no event shall Landlord ever be liable to Tenant for any indirect or consequential damages suffered by Tenant from whatever cause.

41.4 Successors and Assigns. This Master Lease shall be binding upon Landlord and its successors and assigns and, subject to the provisions of Article XXII, upon Tenant and its successors and assigns.

41.5 Governing Law. THIS MASTER LEASE WAS NEGOTIATED IN THE STATE OF OHIO, WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION EMBODIED HEREBY. ACCORDINGLY, IN ALL RESPECTS THIS MASTER LEASE (AND ANY AGREEMENT FORMED PURSUANT TO THE TERMS HEREOF) SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF OHIO (WITHOUT REGARD TO PRINCIPLES OR CONFLICTS OF LAW) AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA, EXCEPT THAT ALL PROVISIONS HEREOF RELATING TO THE CREATION OF THE LEASEHOLD ESTATE AND ALL REMEDIES SET FORTH IN ARTICLE XVI RELATING TO RECOVERY OF POSSESSION OF THE LEASED PROPERTY OF ANY FACILITY (SUCH AS AN ACTION FOR UNLAWFUL DETAINER, IN REM ACTION OR OTHER SIMILAR ACTION) SHALL BE CONSTRUED AND ENFORCED ACCORDING TO, AND GOVERNED BY, THE LAWS OF THE STATE IN WHICH THE LEASED PROPERTY IS LOCATED.

41.6 Waiver of Trial by Jury. EACH OF LANDLORD AND TENANT ACKNOWLEDGES THAT IT HAS HAD THE ADVICE OF COUNSEL OF ITS CHOICE WITH RESPECT TO ITS RIGHTS TO TRIAL BY JURY UNDER THE CONSTITUTION OF THE UNITED STATES AND THE STATE. EACH OF LANDLORD AND TENANT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (i) ARISING UNDER THIS MASTER LEASE (OR ANY AGREEMENT FORMED PURSUANT TO THE TERMS HEREOF) OR (ii) IN ANY MANNER CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF LANDLORD AND TENANT WITH RESPECT TO THIS MASTER LEASE (OR ANY AGREEMENT FORMED PURSUANT TO THE TERMS HEREOF) OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREINAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE; EACH OF LANDLORD AND TENANT HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY A COURT TRIAL WITHOUT A JURY, AND THAT EITHER PARTY MAY FILE A COPY OF THIS SECTION WITH ANY COURT AS CONCLUSIVE EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

41.7 Entire Agreement. This Master Lease and the Exhibits and Schedules hereto constitute the entire and final agreement of the parties with respect to the subject matter hereof, and may not be changed or modified except by an agreement in writing signed by the parties and, with respect to the provisions set forth in Section 40.1, no such change or modification shall be effective without the explicit reference to such section by number and paragraph. Landlord and Tenant hereby agree that all prior or contemporaneous oral understandings, agreements or negotiations relative to the leasing of the Leased Property are merged into and revoked by this Master Lease. Notwithstanding anything contained in this Master Lease to the contrary, Landlord and Tenant hereby acknowledge and agree that for so long as any of the Secured Obligations remain outstanding under the GLPI Facility Mortgage, any and all amendments, modifications or other changes to this Master Lease shall require the prior written consent of the GLPI Facility Mortgagee, which may be withheld in the GLPI Facility Mortgagee’s sole discretion.

41.8 Headings. All titles and headings to sections, subsections, paragraphs or other divisions of this Master Lease are only for the convenience of the parties and shall not be construed to have any effect or meaning with respect to the other contents of such sections, subsections, paragraphs or other divisions, such other content being controlling as to the agreement among the parties hereto.

41.9 Counterparts. This Master Lease may be executed in any number of counterparts, each of which shall be a valid and binding original, but all of which together shall constitute one and the same instrument.

41.10 Interpretation. Both Landlord and Tenant have been represented by counsel and this Master Lease and every provision hereof has been freely and fairly negotiated. Consequently, all provisions of this Master Lease shall be interpreted according to their fair meaning and shall not be strictly construed against any party.

41.11 Time of Essence. TIME IS OF THE ESSENCE OF THIS MASTER LEASE AND EACH PROVISION HEREOF IN WHICH TIME OF PERFORMANCE IS ESTABLISHED.

41.12 Further Assurances. The parties agree to promptly sign all documents reasonably requested to give effect to the provisions of this Master Lease. In addition, Landlord agrees to, at Tenant’s sole cost and expense, reasonably cooperate with all applicable gaming authorities in connection with the administration of their regulatory jurisdiction over Tenant’s Parent, Tenant and its Subsidiaries, including the provision of such documents and other information as may be requested by such gaming authorities relating to Tenant or any of its Subsidiaries or to this Master Lease and which are within Landlord’s reasonable control to obtain and provide.

41.13 Gaming Regulations.  Notwithstanding anything to the contrary in this Master Lease, this Master Lease and any agreement formed pursuant to the terms hereof are subject to: (i) the Gaming Regulations; and (ii) the laws involving the sale, distribution and possession of alcoholic beverages (the “Liquor Laws”). Without limiting the foregoing, each of Tenant, Landlord, and each of Tenant’s or Landlord’s successors and assigns acknowledges that (i) it is subject to being called forward by (a) the gaming authority or (b) any governmental authority enforcing the Liquor Laws (the “Liquor Authority”), in each of their discretion, for licensing or a finding of suitability or to file or provide other information, and (ii) all rights, remedies and powers under this Master Lease and any agreement formed pursuant to the terms hereof, including with respect to the entry into and ownership and operation of the Gaming Facilities, and the possession or control of gaming equipment, alcoholic beverages or a gaming or liquor license, may be exercised only to the extent that the exercise thereof does not violate any applicable provisions of the Gaming Regulations and Liquor Laws and only to the extent that required approvals (including prior approvals) are obtained from the requisite governmental authorities.

(b) Notwithstanding anything to the contrary in this Master Lease or any agreement formed pursuant to the terms hereof, each of Tenant, Landlord, and each of Tenant’s or Landlord’s successors and assigns agrees to cooperate with each gaming authority and each Liquor Authority in connection with the administration of their regulatory jurisdiction over the parties hereto, including, without limitation, the provision of such documents or other information as may be requested by any such gaming authorities and/or Liquor Authorities relating to Tenant, Landlord, Tenant’s or Landlord’s successors and assigns or to this Master Lease or any agreement formed pursuant to the terms hereof.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, this Master Lease has been executed by Landlord and Tenant as of the date first written above.

LANDLORD:

BOYD (OHIO) PROPCO, LLC

a Delaware limited liability company

By Boyd TCIV, LLC,

a Nevada limited liability company,

its Managing Member

By Boyd Gaming Corporation,

a Nevada corporation,

its Managing Member

By:_/s/ Brian A. Larson______________________

Name: Brian A. Larson

Its: Executive Vice President, Secretary and General Counsel

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TENANT:

PNK (OHIO), LLC,

an Ohio limited liability company

By Boyd TCIV, LLC,

a Nevada limited liability company,

its Managing Member

By Boyd Gaming Corporation,

a Nevada corporation,

its Managing Member

By:_/s/ Brian A. Larson______________________

Name: Brian A. Larson

Its: Executive Vice President, Secretary and General Counsel

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